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S&W SEED COMPANY INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 12, 2010

Registration No. 333-164588

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

S&W SEED COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0139 (Primary Standard Industrial Classification Code Number)	27-1275784 (IRS Employer Identification No.)

25552 South Butte Avenue
Five Points, CA 93624
(559) 884-2535
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

25552 South Butte Avenue
Five Points, CA 93624
(559) 884-2535
(Name, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Debra K. Weiner Wickersham & Murphy, P.C. 430 Cambridge Avenue, Suite 100 Palo Alto, CA 94306 (650) 323-6400	Mark A. von Bergen Jason H. Barker Holland & Knight LLP 2300 U.S. Bancorp Tower 111 SW Fifth Avenue Portland, Oregon 97204 (503) 243-2300

Approximate Date of Commencement of the Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 12, 2010

PROSPECTUS

1,360,000 UNITS

Each unit consisting of two shares of common stock,
one Class A warrant and one Class B warrant

        This is an initial public offering of units of S&W Seed Company. Each unit consists of two shares of common stock, one redeemable Class A warrant and one redeemable Class B warrant. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price of $      [65% of the initial public offering price of the unit]. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price of $      [100% of the initial public offering price of the unit]. The Class A warrants and Class B warrants are exercisable at any time after they become separately tradable until their expiration on the fifth anniversary of the date of this prospectus. The Class A warrants and Class B warrants will be redeemable at our option for $0.25 upon 30 days' prior written notice beginning six months after the offering, provided certain conditions are met. The Class A warrants will be redeemable provided that our common stock has closed at a price at least equal to $      [80% of the initial public offering price of the units] for at least five consecutive trading days. The Class B warrants will be redeemable on the same terms, provided our common stock has closed at a price at least equal to $      [125% of the initial public offering price of the units] for five consecutive trading days. The common stock, Class A warrants and Class B warrants will trade only as part of a unit for 45 days following the date of this prospectus, unless the representative of the underwriters determines that an earlier date is acceptable, after which the common stock and the warrants will trade separately, and we will delist the units.

        Prior to this offering, there has been no public market for our units, common stock, Class A warrants or Class B warrants. We anticipate that the initial public offering price of our units will be between $11.00 and $12.00 per unit. We have filed an application to list the units, common stock, Class A warrants and Class B warrants on the NASDAQ Capital Market under the symbols "SANWU," "SANW," "SANWW" and "SANWZ," respectively.

        Investing in these units involves significant risks. See "Risk Factors" beginning on page 11 for factors you should consider before buying our securities.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Total

Initial public offering price	$	$

Underwriting discount(1)	$	$

Proceeds to us, before expenses	$	$

(1)
For a description of the compensation to be received by the underwriters in addition to the underwriting discount, see "Underwriting," beginning on page 79.

        To the extent the underwriters sell more than 1,360,000 units, the underwriters have the option to purchase up to an additional 204,000 units at the initial public offering price, less the underwriting discount, for up to 45 days from the date of this prospectus.

        We have also agreed to pay Paulson Investment Company, Inc., the representative of the underwriters of this offering, a non-accountable expense allowance equal to 3% of the total public offering price for the units offered by this prospectus and to issue to Paulson a warrant to purchase 136,000 units identical to the units offered by this prospectus, having an exercise price per unit equal to 120% of the unit public offering price.

Paulson Investment Company, Inc.	Feltl and Company

The date of this Prospectus is                        , 2010.

S&W Facility at Five Points, California

S&W
SEED COMPANY
9720

SW 9720, one of S&W's highest salt tolerant alfalfa seed varieties, is shown being grown in high salinity soil approximating 60% the salinity of ocean sea water.

EXTREMELY SALT TOLERANT
SW9720

Product in Export Packaging

        Until                        , 2010 (25 days after the commencement of this offering), all dealers that buy, sell or trade our units, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

        The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our units are sold.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before purchasing our units. Therefore, you should read the prospectus in its entirety, including the risk factors and the financial statements and related footnotes appearing elsewhere in this prospectus. References to "we," "us," "our," "S&W Seed" or "the company" generally refer to S&W Seed Company, a Delaware corporation, our predecessor entity, S&W Seed Company, a California general partnership, and our wholly owned subsidiaries, Seed Holding, LLC, a Nevada limited liability company, and Stevia California, LLC, a California limited liability company.

 Our Company

        Since beginning operations in 1980, we have been principally engaged in breeding, contracting to grow, processing and selling agricultural commodities, which primarily include alfalfa seed and, to a lesser extent, wheat. We own a 40-acre seed cleaning and processing facility in Five Points, California that we have operated since our inception. Our products are grown for us by farmers in the San Joaquin Valley of California, most of whom have grown for us for multiple generations. Although sale of our proprietary alfalfa seed varieties has been a mainstay of our business for decades, we have in the past derived material revenue from processing wheat and other small grains, which business we continue to pursue on a limited scale. In fiscal 2010, we also implemented the first steps of a pilot program to produce and sell stevia leaf, the source of an all natural, non-caloric sweetener.

        Our Five Points property encompasses a total of 40 acres, of which 35 acres are in reserve for future development and five acres are paved concrete on which is situated a large complex of permanent structures and three seed-processing lines. We estimate that the replacement cost of our facility would be approximately $12 million. This centrally located facility currently operates at a small percentage of its rated capacity, providing significant growth potential at minimal additional cost. Additionally, we plan to capitalize on our facilities and location by more aggressively marketing our seed cleaning and processing services for producers of alfalfa seed, wheat and barley and, potentially, for processing of stevia leaf.

        We have contracted for approximately 3,280 acres of farmland for alfalfa seed production to provide the seed we will process and sell in the summer and fall of 2010. Several of our growers have indicated their willingness to increase the acreage they devote to alfalfa seed production, or possibly the production of other crops as we expand our business. Because of our reputation and long-standing presence in the San Joaquin Valley community, we regularly receive inquiries from potential growers, and we believe we could add more farmers to our base, as needed.

  Alfalfa Seed Production

        One of the biggest challenges of the 21st century will be to expand agricultural production to meet the food and nutritional demands of the world's growing population in the face of a worldwide decline in arable land and fresh water resources. We address this need by breeding high-yielding alfalfa seed that is tolerant to inferior, saline soils, thereby allowing farmers to farm marginal soils with inferior water quality as productively as they do superior soils.

        Alfalfa seed is used for growing animal feed, known as "forage," which is essential for dairy and beef cattle, horses and other livestock. We specialize in developing proprietary alfalfa seed varieties that are suited to warmer climates and produce high yields of superior quality alfalfa hay. Although our non-dormant seed varieties are not well suited to colder environments where freezing conditions are common, because of the highly advantageous characteristics of our varieties for hot climates, approximately 50% of our alfalfa seed is sold to end users in Saudi Arabia, Morocco and countries in Latin America.

        Our "flagship" salt tolerant variety, SW 9720, was rated No. 1 out of 44 top alfalfa varieties as of the end of the 2008 season in yield per acre tests conducted by the University of California at Davis ("UC Davis"). During the fall of 2009, we entered into agreements with certain of our growers to produce our recently introduced seed variety, SW 9215, in quantity. SW 9215, a seed variety that evolved from our popular SW 9720, is more salt tolerant than SW 9720 while producing equal or better yields. Also in the fall of 2009, we arranged to produce a new, high-yielding, highly-salt tolerant alfalfa seed that is an "8" dormancy variety. We are not aware of any other "8" dormancy salt tolerant alfalfa seed on the market. If certified by the California Crop Improvement Association at U.C. Davis on the time schedule we currently anticipate, this variety will be available for sale for the first time during the 2010 sales season, which falls primarily during our first and second fiscal quarters (the summer and fall of 2010).

        Many years are needed to create, test and build a market for seed products, and we have used the past almost 30 years to breed and build awareness of the seed varieties we market and sell. Accordingly, we believe we enjoy barriers to entry because of the long length of time required to develop competitive alfalfa seed varieties. Historically, we have not employed genetic engineering in the development of our seed varieties, which permits us to sell our products throughout the world. Europe, the Middle East, the U.S. and certain other parts of the world do not permit the use of genetically modified organism ("GMO") alfalfa, although we believe this position may change in the U.S. in the near future. Therefore, we are investigating what actions we would be required to take if we were to decide to add GMO alfalfa varieties to our product offerings when it becomes legal to do so in the U.S.

        In fiscal 2009, we earned revenue of $4,947,105 and income from operations of $466,413. Because of the highly seasonal nature of our business, a large percentage of our sales take place in the first and second fiscal quarters. Our revenue and income from operations for the first two quarters of fiscal 2010 were $4,661,198 and $974,411, respectively.

  Stevia California, LLC

        Our wholly-owned subsidiary, Stevia California, LLC, was formed in October 2009 to capitalize on the recent deregulation by the Food & Drug Administration (the "FDA") of certain stevia plant derivatives. Stevia is the source of a completely natural, non-caloric sweetener with a long history of use in Japan and other countries. Until recently, stevia was categorized as a dietary supplement in the U.S. and therefore could not be used as a food or beverage additive. However, a "no objections" GRAS (generally recognized as safe) determination by the FDA articulated in two letters released in December 2008 opened up the commercial marketplace in the U.S. to the use of Rebaudioside A ("Reb A"), a high-purity stevia glycoside (a sugar molecule bound to a small, non-carbohydrate molecule) in food and beverages. In recent years, stevia has been grown commercially in Brazil, Paraguay, Uruguay, parts of Central America, Thailand, China and the U.S.

        With the approval of Reb A for use in food and beverages in the U.S., stevia is a newcomer in the estimated $50 billion global sweetener market. Given the early stage of new product launches, the level of interest among major food and beverage companies, and the appeal of natural products, we believe stevia products could, in some instances, displace artificial sweeteners, which constitute an estimated $5 billion market worldwide, providing a substantial untapped opportunity for stevia growers and processors and companies that incorporate stevia derivatives into food and beverages.

        We intend to produce stevia leaf for sale to processors. In that regard, we are working with our agronomist to research and breed varieties of the stevia plant that will be optimal for growing conditions in California's San Joaquin Valley. In connection with our breeding program, we are also in discussions with stevia processors, who are potential stevia customers. Although we have no contracts in place for our entry into the stevia production business, in the future we expect to contract with growers to produce stevia leaf, which we will dry and bundle in our Five Points facility. We will then sell to customers as the raw material needed to extract Reb-A or other stevia extracts in accordance with FDA GRAS determinations for incorporation in food and beverages. We are beginning this program through an arrangement with one of our largest alfalfa seed growers to plant up to 30 acres of stevia test varieties during the spring 2010 stevia planting season for which we have agreed to reimburse its direct and indirect costs. Although we believe that the stevia opportunity on which we are embarking is potentially very large, our stevia operations will not contribute materially to revenue in the 2010 fiscal year. In future years, however, we anticipate that our stevia business could potentially become a significant portion of our operations.

Company History and Corporate Information

        We began our operations as S&W Seed Company, a California general partnership (the "Partnership") in 1980. We incorporated in Delaware in October 2009 as S&W Seed Company for the purpose of assuming the business operations of the Partnership. Upon completion of this offering, the Partnership will no longer exist, and we will operate its business through our wholly-owned subsidiary, Seed Holding, LLC, a Nevada limited liability company ("Seed Holding"). The evolution from partnership to corporation between June 2008 and January 2010 occurred as follows:

  •
  In June 2008, Seed Holding was formed by Yellowjacket, LP with an initial capital investment of $2.4 million for the purpose of entering into a purchase agreement with the general partners of the Partnership for the purchase of 90% of the Partnership in three annual installments (the "partnership purchase transaction");

  •
  The first installment of the partnership purchase transaction closed in June 2008, when Seed Holding purchased 60% of the partnership;

  •
  In December 2009, the purchase agreement was amended to provide for Seed Holding to acquire the entire Partnership upon the earlier of the closing of this offering or June 30, 2010;

  •
  Amendment Number 1 resulted in Seed Holding acquiring an additional 15% of the Partnership in exchange for $600,000 in promissory notes;

  •
  Amendment Number 2 resulted in Seed Holding acquiring the 10% Partnership interest that was originally not subject to sale under the original purchase agreement, which was purchased by a combination of payments in cash, a $130,000 promissory note and 560 membership units in Seed Holding; as a result of the above transactions between Seed Holding and the partners, as of December 31, 2009, Seed Holding owned 85% of the Partnership;

  •
  In January 2010, the members of Seed Holding exchanged their membership units for 3,000,000 shares of the corporation's common stock, resulting in the corporation being the sole member of Seed Holding and Seed Holding becoming the wholly-owned subsidiary of the corporation; and

  •
  Pursuant to the purchase agreement, as amended, Seed Holding is obligated to purchase the remaining 15% of the Partnership for a final payment of $600,000 on the earlier of the closing of this offering or June 30, 2010.

        As a result of the final closing of the partnership purchase transaction, as amended, the Partnership will cease to exist, and the business of the Partnership will be owned and operated by our wholly-owned subsidiary, Seed Holding.

        Our principal place of business is 25552 South Butte Avenue, Five Points, California 93624. Our telephone number is (559) 884-2535. Our web address is www.swseedco.com. Information contained in or accessible through our website is not part of this prospectus. The S&W Seed logo and other trademarks or service marks of S&W Seed Company appearing in this prospectus are the property of

S&W Seed Company. All other brand names or trademarks appearing in this prospectus are the property of their respective owners.

Industry and Market Data

        We have obtained the industry, market and competitive position data used throughout this prospectus from industry journals and publications, data on websites maintained by private and public entities, including independent industry associations, general publications and other publicly available information. We believe that all of these sources are reliable, but we have not independently verified any of this information and cannot guarantee its accuracy or completeness. In particular, we have based much of our discussion of the sweetener industry, the market for alternative sweeteners such as stevia and forecasted growth and demand, on information published by industry sources.

        Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, because certain of these organizations are trade organizations, they may present information in a manner that is more favorable to the industry than would be presented by an independent source. In addition, forecasts are particularly likely to be inaccurate, especially over long periods of time.

        References in this prospectus to research reports or articles should not be construed as depicting the complete findings of the entire referenced report or article. The information in each report or article is not incorporated by reference into this prospectus.

The Offering

Securities offered	1,360,000 units. Each unit consists of two shares of common stock, one redeemable Class A warrant to purchase one share of common stock and one redeemable Class B warrant to purchase one share of common stock.

The common stock and the Class A warrants and Class B warrants (collectively, the "public warrants") will trade only as a unit for 45 days following the date of this prospectus, unless the representative determines that an earlier date is acceptable, after which the common stock and the public warrants will each trade separately, and the units will no longer trade.

Class A Warrants

The Class A warrants included in the units will be exercisable at any time after they become separately tradable until they either are redeemed or they expire in accordance with their terms on the fifth anniversary of the date of this prospectus. The exercise price of a Class A warrant is $      [65% of the initial public offering price of the unit]. Beginning six months after the date of this offering, the Class A warrants will be redeemable at our option for $0.25 upon 30 days' prior written notice, at any time after the common stock has closed at a price equal to or greater than $      [80% of the initial public offering price of the units] for at least five consecutive trading days.

Class B Warrants

The Class B warrants included in the units will be exercisable at any time after they become separately tradable until they either are redeemed or they expire in accordance with their terms on the fifth anniversary of the date of this prospectus. The exercise price of a Class B warrant is $      [100% of the initial public offering price of the unit]. Beginning six months after the date of this prospectus, the Class B warrants will be redeemable at our option for $0.25 upon 30 days' prior written notice, at any time after the common stock has closed at a price equal to or greater than $      [125% of the initial public offering price of the units] for at least five consecutive trading days.

Common stock outstanding after this offering	5,720,000 shares
Use of proceeds

We intend to use the net proceeds from this offering to repay outstanding indebtedness, fund our stevia pilot program, finance and warehouse inventory in Saudi Arabia, buy out the remaining minority partnership interests in S&W Seed Company, expand research and development, upgrade our mill facilities, initiate a proactive sales and marketing program and for general corporate and working capital purposes.

Proposed NASDAQ Capital Market symbols	Units	SANWU
	Common stock	SANW
	Class A warrants included in the units	SANWW
	Class B warrants included in the units	SANWZ

        The number of shares of common stock outstanding after this offering is based on 3,000,000 shares outstanding as of the date of this prospectus. The number of shares of common stock outstanding after this offering assumes no exercise of the underwriters' over-allotment option and does not include an aggregate of 3,664,000 shares of common stock that may become outstanding as follows:

  •
  375,000 shares of common stock issuable upon exercise of stock options outstanding as of the date of this prospectus at an exercise price of $4.00;

  •
  25,000 shares of common stock issuable upon exercise of warrants outstanding as of the date of this prospectus at an exercise price of $4.00;

  •
  2,720,000 shares of common stock issuable upon exercise of the public warrants; and

  •
  272,000 shares of common stock issuable upon exercise of the representative's warrants and 272,000 shares of common stock issuable upon exercise of the public warrants underlying the representative's warrants.

 Summary Financial Information

        In the tables below, we provide you with the following summary financial information, derived from our audited and unaudited financial statements, included elsewhere in this prospectus:

  •
  Summary Statement of Operations Data of S&W Seed Company, a California general partnership (the "Partnership"), for the fiscal year ended June 30, 2008, derived from its audited financial statements;

  •
  Summary Consolidated Statements of Operations Data of Seed Holding, LLC, a Nevada limited liability company, for the fiscal year ended June 30, 2009, derived from its audited financial statements and for the six-month periods ended December 31, 2008 and 2009, derived from its unaudited financial statements; and

  •
  Summary Pro Forma Consolidated Balance Sheet Data for S&W Seed at December 31, 2009, reflecting the conversion from a limited liability company to a corporation resulting from a tax-free exchange pursuant to Internal Revenue Code section 351 (the "exchange transaction") as though it had occurred at December 31, 2009 and "as adjusted" to reflect the sale of 1,360,000 units in this offering by us at an assumed initial public offering price of $11.00 per unit, the mid-point of the price range set forth on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us and the application of the net proceeds therefrom.

        We are presenting the financial information of the Partnership for informational purposes only because it was the operating entity from inception of the business until Seed Holding acquired its 60% general partnership interest in June 2008. By virtue of its percentage ownership in the Partnership, Seed Holding became the operating entity as of the June 2008 acquisition and is required to consolidate its financial statements with those of the Partnership. Following the exchange transaction in January 2010, the Delaware corporation became the operating entity and is the registrant that filed the registration statement of which this prospectus is a part. Its financial position is presented on a pro forma basis only because it was incorporated in October 2009 and is beginning operations as of the date of the exchange transaction.

        Historical results are not necessarily indicative of the results that may be expected for any future period. Note in particular that limited liability company and partnership accounting vary in certain material respects from corporation accounting under U.S. GAAP, including, in particular, accounting for the treatment of owners' equity compared to stockholders' equity, accounting for income taxes and the accounting and reporting of earnings per share. When you read this historical summary financial information, you should also consider the historical financial statements and related notes and the section entitled Management's Discussion and Analysis of Financial Condition and Results of Operations.

S&W Seed Company, a California general partnership
Summary Statements of Operations Data:

Fiscal Year Ended June 30, 2008
Revenue	$5,098,626
Gross profit	1,581,765
Operating expenses	498,108
Income from operations	1,083,657
Net income	1,084,658

Seed Holding, LLC, a Nevada limited liability company
Summary Consolidated Statements of Operations Data:

	Fiscal Year Ended	Six Months Ended December 31,
	June 30, 2009	2008	2009
Revenue	$4,947,105	$4,044,804	$4,661,198
Gross profit	1,294,879	1,127,547	1,429,204
Operating expenses	828,466	323,797	454,793
Income from operations	466,413	803,750	974,411
Net income including noncontrolling interests	460,179	809,410	950,606
Net income attributable to Seed Holding, LLC	276,107	485,646	600,426

S&W Seed Company, a Delaware corporation
Summary Pro Forma Consolidated Balance Sheet Data:

	December 31, 2009
	Seed Holding Actual	S&W Seed Company Pro Forma(1)	S&W Seed Company Pro Forma As Adjusted(2)
Working capital	$618,070	$618,070	$13,257,470
Cash and cash equivalents	383,104	383,104	10,091,018
Total assets	10,449,123	10,449,123	20,157,037
Total liabilities	6,701,786	6,701,786	3,770,300
Owners' equity—Seed Holding LLC	2,935,717	—	—
Noncontrolling interests	811,620	—	—
Total stockholders' equity	3,747,337	3,747,337	16,386,737

(1)
Assumes the conversion of Seed Holding, LLC from a limited liability company to a corporation as though the transaction had occurred on December 31, 2009. This presentation differs from the unaudited pro forma consolidated balance sheet presented on page 30, which assumes the transaction occurred on June 27, 2008, the date of inception of Seed Holding, LLC. Pro forma working capital, pro forma total liabilities and pro forma total stockholders' equity differ in the two presentations, primarily as a result of the impact of income taxes payable and the related impact on stockholders' equity appearing on the pro forma balance sheet on page 30.

(2)
Assumes repayment of outstanding indebtedness as set forth in "Use of Proceeds."

RISK FACTORS

        An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus, before purchasing our units in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer, and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering.

Risks Relating to Our Business and Industry

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

        Alfalfa seed, our primary product, is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict. In addition, alfalfa seed is vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. Unfavorable growing conditions can reduce both crop size and quality. While we do not grow the alfalfa seed we sell, these factors can nevertheless directly impact us by decreasing the quality and yields of our seed, reducing our inventory and supply of seed we sell to our customers, increasing our costs and decreasing revenue and gross margins, which may have a material adverse effect on our business, results of operations and financial condition.

Our earnings may be sensitive to fluctuations in market prices and demand for our products.

        Growing conditions, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product. Recently, the severe downturn in the California dairy industry that resulted from over-supply had a corresponding negative effect on sales of alfalfa hay and therefore our alfalfa seed. In addition, demand for our products could decline, whether because of supply and quality issues or for any other reason, including products of competitors that might be considered superior by end users. A decrease in the selling price received for our products or a decline in demand for our products could have a material adverse effect on our business, results of operations and financial condition.

Because our business is highly seasonal, our revenue, cash flows from operations and operating results may fluctuate on a seasonal and quarterly basis.

        Our business is highly seasonal. The seasonal nature of our operations results in significant fluctuations in our working capital during the growing and selling cycles. As a result, operating activities during the second and third fiscal quarters use significant amounts of cash because we typically pay our growers progressively, starting in the second quarter. In contrast, operating activities for the fourth and first fiscal quarters generate substantial cash as we ship inventory and collect accounts receivable. We have experienced, and expect to continue to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis.

Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

        Our top three customers together accounted for approximately 61% of our net sales in fiscal 2009. We are dependent upon sales to our two largest distributors, Genetics International, Inc. and S.C.A.L.E Ag Services, which accounted for approximately 43% and 11% of our fiscal 2009 net revenue, respectively. Genetics International distributes our products to Saudi Arabia and other foreign countries. S.C.A.L.E. distributes our products to its customers in the U.S.

        Our results of operations are significantly impacted not only by the quantity of seed purchased by these customers, but also by the timing of their purchases, a factor over which we do not have any control. Timing of purchases, particularly by our customer for Saudi Arabian sales, has in the past impacted our financial results. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our customers, and they may not continue to purchase our products.

        Because our two largest customers account for such a material portion of our sales, the loss of, or a significant adverse change in, our relationship with these customers, or any other major customer, could have a material adverse effect on our business, financial position, results of operations and operating cash flows. The loss of, or a reduction in orders from any significant customers, losses arising from customers' disputes regarding shipments, product quality, or related matters, or our inability to collect accounts receivable from any major customer could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

Because we do not grow any of the alfalfa seed that we sell, we are entirely dependent on our network of growers, and our sales, cash flows from operations and results of operations may be negatively affected if our largest growers were to stop supplying seed to us.

        We currently have a relatively small network of growers of alfalfa seed that together provide all of the seed we sell to our customers. Double L Ranch, Triangle T Ranch and WC Davis Farms, each of whom provided us with at least 10% of the seed we purchased from our growers during the past harvest season that ended in the fall of 2009, collectively accounted for approximately 43% of our total seed purchases from growers in fiscal 2009. Each of these growers is a well-established farming organization located in California's San Joaquin Valley and have produced alfalfa seed under annual contracts with us for many years. Most of our other growers also have had long-term grower relationships with us. However, we do not have long-term supply contracts with any of these growers, which makes us particularly vulnerable to factors beyond our control. Events such as a shift in pricing caused by an increase in the value of commodity crops other than seed crops, increase in land prices or competition could disrupt our chain of supply. Any of these disruptions could limit the supply of seed that we obtain in any given year, adversely affecting supply and thereby lowering revenues in the subsequent marketing season. Such disruption could also damage our distributor relationships and rancher and farmer loyalty to us if we cannot supply the quantity of seed expected by them.

We are particularly dependent on Triangle T Ranch, a related party.

        Triangle T Ranch is one of our largest growers of alfalfa seed, as well as one of our customers. In addition, we are initially relying exclusively upon Triangle T Ranch as our sole source of stevia leaf for our pilot production trials. Certain indirect owners of Triangle T also are limited partners of Yellowjacket, our largest stockholder, and there is substantial management overlap between Triangle T and us. However, these connections do not assure that the relationship will continue indefinitely. If the owners or Triangle T management were to decide to change its business plan or to sell the ranch, we could find one of our largest sources of alfalfa seed discontinued or diminished, and we might have no grower willing to supply stevia during the early stages of our stevia pilot program. These developments could adversely impact our plans and our results of operations.

A lack of availability of water in California's San Joaquin Valley could impact our business.

        Adequate quantities and correct timing of the application of water are vital for most agriculture to thrive. Due to three consecutive years of drought conditions in California, the state has experienced below normal snowpack, river runoff and reservoir levels. Federal allocations of water to farmers have been severely cut back during the drought years and are expected to continue in 2010. These conditions have caused some farmers to revise their crop plans to plant less water-intensive crops or, in the most severe cases, to lose their farms. Whether particular farms are experiencing water shortages depends, in large part, on their location, although continuing drought conditions could threaten all farmland other than those properties with their own water sources. Although alfalfa seed is not a water-intensive crop, the availability or the cost of water is a factor in the planting of the alfalfa hay grown from our seed. If the dairy farmers and others who purchase our alfalfa seed to grow hay cannot get an adequate supply of water, or if the cost of water makes it uneconomical for the farmers to grow alfalfa, we may not be able to sell our seed, which could have an adverse impact on our results of operations. We cannot predict if California's severe water shortage will impact our business in the future, but if alfalfa hay growers are impacted, our business could also materially decline.

We face intense competition, and our inability to compete effectively for any reason could adversely affect our business.

        The alfalfa seed market is highly competitive, and our products face competition from a number of small seed companies, as well as large agricultural and biotechnology companies. We compete primarily on the basis of consistency of product quality, product availability, customer service and price. Many of our competitors are, or are affiliated with, large diversified companies that have substantially greater marketing or financial resources than we have. These resources give our competitors greater operating flexibility that, in certain cases, may permit them to respond better or more quickly to changes in the industry or to introduce new products more quickly and with greater marketing support. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

If we are unable to estimate our customers' future needs accurately and to match our production to the demand of our customers, our business, financial condition and results of operations may be adversely affected.

        We sell our seed primarily to dealers and distributors who, in turn, sell primarily to hay and dairy farmers who grow hay for dairy cattle and other livestock. Due to the nature of the alfalfa seed industry, we normally produce seed according to our production plan before we sell and deliver seed to distributors and dealers. Our dealers and distributors generally make purchasing decisions for our products based on market prices, economic and weather conditions and other factors that we and our dealers and distributors may not be able to anticipate accurately in advance. If we fail to accurately estimate the volume and types of products sought by the end users and otherwise adequately manage production amounts, we may produce more seed than our dealers and distributors want, resulting in reduced gross margins and excess inventory investment. On the other hand, if we underestimate demand, which has happened in the past, we may not be able to satisfy our dealers and distributors' demand for alfalfa seed, and thus damage our customer relations and end-user loyalty. Our failure to estimate end users' future needs and to match our production to the demand of our dealers, distributors and farmers to whom we sell seed directly may adversely affect our business, financial condition and results of operations.

Our single business line of seed development and production does not permit us to spread our business risks among different business segments and, thus, a disruption in our seed production or the industry would harm us more immediately and directly than if we were diversified.

        We operate mainly in the alfalfa seed business, and we do not expect this to change materially in the foreseeable future, even as we begin our stevia pilot project. Without business line diversity, we will not be able to spread the risk of our operations. Therefore, our business opportunities, revenue and income could be more immediately and directly affected by disruptions from such things as drought and disease or widespread problems affecting the industry, payment disruptions and customer rejection of our varieties of alfalfa seed. If there is a disruption as described above, our revenue and income will be reduced, and our business operations may have to be scaled back.

If we fail to introduce and commercialize new alfalfa seed varieties, we may not be able to maintain market share, and our future sales may be harmed.

        We cannot guarantee that the performance of our new alfalfa seed varieties will meet our customers' expectations, or that we will be able to introduce and commercialize specific seed varieties. Reorder rates are uncertain due to several factors, many of which are beyond our control. These include changing customer preferences, competitive price pressures, our failure to develop new products to meet the evolving demands of the end users, the development of higher-demand products by our competitors and general economic conditions. The process for new products to gain market recognition and acceptance is long and has uncertainties. If we fail to introduce and commercialize a new seed variety that meets the demand of the end user, if our competitors develop products that are favored by the end users, or if we are unable to produce our existing products in sufficient quantities, our growth prospects may be materially and adversely affected and our revenue may decline. In addition, sales of our new products could replace sales of some of our current similar products, offsetting the benefit of even a successful product introduction.

Roundup Ready alfalfa could be available for sale in 2010 or soon thereafter, and its availability could negatively impact our sales if we do not license the technology.

        Roundup Ready alfalfa, which is a GMO product of Monsanto Corporation developed in partnership with Forage Genetics International, currently cannot be sold in the U.S. as a result of a 2007 federal injunction that halted its sale pending release of an environmental impact statement ("EIS") by the Animal and Plant Health Inspection Service ("APHIS") of the U.S. Department of Agriculture (the "USDA"). APHIS released for comment the draft EIS in November 2009, although the USDA has not provided a timetable for the release of a final EIS and record of decision deregulating the crop. Once Roundup Ready alfalfa is available for sale in the U.S., we expect that there will be end users who will choose Roundup Ready alfalfa over conventionally grown alfalfa seed varieties, including our proprietary varieties, because it does make weed control easier. Unless we are willing to enter into a license with Monsanto to allow us to incorporate the Roundup Ready genetic trait into our seed, we could potentially lose sales to customers who desire the benefits of Roundup Ready alfalfa. If we do license the technology to grow Roundup Ready alfalfa, we will incur royalty costs and will need to upgrade our facilities to accommodate GMO products by adding a separate cleaning and processing line, both of which will increase our expenses.

The approval of GMO alfalfa seed products in the U.S. could negatively impact our operations if our growers cannot satisfy field separation requirements we may have to impose on them to avoid cross-pollination of GMO and non-GMO products.

        Currently, foreign purchasers of our alfalfa seed do not allow seed to have GMO traits. In the event that the USDA adopts rules that allow insufficient field separation between GMO and non-GMO seed production, and assuming that, if adopted, such rules survive anticipated legal challenges, our business might be negatively impacted. For example, we may need to impose restrictions on our growers' cultivation techniques or apportion our grower contracts to minimize the potential of cross-pollination of GMO and non-GMO products. In the event that such measures were not effective, and assuming that the foreign purchasers of our seed do not modify their restrictions on GMO traits, we might need to move some seed production offshore or otherwise take measures to preserve the purity of our varieties.

We have recently started a new business venture to pursue the development and production of stevia, and this part of our business is subject to many of the risks of a new business enterprise.

        We are in the beginning stages of expanding our business to include the development of high quality stevia varieties for production and processing of the stevia extract, Rebaudioside A ("Reb-A"). We have never developed stevia varieties or worked with growers to plant and harvest stevia, and we have no stevia customers. Therefore, we face numerous uncertainties relating to this startup business, including the possibility that the stevia varieties we select for production may not produce the results we or our growers expect; our community of farmers may be uninterested in growing stevia; or we may be unable to satisfactorily contract with customers for our dried stevia product. The failure to build a successful stevia business could materially impact our growth potential.

The stevia market may not develop as we anticipate and therefore our investment in stevia may not be as profitable as we expect.

        There are a number of challenges to market acceptance of stevia as a natural, non-caloric sweetener. Stevia has its own unique flavor, which can affect the taste of some foods and beverages. Other factors that could impact market acceptance include the price structure compared to other sugar substitutes and availability. If the high intensity, non-caloric sweetener market declines or if stevia fails to achieve substantially greater market acceptance than it currently enjoys, we will not be able to grow our revenue sufficiently for us to achieve consistent profitability from this portion of our business. Even if products conform to applicable safety and quality standards, sales could be adversely affected if consumers in target markets lose confidence in the safety, efficacy and quality of stevia. Adverse publicity about stevia or stevia-based products may discourage consumers from buying products that contain stevia. Any of these developments could adversely impact the amount of processed stevia leaves or extract we are able to sell, which could adversely impact our results of operations.

If demand for stevia does not increase, there may be excess capacity that could decrease the market price of stevia and reduce our revenue expectations.

        Historically, stevia has been marketed and sold in the U.S. as a dietary supplement, available in natural food and health food stores. Since December 2008, stevia producers have increased production capacity in expectation of a large demand for stevia products, and we have started our pilot stevia operation because we expect that demand for stevia will increase significantly in the future, particularly in light of the fact that Reb-A, the stevia extract, has received GRAS (meaning generally accepted as safe) status in the U.S. However, there can be no assurance that this will be the case, and if demand for stevia does not increase, the stevia market may be subject to significant excess capacity, which would put downward pressure on the market price of stevia and negatively impact our expectations with respect to stevia as a revenue source.

Stevia competes with sugar and other high intensity sweeteners in the global sweetener market, and the success of stevia will largely depend on consumer perception of the positive health implications of stevia relative to other sweeteners.

        The continued growth of stevia's share of the global sweetener market depends upon consumer acceptance of stevia and stevia-related products and the health implications of consuming stevia relative to other sweetener products. The publication of any studies or revelation of other information that has negative implications regarding the health impacts of consuming stevia may slow or reverse the growth in consumer acceptance of stevia, which may have a material adverse effect on our business operations and financial condition.

There are difficulties in managing our storage system, which may result in damage to our seeds in storage.

        Alfalfa seed storage, particularly outside the U.S., entails significant risks, including difficulties in the management of moisture, temperature and humidity. In addition, stevia can lose all viability unless stored in a controlled, refrigerated environment. Any material storage problem may result in damage to our seed or dried stevia leaf and, thus, could create operating losses.

If we are unable to acquire sufficient raw materials or produce sufficient finished product, we will not be able to meet the demands of our customers.

        We currently must acquire sufficient alfalfa seed to meet the demands of our customers. An alfalfa seed shortage could result in loss of sales and damage to our reputation. Because our proprietary seed is only available from our growers, if our growers become unable or unwilling to produce the required commercial quantities of alfalfa seed on a timely basis and at commercially reasonable prices, we will likely be unable to meet customer demand. The failure to satisfy our customers not only could adversely impact our financial results but could irreparably harm our reputation. Although we are just entering the stevia production business, we know we will encounter similar risks if we are unable to satisfy our customers' requirements for dried stevia due to our inability to obtain sufficient quantities of plants from our growers or are unable to timely process the stevia to satisfy our customers needs. In addition, we currently have only a small quantity of acreage under contract for growing stevia plants, and there is no assurance that growers in the San Joaquin Valley will decide in future growing seasons that growing stevia is the best use for their land. If we are unable to contract for a sufficient amount of acreage to grow stevia, we may not be able to capitalize on what we consider to be a very large opportunity.

The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on our ability to run our business.

        The loss of any of our current executives, key employees or key advisors, and in particular Mark S. Grewal, our Chief Executive Officer, or the failure to attract, integrate, motivate and retain additional key employees, could have a material adverse effect on our business. We do not have "key person" insurance on the lives of any of our management team, nor do we have employment agreements with any of our executive officers. Also, as we develop additional capabilities, we may require more skilled personnel who must be highly skilled and have a sound understanding of our industry, business or processing requirements. Recruiting personnel is highly competitive. Although to date we have been successful in recruiting and retaining qualified personnel, there can be no assurance that we will continue to attract and retain the personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

We may not be able to manage our expansion of operations effectively.

        We expect our operations to grow rapidly in the near future, both as we expand our historical business by implementing new sales and marketing activities and increasing our growers' production, and as we develop and begin operating our stevia production and sales business. These efforts will require the addition of employees, expansion of facilities and greater oversight. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures, and we may have difficulties maintaining and updating the internal procedures and the controls necessary to meet the planned expansion of our overall business.

        Our management will also be required to maintain and expand our relationships with customers, suppliers and third parties as well as attract new customers and suppliers. We expect that our sales and marketing costs will increase as we grow our product lines and as we increase our sales efforts in new and existing markets.

        There is no assurance that our current and planned operations, personnel, systems, and internal procedures and controls will be adequate to support our future growth. We expect that our general and administrative costs will increase as our operations grow to meet existing sales orders for our products and for future growth as we increase our sales efforts in new and existing markets.

Changes in government policies and laws could adversely affect international sales and therefore, our financial results.

        Sales to our distributors who then, in turn, sell our products outside the U.S. constitute almost half of our annual revenue. We anticipate that these sales will continue to represent a substantial portion of our total sales and that continued growth and profitability will require further international expansion, particularly in Saudi Arabia and North Africa. Our financial results could be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations. These conditions include but are not limited to changes in a country's or region's economic or political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, reduced protection of intellectual property rights in some countries, changes in the regulatory or legal environment, burdensome taxes and tariffs and other trade barriers. International risks and uncertainties, including changing social and economic conditions as well as terrorism, political hostilities and war, could lead to reduced distribution of our products into international markets and reduced profitability associated with such sales.

We could face international transportation risks in the future.

        Revenue from our seed sales is recognized when risk and title to the product are transferred to the customer, which usually occurs at the time shipment is made from our facilities. For sales to dealers or distributors who distribute internationally, title to the product is transferred at the time the product is delivered to the port of debarkation. A portion of the net proceeds from this offering is being allocated to warehousing some of our seed inventory in Saudi Arabia in order to have inventory more readily available for sale when desired by end users. The terms of such an arrangement have not yet been determined, but if we retain title to the seed in the warehouse in Saudi Arabia rather than first selling the seed and agreeing to hold it for our distributor, we could be subject to the risk of loss in the event our seed does not arrive in Saudi Arabia. This could occur because of interruptions in the shipments of product due to strikes, natural disasters or otherwise. While we would attempt to ensure that we are adequately insured and would attempt to transport our seed by alternative means in the event of a transportation interruption, we may not be able to do so or be successful in doing so in a timely and cost-effective manner. Future significant increases in transportation costs could have a material adverse effect on our business, particularly if we are not able to pass on such price increases to our customers.

Material interruptions in service or stoppages in transportation, whether caused by strike or otherwise, could adversely impact our business, results of operations, financial position and operating cash flows.

Insurance covering warranty claims may become unavailable or be inadequate.

        Defective seed could result in warranty claims and negative publicity. Although we carry general liability insurance to cover warranty claims, such coverage may become unavailable or be inadequate. Even if coverage is offered, it may be at a price and on terms not acceptable to us. If claims exceed coverage limits, or if insurance is not available to us, the occurrence of significant claims could have a material adverse effect on our business, results of operations and financial condition.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

        We may be subject to legal proceedings and claims from time to time relating to our seed quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

The current global economic downturn could result in a decrease in our sales and revenue, which could adversely affect the results of our operations, and we cannot predict the extent or duration of these trends.

        The global economic downturn of the past two years has significantly impacted the agricultural industry, with many farmers losing their farms or laying fallow their fields, as well as other negative impacts. The full impact of the current global economic downturn on growers, customers, vendors and other business partners cannot be known with any certainty. For example, major customers may have financial challenges unrelated to us that could result in a decrease in their business with us or, in extreme cases, cause them to file for bankruptcy protection. Similarly, parties to contracts may be forced to breach their obligations under those contracts. Although we exercise prudent oversight of the financial strength of our major business partners and seek to diversify our risk to any single business partner, there can be no assurance that there will not be a grower, customer or other business partner that is unable to meet its contractual commitments to us. Similarly, stresses and pressures in the industry may result in impacts on our business partners and competitors that could have wide ranging impacts on the future of the industry.

Capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing and disrupt the operations of our growers and customers.

        The capital and credit markets have experienced increased volatility and disruption over the past two years, making it more difficult for companies to access those markets. Although we believe that our operating cash flows, access to capital and credit markets and existing revolving credit agreement will permit us to meet our financing needs for the foreseeable future, there can be no assurance that continued or increased volatility and disruption in the capital and credit markets will not impair our liquidity or increase our costs of borrowing. Our business could also be negatively impacted if our growers or customers experience disruptions resulting from tighter capital and credit markets or a continued slowdown in the general economy.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

        Our ability to compete effectively is dependent upon the proprietary nature of the seeds, seedlings, processes, technologies and materials owned by or used by us or our growers. If any competitors independently develop any technologies that substantially equal or surpass our process technology, it will adversely affect our competitive position. We do not rely upon patent protection, but guard our proprietary property by exercising a high degree of control over the supply chain. However, because we do not have more formal proprietary rights protections in place, it would be possible for persons with access to our seed or plants grown from our seed to reproduce and market our proprietary seed varieties, which could significantly harm our business and our reputation. Litigation may be necessary to protect our proprietary property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. If we are unable to successfully protect our intellectual property rights, our competitors could be able to market products that compete with our proprietary products without obtaining a license from us.

Risks Relating to this Offering and Our Securities

There is no public market for our units, common stock and public warrants and an active market may not develop or be maintained, which could limit your ability to sell our securities.

        Before this offering, there has not been a public market for our units, common stock or public warrants. Although we have applied to list these securities on the NASDAQ Capital Market in connection with this offering, an active public market for our securities may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the underwriters and us and may not be representative of the market price at which our units will trade after this offering. In particular, we cannot assure you that you will be able to resell our units or the common stock and public warrants that are a component of the units at or above the initial public offering price.

Our largest stockholder will retain a controlling interest in our company after this offering and may have interests that differ from our other stockholders.

        Upon completion of this offering and assuming the underwriters do not exercise their over-allotment option to purchase additional units, Yellowjacket, LP will own 2,566,000 shares, or approximately 45%, of our outstanding common stock. Yellowjacket could, for the foreseeable future, have significant influence over our management and affairs and will be able to control virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or other sales of our company or assets, and its interests could differ from ours and those of our other stockholders. In addition, the concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

If we do not maintain an effective registration statement or comply with applicable state securities laws, our warrantholders may not be able to exercise the public warrants.

        For the holders of our public warrants to be able to exercise their public warrants, the shares of our common stock to be issued upon exercise of those public warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which the warrantholders reside. We can give no assurance that we will be able to continue to maintain a current registration statement relating to the shares of our common stock underlying the public warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for the public warrants and the prices that can be obtained from reselling them. In addition, this potential inability to exercise the public warrants because we do not have a current and effective registration statement could result in purchasers of units in this offering paying full price for the units solely to acquire the underlying two shares of common stock.

While the public warrants are outstanding, it may be more difficult to raise additional equity capital.

        During the term that the public warrants are outstanding, the holders of the public warrants will be given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these public warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

The redemption of the public warrants issued in this offering may require potential investors to sell or exercise the public warrants at a time that may be disadvantageous for them.

        At any time beginning six months after the date of this prospectus, provided that our common stock has closed at a price at least equal to 65% of the initial public offering price of the units, we may redeem the outstanding Class A warrants, in whole or in part, upon not less than 30 days' notice, at a price of $0.25 per warrant. Our Class B warrants are redeemable, in whole or in part, for $0.25 upon 30 days' notice beginning six months after the date of this prospectus, provided that our common stock has closed at a price at least equal to 125% of the initial public offering price of the units. In the event we exercise our right to redeem either the Class A warrants or the Class B warrants, those warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the redemption price of $0.25 per warrant. Notice of redemption of the public warrants could force holders to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so or to sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption.

Future sales or the potential for future sales of shares of our common stock may cause the trading price of our common stock and public warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

        Approximately 52% of our outstanding common stock will be held by our current stockholders following this offering (approximately 49% if the over-allotment option is exercised in full). If our existing stockholders sell a large number of shares of our common stock following this offering, the market price of our common stock could decline significantly. This decline could, in turn, have a negative impact on the market price of our warrants. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders. These sales could also make it more difficult for us to sell shares of our common stock or equity-related securities in the future.

        Immediately after this offering, 5,720,000 shares of our common stock will be outstanding, or 6,128,000 if the underwriters' over-allotment option is exercised in full. All of the shares held by our existing stockholders are subject to a lock-up agreement restricting the sale of those shares for one year from the date of this prospectus. However, the underwriters may waive this restriction and allow the stockholders to sell shares at any time.

        After this offering, we intend to register 750,000 shares of common stock that will be reserved for issuance under our equity incentive plan. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

        Our certificate of incorporation contains provisions that would make it more difficult for a third party to acquire control of us, including a provision that our board of directors may issue preferred stock without stockholder approval. In addition, certain anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders.

The value of our common stock and public warrants could be volatile.

        The overall market and the price of our common stock and public warrants may fluctuate greatly. The trading price of our common stock and public warrants may be significantly affected by various factors, including:

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  economic status and trends in the dairy industry, which underlies domestic demand for our alfalfa seed;

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  quarterly fluctuations in our operating results;

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  termination of lock-up agreements or other restrictions on the ability of our existing stockholders to sell their shares after this offering;

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  our ability to meet the earnings estimates and other performance expectations of investors or financial analysts (at such time as analysts begin following our company);

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  fluctuations in the stock prices of our peer companies or in stock markets in general; and

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  general economic or political conditions.

We have issued options to purchase common stock to our directors and employees that could dilute your interest in us.

        We have an aggregate of 750,000 shares of common stock reserved under our 2009 Equity Incentive Plan for issuance of grants and awards to our directors, executive officers, employees and consultants. As of the date of this prospectus, we have issued options to purchase an aggregate of 375,000 shares of our common stock and options or awards to purchase up to 375,000 additional shares remain available for grant without further action by our stockholders. Issuances of common stock pursuant to the exercise of stock options or other stock grants or awards under our equity incentive plan will dilute your interest in us.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

        The initial public offering price per share is expected to be substantially higher than the net tangible book value per share of our outstanding common stock. Purchasers of shares in this offering will experience immediate dilution in the net tangible book value of their shares. Based on an assumed initial public offering price of $11.00 per unit, the mid-point of the range set forth on the cover of this prospectus, dilution per share in this offering will be $2.75 per share (or 50% of the assumed per share price of shares to be sold in the unit). Further, if we issue additional equity securities to raise additional capital, your ownership interest in our company may be diluted and the value of your investment may be reduced.

We do not expect to pay any dividends for the foreseeable future.

        We do not anticipate paying any dividends to our stockholders for the foreseeable future. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or all of the amount of your investment. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

We could incur increased costs as a result of being a publicly traded company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), as well as rules subsequently implemented by the Securities and Exchange Commission (the "SEC") and The NASDAQ Stock Market, have required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and/or costly. For example, we are adopting additional internal and disclosure controls and procedures, retaining a transfer agent and adopting corporate governance policies, as well as upgrading our computer system and software. In addition, as a public company, we will incur the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

        Section 404 of Sarbanes-Oxley requires us to include an internal control report with our annual report on Form 10-K. That report must include management's assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. We will be required to include this assessment beginning with our annual report on Form 10-K for the fiscal year ending June 30, 2011. In addition, our independent registered public accounting firm will be required to issue a report on management's assessment of our internal control over financial reporting and a report on its evaluation of the operating effectiveness of our internal control over financial reporting in the same annual report, unless non-accelerated filers are permanently exempted from this requirement, as is currently being considered by Congress. The material weaknesses and any other deficiencies in internal control that we identified (including a lack of segregation of duties when considered from the standpoint of a public company and staff that lacked experience with generally accepted accounting principles and SEC reporting compliance) and that we may identify in the future will need to be addressed as part of the evaluation of our internal control over financial reporting and may impair our ability to comply with Section 404. If we are not able to successfully implement internal control over financial reporting, we may not be able to accurately and timely report on our financial position, results of operations or cash flows, which could adversely affect our business and investor confidence in us.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and potentially expose us to litigation.

        Our business is highly seasonal because it is tied to the growing and harvesting seasons. Typically, a substantial portion of our revenue is recognized during our first and second fiscal quarters. We generally experience lower revenue during our third and fourth fiscal quarters. Sales in the first and second fiscal quarters accounted for approximately 82% of our revenue for the fiscal year ended June 30, 2009. If sales in these quarters are lower than expected, expenses may not be offset, which would adversely affect our operating results, and would have a disproportionately large impact on our operating results for that fiscal year.

        Our future expense estimates are based, in large part, on estimates of future revenue, which are difficult to predict. We expect to continue to make significant expenditures in order to expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

        In one or more future quarters, our results of operations may fall below the expectations of investors and the trading price of our securities may decline as a consequence. We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of our future performance and should not be relied upon to predict the future performance of our stock price. In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

DIVIDEND POLICY

        We have never declared or paid any dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently expect to retain our future earnings, if any, for use in the operation and expansion or our business. Any future decision to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant. There are currently no restrictions that limit our ability to pay dividends on our capital stock.

 FORWARD-LOOKING STATEMENTS

        This prospectus contains statements which, to the extent that they do not recite historical fact, constitute forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words "may," "will," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management's beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

        The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus include:

  •
  economic status and trends in the dairy industry, which underlies domestic demand for our alfalfa seed;

  •
  weather conditions that affect the production, transportation, storage and export of alfalfa seed and/or stevia leaf;

  •
  our production capacity and availability and pricing of raw materials;

  •
  trends and consumer preferences, particularly with respect to the use of stevia in food and beverages;

  •
  changes with respect to legal and regulatory matters;

  •
  decisions made by our competitors;

  •
  loss of key customers;

  •
  our production capacity and availability and pricing of raw materials;

  •
  labor disruptions, strikes or work stoppages;

  •
  loss of important intellectual property rights;

  •
  international conflict or acts of terrorism;

  •
  general economic conditions; and

  •
  other factors disclosed in this prospectus.

        In addition, this prospectus contains industry data related to our business and the markets in which we operate. This data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections.

        We urge you to review carefully this prospectus, particularly the section "Risk Factors," for a more complete discussion of the risks of an investment in our securities.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from the forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 1,360,000 units that we are selling in this offering will be approximately $12,639,400, or $14,703,880 if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $11.00 per unit, the bottom of the price range set forth on the cover of this prospectus, and after deducting the estimated underwriting discount of $1,196,800 and estimated offering expenses (including the non-accountable expense allowance) of approximately $1,123,800 payable by us, together totaling approximately $2,320,600.

        We currently expect to allocate the net proceeds of this offering as follows:

Repay Wells Fargo Bank line of credit	$2,500,000	19.8%
Fund stevia pilot program	1,000,000	7.9
Finance and warehouse inventory in Saudi Arabia	1,000,000	7.9
Repay promissory notes issued for acquiring partnership interests in S&W Seed Company	730,000	5.8
Buy out the remaining minority partnership interests in S&W Seed Company	600,000	4.7
Research and development	300,000	2.4
Upgrade our seed-processing facility	275,000	2.2
Expand sales and marketing activities	250,000	2.0
General corporate and working capital purposes	5,984,400	47.3

Total	$12,639,400	100.0%

        A constraint on our ability to grow our sales to meet demand for our varieties of alfalfa seed has been our inability to carry large inventories for the extended periods of time dictated by the annual planting cycle. One of the principal reasons for this offering is to increase our working capital, thereby allowing us to aggressively market our alfalfa seed varieties, both domestically and internationally, since, ideally, we will have sufficient inventory to satisfy any demand created.

        By the time we close this offering, we will have drawn down the entire $2,500,000 available under our line of credit with Wells Fargo Bank and will pay off the principal and accrued interest in full upon completion of this offering. The principal bears interest at a fluctuating rate per annum equal to 3% above the Daily One Month LIBOR (as defined in the Revolving Line of Credit Note) in effect from time to time, and the maturity date is April 1, 2011. The line of credit continues to be secured by all of our rights to certain kinds of payments as set forth in the security agreement and our inventories and is subject to personal guarantees provided by certain of our related parties, among other guarantors. Please see "Related Party Transactions" for further discussion. The proceeds from the line of credit have been used for working capital purposes, including making payments to our growers.

        Our anticipated expenditures on the stevia pilot project include purchase of test varieties of stevia plants, reimbursement of direct and indirect costs incurred by our test grower during the pilot production period, research and development costs related to varietal breeding and modifications to our facility to accommodate desiccation and bundling of stevia leaf.

        We will be repaying the principal and accrued interest on the outstanding promissory notes issued in connection with Seed Holding's purchase of S&W Seed Company partnership interests in the principal amount of $730,000. Interest accrues on these notes at 4% per annum from December 1, 2009 as to $600,000 and from December 31, 2009 as to the remaining $130,000. These payments are being made to the former partners of the Partnership, none of the whom is an executive officer, director or principal stockholder of our company.

        Research and development expenditures are expected to include development of GMO varieties crossed with our proprietary seed.

        Our plans to upgrade our seed-processing facility currently include the addition of a fourth cleaning line, which could be a dedicated GMO line, if we choose to process GMO seed, and the addition of a seed-coating operation, which we may consider operating as a joint venture with an existing seed-coating company.

        After the buyout of the minority partnership interests in S&W Seed Company, we will own 100% of the business of the partnership that operated our business for the past 30 years.

        Our general corporate expenses include general and administrative salaries, accounting, legal and consulting fees, facilities expenses and other working capital needs, including payments to our growers. At February 28, 2010, the net amount due to Triangle T, a related-party grower, is $28,908.

        Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade interest-bearing securities.

CAPITALIZATION

        The following table sets forth at December 31, 2009 (i) the actual capitalization of Seed Holding, LLC and (ii) the capitalization of S&W Seed Company on a pro forma basis, reflecting the corporation's capitalization as if the exchange transaction that resulted in converting the company from a limited liability company to a corporation had occurred at December 31, 2009. The column captioned Pro Forma As Adjusted gives effect to:

  •
  the Section 351 exchange of securities between Seed Holding members and the Delaware corporation, resulting in the conversion from a limited liability company to the corporate entity;

  •
  the sale of 1,360,000 units in this offering by us at an assumed initial public offering price of $11.00 per unit, the bottom of the price range set forth on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us; and

  •
  the application of the net proceeds from this offering to repay outstanding indebtedness to us as described under "Use of Proceeds."

        You should read this capitalization table together with the sections of this prospectus entitled "Summary Consolidated Financial Data," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	December 31, 2009
	Seed Holding Actual	S&W Seed Pro Forma(1)	S&W Seed Pro Forma As Adjusted
Members'/stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	$—	$—	$—
Common stock, $0.001 par value; 50,000,000 shares authorized; no shares issued and outstanding actual; 3,000,000 shares issued and outstanding pro forma; 5,720,000 shares issued and outstanding pro forma as adjusted	—	3,000	5,720
Additional paid-in capital	—	2,932,717	16,381,017
Owners' equity—Seed Holding, LLC	2,935,717	—	—
Noncontrolling interests	811,620	811,620	—

Total owners' equity/stockholders' equity	3,747,337	3,747,337	16,386,737

Total capitalization	$3,747,337	$3,747,337	$16,386,737

(1)
Assumes the conversion of Seed Holding, LLC from a limited liability company to a corporation as though the transaction had occurred on December 31, 2009. This presentation differs from the unaudited pro forma consolidated balance sheet presented on page 30, which assumes the transaction occurred on June 27, 2008, the date of inception of Seed Holding, LLC. Pro forma working capital, pro forma total liabilities and pro forma total stockholders' equity differ in the two presentations, primarily as a result of the impact of income taxes payable and the related impact on stockholders' equity appearing on the pro forma balance sheet on page 30.

        The information in the table above excludes 750,000 shares of common stock available for issuance pursuant to our 2009 Equity Incentive Plan but as to which no grants or awards had been made at December 31, 2009.

 DILUTION

        Our pro forma net tangible book value at December 31, 2009 was $3,092,232, or $1.03 per share. Pro forma net tangible book value per share before the offering has been determined by dividing pro forma net tangible book value (total book value of tangible assets less total liabilities) by the number of shares of common stock outstanding at December 31, 2009.

        For purposes of the dilution calculation and the following tables, we have allocated the full purchase price of a unit to the two shares of common stock included in the unit and nothing to the public warrants included in the unit. After giving effect to the sale of our units in this offering at an assumed initial public offering price of $11.00 per unit, the bottom of the range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us, our adjusted pro forma net tangible book value at December 31, 2009 would have been $15,731,632 or $2.75 per share. This represents an immediate increase in pro forma net tangible book value per share of $1.72 to the existing stockholders and dilution in pro forma net tangible book value per share of $2.75 to new investors who purchase units in the offering.

        The following table illustrates this per share dilution:

Assumed initial public offering price per share		$5.50
Pro forma net tangible book value per share at December 31, 2009	$1.03
Increase in pro forma net tangible book value per share attributable to new investors	1.72

Pro forma as adjusted net tangible book value per share after this offering		2.75

Dilution in pro forma net tangible book value per share to new investors		$2.75

        If the underwriters' over-allotment option is exercised in full, dilution per share to new investors would be $2.60 per share of common stock. The as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering.

        The following table summarizes as of February 28, 2010 the differences between our existing stockholders and new investors with respect to the number of shares of our common stock issuable as a component of the units being sold in this offering, the total consideration paid and the average price per share paid. The calculations with respect to shares purchased by new investors in this offering reflect an assumed initial public offering price of $11.00 per unit, the mid-point of the range set forth on the cover of this prospectus, before deducting the estimated underwriting discount and offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	3,000,000	52.4%	$2,559,543	14.6%	$0.85
New investors	2,720,000	47.6	14,960,000	85.4	$5.50

Total	5,720,000	100.0%	$17,519,543	100.0%

        If the underwriters exercise their over-allotment option in full, our existing stockholders would own approximately 49% and our new investors would own approximately 51% of the total number of shares of our common stock outstanding after this offering.

 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        On January 28, 2010, the members of Seed Holding transferred 100% of their membership units in the Company to S&W Seed Delaware in exchange for 3,000,000 shares of authorized and unissued common stock in a tax-free exchange pursuant to Section 351 of the Internal Revenue Code. Upon the completion of the recapitalization, the Company's financial statements will thereafter be prepared in accordance with GAAP for corporations. The principal differences between the two methods relate to the accounting for the treatment of owners' equity versus stockholders' equity, accounting for income taxes and the accounting and reporting of earnings per share.

        Because the Company has moved from the limited liability company structure to the corporate structure, we do not believe that our historical financial results are indicative of future results. The following table sets forth at December 31, 2009 (i) the actual balance sheet of Seed Holding, LLC and (ii) the balance sheet of S&W Seed Company, a Delaware corporation, on a pro forma basis, reflecting the corporation's balance sheet as if the conversion from a limited liability company to a corporation had occurred on inception (June 27, 2008). The column captioned Pro forma S&W Seed Company, Inc. gives effect to the closing of the exchange transaction in which 100% of the Company's membership units were exchanged for shares in S&W Seed Delaware, resulting in the conversion from a limited liability company to a corporate entity:

 SEED HOLDING, LLC
(A NEVADA LIMITED LIABILITY COMPANY)
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 2009

	Historical Seed Holding, LLC	Pro forma Adjustments(1)	Pro forma Adjustments(2)	Pro forma S&W Seed Company, Inc. a Delaware Corporation
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$383,104	$—	$—	$383,104
Accounts receivable, net	2,576,952	—	—	2,576,952
Inventories, net	4,285,939	—	—	4,285,939
Prepaid expenses and other current assets	10,169	—	—	10,169
Due from related parties	63,692	—	—	63,692

TOTAL CURRENT ASSETS	7,319,856	—	—	7,319,856
Property, plant and equipment, net of accumulated
depreciation	2,474,162	—	—	2,474,162
Other intangibles, net	655,105	—	—	655,105

TOTAL ASSETS	$10,449,123	$—	$—	$10,449,123

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,665,722	$—	$—	$3,665,722
Revolving line of credit	2,201,486	—	—	2,201,486
Accrued expenses and other current liabilities	15,035	—	—	15,035
Income taxes payable	—	604,381	—	604,381
Notes payable	730,000	—	—	730,000
Due to related parties	89,543	—	—	89,543

TOTAL CURRENT LIABILITIES	6,701,786	604,381	—	7,306,167

TOTAL LIABILITIES	6,701,786	604,381	—	7,306,167

OWNERS' EQUITY / STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	$—	$—	$—	$—
Common stock, $0.001 par vale; 50,000,000 shares authorized; no shares issued and outstanding actual; 3,000,000 shares issued and outstanding as adjusted for pro forma	—	—	3,000	3,000
Additional paid-in capital	—	—	2,557,210	2,557,210
Retained earnings	—	—	—	—
Owners' equity—Seed Holding, LLC	2,935,717	(375,507)	(2,560,210)	—
Noncontrolling interests	811,620	(228,874)	—	582,746

TOTAL OWNERS' EQUITY / STOCKHOLDERS' EQUITY	3,747,337	(604,381)	—	3,142,956

TOTAL LIABILITIES AND OWNERS' EQUITY	$10,449,123	$—	$—	$10,449,123

(1)
The pro forma adjustment represents the income tax payable, calculated at our statutory tax rate of 42.84% which consists of 34% for federal income taxes and 8.84% for state income taxes.

(2)
The pro forma adjustment gives effect to the January 2010 exchange transaction in accordance with standards promulgated by the FASB regarding transactions between entities under common control, ASC 805-50-15. Accordingly, acquisition accounting did not apply and there was no step-up in basis as a result of this transaction.

        The following table sets forth the Statement of Operations for the period of inception (June 27, 2008) to June 30, 2008 and fiscal year ended June 30, 2009 and the six months ended December 31, 2008 and 2009 as if the conversion from a limited liability company and/or partnership to a corporation had occurred on inception (June 27, 2008). The Pro Forma Statements of Operations have been adjusted to show the impact of estimated income tax expense as well as the disclosure of earnings per common share.

SEED HOLDING, LLC
(A NEVADA LIMITED LIABILITY COMPANY)
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

	Inception to June 30,	Year Ended June 30,	Six Months Ended December 31,
	2008	2009	2008	2009
Revenue	$—	$4,947,105	$4,044,804	$4,661,198
Cost of revenue	—	3,652,226	2,917,257	3,231,994

Gross profit	—	1,294,879	1,127,547	1,429,204
Operating expenses
Selling, general and administrative expenses	—	559,377	191,895	297,889
Research and development expenses	—	56,782	29,469	38,128
Depreciation and amortization	—	212,307	102,433	118,776

Total operating expenses	—	828,466	323,797	454,793

Income from operations	—	466,413	803,750	974,411
Other (income) expense
Interest (income) expense, net	—	11,190	—	23,805
Other expense, net	—	(4,956)	(5,660)	—

Net income before income tax expense	—	460,179	809,410	950,606
Income tax expense(1)	—	197,141	346,751	407,240

Net income including noncontrolling interests	$—	$263,038	$462,659	$543,366

Net income attributable to noncontrolling interests	—	105,215	185,064	200,163

Net income attributable to Seed Holding, LLC	$—	$157,823	$277,595	$343,203

Net income attributable to Seed Holding, LLC per common share—Basic and diluted	$—	$0.05	$0.09	$0.11

Weighted average number of common shares outstanding:
Basic and diluted(2)	3,000,000	3,000,000	3,000,000	3,000,000

(1)
The pro forma adjustment represents the income tax expense, calculated at our statutory tax rate of 42.84%, which consists of 34% for federal income taxes and 8.84% for state income taxes.

(2)
The pro forma basic and diluted weighted average shares give effect to the 3,000,000 shares issued in the January 2010 exchange transaction.

        We based the pro forma information on available information and assumptions that management believes are reasonable and that reflect the effects of these transactions. We provide the pro forma information for informational purposes only, and this information should not be construed to be indicative of our consolidated financial position or results of operations had these transactions been completed on the dates assumed. This information does not represent a projection or forecast of our consolidated financial position or results of operations for future dates or periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under "Forward-Looking Statements" and "Risk Factors" and those included elsewhere in this prospectus.

Overview

        We are in the business of contracting production of our proprietary alfalfa seed varieties, processing the seed at our facility and marketing it as certified seed to agribusiness firms and farmers throughout the world. Until we incorporated in October 2009, our business was operated for almost 30 years as a general partnership owned by five general partners. Our business has been relatively consistent for many years: (i) we contract with a small network of growers, many of whom have grown our proprietary seed for us for more than two decades; (ii) we process the seed purchased from our growers in our seed cleaning and processing facility, which we modernized and rebuilt in the late 1980's and which has been more than adequate for our needs since then; and (iii) we sell our seed internationally and domestically through our network of dealers and distributors, as well directly to farmers, many of whom have been our customers for many years. Beginning in the fiscal year ended June 30, 2009, we employed a small internal sales staff to supplement our dealer and distributor networks. Although never a large portion of our business, we also have historically provided cleaning and processing services for other growers of alfalfa seed and small grains, including wheat, barley and triticale. Except for a small loss in 2002, we have been profitable every year since our inception in 1980. The partners, being satisfied with their return from the business, chose not to significantly expand, intentionally electing to maintain the same scale of operations rather than incurring significant debt and engaging in a meaningful amount of sales and marketing activities. Instead, the business relied on in-the-field results, word of mouth testimonials and the results of university-conducted trials of seed varieties, in which our proprietary seed varieties consistently perform at or near the top in terms of yield and other characteristics, such as heat and salt tolerance.

        Beginning in the fiscal 2010 year that started on July 1, 2009 (the "2010 Fiscal Year"), the management team installed by the new owners began to alter this historical course of business in order to increase stockholder value. We are raising capital in this offering in order both to grow the existing business and take the company in a new direction. We intend to increase our grower acreage, expand our sales and marketing efforts, both domestically and internationally, and extend the breadth and depth of our product offerings. Although we do believe a real opportunity exists to materially expand our alfalfa seed business without substantially overhauling our operations, we could nevertheless encounter unforeseen problems. These could include, by way of example, discovering that growers in the San Joaquin Valley want to grow crops that provide greater profit than alfalfa seed. Our growers could also decide to grow stevia for us instead of alfalfa seed, which is another uncertainty facing our current business. We could also fail to accurately anticipate the impact of our expanded sales and marketing efforts and not see a material increase in revenue after we ramp up sales and marketing activities. Therefore, we acknowledge that our plans to grow our alfalfa seed business are subject to some uncertainties, despite our optimism. We also are entering a new line of business by beginning the operation of a stevia breeding and cultivation pilot project. Inasmuch as this is a new line of business for us and incorporation of stevia extracts into food and beverages sold in the U.S. is a relatively new development, our plans may not succeed to the extent we expect or on the time schedule we have planned, or at all. We expect to incur substantial additional expenses during the 2010 Fiscal Year as we expand our alfalfa seed development, processing, sales and marketing activities and enter the stevia production business. Additionally, commencing on January 28, 2010, our operations will be subject to federal and state income taxes as a result of converting the company from a limited liability company to a corporation. Accordingly, our future results of operations will be subject to a statutory tax rate of approximately 42.8%.

        We currently are using less than 25% of our mill capacity, leaving room for substantial growth without having to incur significant capital costs. Our mill operations are not labor intensive, but we anticipate hiring additional personnel to run additional shifts. We also expect to make some alterations to a portion of our mill facility to accommodate stevia desiccation and bundling and to add seed-coating capabilities. In the future, we may also add a GMO processing line, if Roundup Ready alfalfa becomes legal to sell in the U.S., and our management team decides that it is in our best interest to have the capability (both in terms of licensing rights and facilities) to sell Roundup Ready alfalfa. As the date of this prospectus, Roundup Ready alfalfa is still not legally available for sale in the U.S., although in November 2009, the USDA released its draft environmental impact statement for public comment, which is a major step towards the expected deregulation of Roundup Ready alfalfa.

        Our business is seasonal, with sales concentrated in the months of September, October and November when customers are planting their fields. This coincides with the period during which seed growers harvest and deliver seed to us. We contract with growers based upon our anticipated market demand; we mill, clean and stock the seed during the harvest season and ship from inventory throughout the year, with the objective of selling most of the inventory from the current year's harvest before the next year's harvest. Tests show that seed that has been held in inventory for over one year produces higher hay yields. Therefore, provided that we have sufficient capital to carry additional inventory, we may increase our seed purchases and planned season end inventory if, in our judgment, we can generate increased margins and revenue with the aged seed. This will also reduce the potential for insufficient inventory availability in the event that we have higher than anticipated demand.

        The supply and demand for alfalfa seed, and consequently our revenue and margins, are difficult to project. We contract annually at fixed prices with approximately 15 growers who have established a history of yields that provide some predictability into anticipated supply volume and cost. Nevertheless, yields are subject to agriculture risk and the farming practices of each grower. Additionally, depending upon market prices for hay, the availability of water and the market prices for alternative crops, alfalfa hay growers may choose to convert growing hay crop to non-certified seed, and this additional supply, though temporary, can drive down the overall market price for seed, including the market for certified alfalfa seed.

        Although our alfalfa seed business is largely dependent upon the dairy industry's demand for alfalfa hay, our sales are made to a worldwide market. From inception until 2003, almost all our seed sales were to distributors who exported our products to international markets. Modest sales efforts in the western U.S. were initiated around 2003, and in the 2009 Fiscal Year, our seed shipments were allocated approximately 55% to the domestic market and 45% to distributors who sell into international markets. While the dairy business is subject to significant cycles of over-supply and under-supply, these fluctuations are generally localized. Consequently, although we are subject to the volatility of local markets, the breadth of our market and the quality niche of our certified seed have resulted in relatively stable demand. However, the supply of seed in the marketplace is subject to substantial swings. The negative effect of the severe hay market downturn, which began in fiscal 2009 when the dairy industry prices declined due to over-supply, is somewhat offset by our existing export contracts and the need of many our customers for the specific seed traits bred into our certified high yield, salt tolerant, non-dormancy products. We anticipate higher sales in the 2010 Fiscal Year as compared to the 2009 Fiscal Year. The outlook for fiscal 2011, beginning July 1, 2010 (the "2011 Fiscal Year"), is for increased margins based upon a reduction of seed contract costs, with sales contracts remaining at 2009

Fiscal Year levels. We also plan to continue to expand our served markets and therefore minimize the risks associated with any specific geographic market.

Information Presented

        Financial information in this prospectus consists of:

  •
  Statement of operations and statement of cash flows of S&W Seed Company, a California general partnership, for the fiscal year ended June 30, 2008 (audited);

  •
  Consolidated balance sheets of Seed Holding, LLC, a Nevada limited liability company, at June 30, 2008 and June 30, 2009 (audited) and December 31, 2009 (unaudited), consolidated statements of operations, statements of owners' equity and statements of cash flows for the period of inception (June 27, 2008) to June 30, 2008 and fiscal year ended June 30, 2009 (audited) and for the six months ended December 31, 2008 and 2009 (unaudited); and

  •
  Pro forma consolidated balance sheet of S&W Seed Company, a Delaware corporation, at December 31, 2009, assuming the existence of the corporate entity from inception (June 27, 2008) (unaudited) and pro forma consolidated statement of operations for the period from inception (June 27, 2008) through June 30, 2008, the fiscal year ended June 30, 2009 and for the six months ended December 31, 2008 and 2009 (unaudited).

        Our business was operated as a partnership beginning in 1980. On June 27, 2008, the general partners entered into an agreement with Seed Holding, LLC for the purchase of a 90% interest in the partnership over a two-year period. Pursuant to that purchase agreement, Seed Holding, LLC had initially purchased a 60% interest in the partnership for $2,400,000 in cash, with the obligation to acquire an additional 15% interest on June 30, 2009 for $600,000 in cash and another 15% interest on June 30, 2010 for an additional $600,000 in cash. The original agreement was modified in December 2009 to permit Seed Holding to purchase the entire partnership. At December 31, 2009, Seed Holding, LLC owned an 85% general partnership interest and had issued $730,000 in promissory notes to the four general partners. These notes are due on June 30, 2010 but accelerate upon the closing of our public offering. Seed Holding, LLC agreed to purchase the remaining 15% general partnership interest on the earlier of June 30, 2010 or the closing of our initial public offering. S&W Seed Company was incorporated in Delaware on October 2, 2009. In January 2010, the members of the Seed Holding, LLC exchanged their membership units for 3,000,000 shares of S&W Seed Company, a Delaware corporation, the Delaware corporation became the sole member of Seed Holding, and the corporation assumed the obligation to purchase the remaining 15% general partnership interest. Upon the acquisition of the remaining 15% general partnership interest, the Delaware corporation will own 100% of the general partnership, and the general partnership will cease to exist. Seed Holding and the corporation will have paid a total of $3,819,543 in cash plus 69,000 shares of our common stock (issued in January 2010 in exchange for 560 membership units of Seed Holding) for 100% of the Partnership.

        The historical financial information contained in this prospectus has been derived from financial statements prepared in accordance with generally accepted accounting principles ("GAAP") for general partnerships and limited liability companies. The consolidated financial statements of Seed Holding consolidate the limited liability company with the partnership. Upon the completion of the recapitalization with the closing of this offering, our financial statements will thereafter be prepared in accordance with GAAP for corporations. The principal differences between the two methods relate to the accounting for the treatment of owners' equity versus stockholders' equity, accounting for income taxes and the accounting and reporting of earnings per share. In contrast, when we were not taxed as an entity, as a C corporation, the statutory tax rate of 42.84%, consisting of 34% for federal income taxes and 8.84% for state income taxes, will negatively impact our bottom line.

        Both because we have moved from the partnership and limited liability structures to the corporate structure, and because we are entering a new growth mode that we have not historically pursued, we do not believe that our historical financial results are indicative of future results.

Results of Operations

        The following discussion and analysis of our results of operations compares the consolidated results of operations of Seed Holding, LLC for the six months ended December 31, 2008 and 2009, followed by a discussion and analysis of the results of operations of S&W Seed Company, a general partnership, at June 30, 2008 compared to the consolidated results of operations Seed Holding, LLC for the fiscal year ended June 30, 2009 because the partnership was the operating entity throughout the 2008 Fiscal Year, and Seed Holding is considered the operating entity on a consolidated basis with the partnership for the 2009 Fiscal Year.

Six Months Ended December 31, 2008 compared to the Six Months Ended December 31, 2009

  Revenue and Cost of Revenue

        Revenue for the six months ended December 31, 2008 was $4,044,804 compared to $4,661,198 for the six months ended December 31, 2009. The $616,394 increase in revenue for the six months ended December 31, 2009 was due to a $75,087 increase in volume, a $425,583 increase due to pricing and a $115,724 increase in milling services. The increase in volume of $75,087 represented a 2%, or 25,263 pound, increase in the volume of seed sold. The $425,583 increase in pricing is the result of a 12%, or $0.35 per pound, increase in the average selling price of our seed in the current period. Revenue for the six months ended December 31, 2008 included approximately $469,362 of milling and other services compared to $585,086 in the current period. The increase can also be attributed to an increase in milling services during the six-month period ended December 31, 2009. Revenue for the six months ended December 31, 2008 included approximately $429,259 of milling services compared to $591,828 in the current year period. We plan to devote additional resources in the future to expanding our milling services business and accordingly, we expect our milling revenues to increase commensurately.

        Cost of revenue of $2,917,257 in the six months ended December 31, 2008 was 72% of revenue, while the cost of revenue of $3,231,994 in the six months ended December 31, 2009 was 69% of revenue. The increase in cost of revenue for the 2009 Fiscal Year was attributed to a $369,971 increase in the cost of seed and a $55,946 increase in the volume of seed sold, partially offset by a $111,180 decrease in costs of milling and other services. The decrease in the percentage cost of revenue in the six months ended December 31, 2009 was attributable primarily to an increase in higher margin milling services in the current period. Gross margins on seed revenue were consistent during both periods as the average selling price of our seed increased by $0.35 per pound or 12% and the average cost of seed sold increased by $0.30 per pound or 14%.

        We expect that selling prices in the 2010 Fiscal Year will remain stable compared to those of the 2009 Fiscal Year, while the cost of product in inventory for delivery during the remainder of the 2010 Fiscal Year will be higher compared to Fiscal Year 2009. We have arrangements with our growers for the production of seed for harvest periods beginning in August 2010 and ending in October 2010. These grower contracts will be approximately 18% less than the 2010 Fiscal Year product price.

        In the second quarter of the 2010 Fiscal Year, we began our stevia production pilot project. At our request, one of our largest alfalfa seed growers began preparing for planting test varieties of stevia that will be planted in the spring of 2010. We have agreed to reimburse the grower for its direct growing costs, but we do not anticipate earning meaningful revenue from our stevia leaf sales in the 2010 Fiscal Year. We do expect to begin commercial sales of stevia leaf in the fiscal year ending June 30, 2011, although unforeseen factors could change our plans.

  Selling, General and Administrative expenses

        Selling, general and administrative expenses ("SG&A") for the six months ended December 31, 2008 was $191,895 compared to $297,889 for the six months ended December 31, 2009. The $105,994 increase in current period SG&A expense versus the comparable period in the prior year was due primarily to a $100,289 increase in personnel costs for sales and marketing and administration. The remainder of the increase can be attributed to an increase in advertising expenses of $5,230. We anticipate that during the 2010 Fiscal Year, selling expenses will increase further, both in dollar amount and as a percentage of revenue, as we expand our marketing activities (both in terms of the nature and extent of such activities, as well as in geographic expansion) in support of our efforts to expand our presence in the marketplace. We also expect an increase in legal, accounting, investor relations and consulting SG&A expenses, associated with operations as a reporting public company. In line with the expanded scope of our operations, we also anticipate a modest increase in employees.

  Research and Development Expenses

        Research and development expenses ("R&D") for the six months ended December 31, 2008 and 2009 were $29,469 and $38,128, respectively. R&D expenses have been stable and modest, associated primarily with fees paid to our geneticist for developing and improving our seed varieties. We anticipate an increase in R&D of approximately $300,000 per annum as we expand our alfalfa seed and stevia product development.

  Depreciation and Amortization

        Depreciation and amortization expense for the six months ended December 31, 2008 was $102,433 as compared to $118,776 for six months ended December 31, 2009. Included in these amounts is amortization expense for intangibles assets which totaled $26,484 for both the 2008 and 2009 periods. The increase in depreciation expense was attributable primarily to the addition of certain new fixed assets, including vehicles, a trailer and other equipment.

  Interest Expense, Net

        Interest expense, net for the six months ended December 31, 2008 was $0 as compared to $23,805 for six months ended December 31, 2009. The increase in the current period was attributable primarily to the increase in borrowings on the working capital line of credit.

  Net Income Including Non-Controlling Interests

        We had net income including non-controlling interests of $809,410 for the six months ended December 31, 2008 compared to $950,606 for the six months ended December 31, 2009. The $141,196 or 17% increase in net income in the current period was attributable primarily to the $301,656 increase in gross profit as discussed above, partially offset by an increase in SG&A expenses and interest expense which is also discussed above.

Fiscal Year Ended June 30, 2008 Compared to the Fiscal Year Ended June 30, 2009

  Revenue and Cost of Revenue

        Revenue for the fiscal year ended June 30, 2008 (the "2008 Fiscal Year") was $5,098,626 compared to $4,947,105 for the fiscal year ended June 30, 2009 (the "2009 Fiscal Year"). The $151,521 decrease in 2009 Fiscal Year revenue was due to a $1,280,845 decrease in volume, a $1,004,339 increase due to pricing and a $124,985 increase in milling services. The decrease in volume of $1,280,845 represented a 27%, or 552,274 pound, decrease in the volume of alfalfa seed sold. The $1,004,339 increase in pricing was the result of a 29%, or $0.67 per pound, increase in the average selling price of our seed in the current period. The decrease in volume was primarily attributable to fewer shipments to our distributor who sells into Saudi Arabia. Revenue for the 2008 Fiscal Year included approximately $365,202 of milling services compared to $490,187 in the current year period. We plan to devote additional resources in the future to expanding our milling services business and accordingly, we expect our milling revenues to increase commensurately.

        Cost of revenue of $3,516,861 for the 2008 Fiscal Year was 69% of revenue, while the cost of revenue of $3,652,226 in the 2009 Fiscal Year was 74% of revenue. The increase in cost of revenue for the 2009 Fiscal Year was attributed to a $925,318 increase in the cost of seed, partially offset by an $866,719 decrease in the volume of seed sold and a $76,766 increase in costs of milling and other services. The increase in the percentage cost of revenue in the 2009 Fiscal Year is attributable primarily to the $0.62 per pound or 40% increase in the cost of raw seed partially offset by a $0.67 per pound or 29% increase in the average selling price of our seed that generated the revenue for the respective periods.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses ("SG&A") for the 2008 Fiscal Year were $440,954 compared to $559,377 for the 2009 Fiscal Year. The $118,423 increase in current period SG&A expense versus the comparable period in the prior year was due primarily to an increase in wages and salaries of $61,913 and insurance costs of $27,385. We anticipate that during the 2010 Fiscal Year, selling expenses will increase further, both in dollar amount and as a percentage of revenue, as we expand our marketing activities (both in terms of the nature and extent of such activities, as well as in geographic expansion) in support of our efforts to expand our presence in the marketplace. We also expect an increase in legal, accounting, investor relations and consulting SG&A expenses, associated with operations as a reporting public company. In line with the expanded scope of our operations, we also anticipate a modest increase in employees.

  Research and Development Expense

        Research and development expenses ("R&D") for the Fiscal Years 2008 and 2009 were $39,965 and $56,782, respectively. R&D expenses have been stable and modest, associated primarily with fees paid to our geneticist for developing and improving our seed varieties. We anticipate an increase in R&D of approximately $300,000 per annum as we expand our alfalfa seed and stevia product development.

  Depreciation and Amortization

        Depreciation and amortization expense for the 2008 Fiscal Year was $17,189 as compared to $212,307 for the 2009 Fiscal Year. The increase from the 2008 Fiscal Year to the Fiscal 2009 Fiscal Year is attributable to the June 27, 2008 acquisition, which was accounted for as a purchase transaction. Accordingly, the assets and liabilities of the S&W Seed Company, a California general partnership, were recorded at their estimated fair values at the dates of the acquisitions. The fair value of property, plant, and equipment on the date of acquisition was $2,483,936, which represented a significant increase in basis compared to the $147,080 of net book value recorded on the financial statements of S&W Seed Company, a California general partnership. As part of the purchase accounting, Seed Holding, LLC also recorded intangible assets totaling $734,562, which included the fair value of trade name, customer relationships, technology/IP and non-compete agreements. The 2009 Fiscal Year depreciation and amortization expense of $212,307 included $159,334 of depreciation and $52,973 of amortization of intangible assets. Depreciation expense in the 2008 Fiscal Year represented expense of the standalone partnership financial statements and did not reflect the increase in basis from the fair value accounting applied on Seed Holding, LLC consolidated financial statements.

  Interest Expense, Net

        For the 2008 Fiscal Year, we had interest income of $1,218 compared to interest expense of $11,190 for the 2009 Fiscal Year. The interest expense incurred in the 2009 Fiscal Year was attributable to our use of the operating credit line that we established during that fiscal year, while we borrowed no funds during the 2008 Fiscal Year.

  Net Income Including Non-Controlling Interests

        We had net income of $1,084,658 for the 2008 Fiscal Year compared to net income including non-controlling interests of $460,179 for the 2009 Fiscal Year. The decrease in net income in 2009 Fiscal Year was attributable primarily to the $286,886 decrease in gross profit as discussed above. The decrease was also attributable to the $195,118 increase in depreciation and amortization expense and $118,423 increase in SG&A expenses as discussed above.

Liquidity and Capital Resources

  Overview

        Our working capital and working capital requirements fluctuate from quarter to quarter depending on the phase of the growing and sales cycle that falls during a particular quarter. Our need for cash is highest in the second and third fiscal quarters (October through March) because we typically pay our contracted growers progressively, starting in the second quarter. In certain years, we have deferred our payments to later in the year to coincide with collections from our customers. We have long-term relationships with our growers, and we have the ability to negotiate extended payment terms with them to coincide with the timing of our cash collections from customers. In the current fiscal year, we deferred certain grower payments due in February and have paid our growers approximately 65% of the total obligation for the Fall 2009 harvest. We plan to pay the remaining balances before the end of our fiscal year. We believe we will have sufficient cash on hand to make these payments without using the proceeds from this offering. Combined, these payments represent approximately 80% of our annual cash operating expenses. Alfalfa seed harvest occurs during our first fiscal quarter (August and September), and we typically process most of our alfalfa seed during September, October and November. Therefore, the value of inventory is the highest in the first and second quarters, as are our labor costs. But we also generate the greatest amount of cash during the planting season in the first fiscal and second fiscal quarters. Due to the concentration of sales to our distributor who sells into Saudi Arabia, representing approximately 43% of sales in the 2009 Fiscal Year, our month-to-month and quarter-to-quarter sales and associated cash receipts are highly dependent upon the timing of deliveries to and payments from our distributor who sells into Saudi Arabia, which have varied significantly from year to year. The concentration of sales has also resulted in a concentration of credit. At December 31, 2009, this customer accounted for 39% of our accounts receivable. However, we have a long-standing relationship of over two decades with this customer, and we believe that all of its outstanding accounts receivable balances are fully collectible. We continuously monitor and evaluate our credit policies with all of our customers based on historical collection experience, current economic and market conditions and a review of the current status of the respective trade accounts receivable balance. Our relationships with our distributors do not include a right of return.

        Our principal working capital components include accounts receivable, inventory, prepaid expense and other current assets, and accounts payable and interest payable. Since our inception until 2009, we generated sufficient operating cash flow throughout the year to fund our operations and to distribute surplus annually to the partners. Until the 2009 Fiscal Year, one of the general partners advanced working capital from time to time as the business needs dictated on a seasonal basis to fund operations.

        In the 2009 Fiscal Year, we established a working capital line of credit with Wells Fargo Bank under the terms of which we are able to draw down up to $2,500,000 to fund our seasonal working capital needs. At February 28, 2010, the outstanding balance was $1,708,528. The line bears interest at 3% over the daily one month LIBOR in effect from time to time. On February 26, 2010, the line was renewed and will mature on April 1, 2011.

Summary of Cash Flows

        The following table shows a summary of our cash flows for the fiscal years ended June 30, 2008 and 2009 and for the six months ended December 31, 2008 and 2009:

	Fiscal Year Ended June 30,		Six Months Ended December 31,
	2008(1)	2009	2008	2009
Cash flows from operating activities	$898,674	$179,005	$852,958	$(634,198)
Cash flows from investing activities	(30,975)	(212,216)	(70,648)	(29,635)
Cash flows from financing activities	(867,692)	33,571	(420,691)	1,046,570
Net increase (decrease) in cash	7	360	361,619	382,737
Cash and cash equivalents, beginning of period	0	7	7	367
Cash and cash equivalents, end of period	$7	$367	$361,626	$383,104

(1)
2008 represents a summary of the Statement of Cash Flows for S&W Seed Company, a California partnership. All other periods presented are of Seed Holding, LLC.

        At February 28, 2010, we had $4,265 in cash on hand. We believe that the net proceeds of this offering, together with cash flows from operations and our working capital line of credit will be sufficient to meet our working capital requirements for the next 12 months.

  Operating Activities

        For the six months ended December 31, 2008, operating activities provided $852,958 in cash, as a result of net income including noncontrolling interests of $809,410, depreciation and amortization of $102,433 and an increase of accounts payable of $1,733,916, partially offset by an increase in accounts receivable of $620,596 and an increase in inventories of $1,512,888. In the six months ended December 31, 2009, operating activities used $634,198 in cash, as a result of net income including noncontrolling interests of $950,606 depreciation and amortization of $118,776 and an increase of accounts payable of $3,648,906, partially offset by an increase in accounts receivable of $2,190,593 and an increase in inventories of $3,174,476. Due to the seasonality of our business, our inventory and accounts payable balances are at their highest levels in first and second quarters of the fiscal year. In the current fiscal year, we made larger commitments with our growers and accordingly we were carrying higher levels of inventory and accounts payable at December 31, 2009 than at December 31, 2008. Because the germination rate, and therefore the quality, of alfalfa seed improves over the first year of storage, inventory obsolescence is not a material concern. In fiscal 2010, we intend to sell the majority of our current levels of inventory from the 2009 harvest, and any remaining inventory balances will be sold in first fiscal quarter of fiscal 2011. We do not see any recoverability issues with respect to our current inventory balances on hand. Additionally, our current inventory balances will not result in us reducing the commitments we made to growers to purchase seed from them in the 2010 harvest. We plan to purchase an estimated 3.0 to 3.2 million pounds ($6,750,000 to $7,200,000) of alfalfa seed that is expected to be harvested during the 2010 harvest (which occurs in our fiscal year ending June 30, 2011). We intend to carry higher levels of inventory in future periods to meet anticipated demand resulting from the increased marketing efforts, which is disclosed as a use of proceeds of this offering.

        The increase in accounts receivable can be primarily attributed to differences in timing of sales and timing of collections from our customers. We believe that we will fully collect all accounts receivable balances outstanding at December 31, 2009, although the exact timing cannot be predicted with certainty.

        For the Fiscal Year 2008, operating activities provided $898,674 in cash, as a result of net income of $1,084,658, depreciation and amortization of $17,189 and an increase of accounts payable of $109,011 and a decrease in inventories of $272,353, partially offset by an increase in accounts receivable of $110,905 and an increase in due from related parties of $470,524. For the Fiscal Year 2009, operating activities provided $179,005 in cash, as a result of net income including noncontrolling interests of $460,179, depreciation and amortization of $212,307 and a decrease in due from related parties of $421,830, partially offset by an increase in inventories of $965,286. At June 30, 2009, we were carrying $965,286 of additional inventory compared to our balances at June 30, 2008. The increase in inventory levels can be attributed to lower sales than originally anticipated for the 2009 Fiscal Year.

  Investing Activities

        Our primary investing activities during the six months ended December 31, 2008 consisted of $86,560 of additions of certain new fixed assets, including vehicles, a trailer and other equipment. Our investing activities during the six months ended December 31, 2009 totaled $29,635. We expect to have ongoing capital expenditure requirements to support our stevia production and seed-coating facility plans and other infrastructure needs. We expect to fund this investment with a portion of the net proceeds from this offering.

        Our primary investing activities during Fiscal Year 2008 consisted of $30,975 of additions of certain new fixed assets. Our investing activities during Fiscal Year 2009 consisted of $228,854 of new fixed asset additions. We expect to have ongoing capital expenditure requirements to support our stevia production and seed-coating facility plans and other infrastructure needs. We expect to fund this investment with a portion of the net proceeds from this offering.

  Financing Activities

        During the six months ended December 31, 2008, our financing activities consisted primarily of withdrawals by owners of $143,252 and repayments to related parties of $277,439. During the six months ended December 31, 2009, our financing activities consisted primarily of withdrawals by owners of $79,614 and borrowings on the revolving credit loan of $1,225,804 as well as $99,620 of equity offering costs. We borrowed $2.2 million on our revolving credit facility during the three months ended December 31, 2009. Of these amounts drawn, approximately $2.17 million was paid to our growers and the remaining balance was held in cash, which we have since used for various working capital purposes.

        During Fiscal Year 2008, our financing activities consisted primarily of contributions from partners of $991,000, withdrawals from partners of $2,136,131 and advances to related parties of $277,439. During Fiscal Year 2009, our financing activities consisted primarily of withdrawals from owners of $664,672, borrowings on the revolving credit loan of $975,682 and repayments to related parties of $277,439.

Interest Rate Fluctuation Risk

        We do not have any long-term borrowings. Our credit facility at Wells Fargo Bank bears interest at 3% over the daily one-month LIBOR in effect from time to time. Therefore, we do bear some interest rate fluctuation risk. However, we consider that risk nominal inasmuch as interest rates continue to remain at historical lows.

Inflation Risk

        We do not believe that inflation has had a material effect on our business, financial condition or results of operations. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Off Balance Sheet Arrangements

        We did not have any significant off-balance sheet arrangements.

Capital Resources and Requirements

        Our future liquidity and capital requirements will be influenced by numerous factors, including:

  •
  the extent and duration of future operating income;

  •
  the level and timing of future sales and expenditures;

  •
  working capital required to support our growth;

  •
  investment capital for plant and equipment;

  •
  our sales and marketing programs;

  •
  competition; and

  •
  market developments.

        The alfalfa seed revenue and associated fixed and variable operating expenses, as well as research and development expenses have historically been relatively stable, and we expect this trend to continue. Our new focus on sales and marketing efforts is expected to increase sales volume over time, which, in turn, we anticipate will result in increasing revenue. Our available labor force is plentiful and stable, and many of our laborers have worked for us for over a decade. Our network of distributors in the western United States and growers in California has been stable and productive for over 10 years. The price we pay to growers is contracted annually and prior to establishing our sales prices for the season. Therefore, while the market price for alfalfa seed may fluctuate year to year, we are generally able to maintain a profitable margin between our seed costs and selling prices. We have not seen, nor do we expect, technology changes in the methods of processing and milling alfalfa or other small grain products requiring a capital investment to maintain our competitive high quality and low cost position. Consequently, our capital investment needs and our maintenance expenses from year to year are relatively minor, predictable and stable.

Critical Accounting Policies

        The accounting policies and the use of accounting estimates are set forth in the footnotes to the audited financial statements.

        In preparing our financial statements, we must select and apply various accounting policies. Our most significant policies are described in Note 2—Significant Accounting Policies set forth in the notes to the audited financial statements. In order to apply our accounting policies, we often need to make estimates based on judgments about future events. In making such estimates, we rely on historical experience, market and other conditions, and on assumptions that we believe to be reasonable. However, the estimation process is by its nature uncertain given that estimates depend on events over which we may not have control. If market and other conditions change from those that we anticipate, our results of operations, financial condition and changes in financial condition may be materially affected. In addition, if our assumptions change, we may need to revise our estimates, or to take other corrective actions, either of which may also have a material effect on our results of operations, financial condition or changes in financial condition. Members of our senior management have discussed the development and selection of our critical accounting estimates, and our disclosure regarding them, with the audit committee of our board of directors, and do so on a regular basis.

        We believe that the following estimates have a higher degree of inherent uncertainty and require our most significant judgments. In addition, had we used estimates different from any of these, our results of operations, financial condition or changes in financial condition for the current period could have been materially different from those presented.

        Intangible Assets:    All amortizable intangible assets are assessed for impairment whenever events indicate a possible loss. Such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the recorded value of the intangible asset, the carrying amount of the intangible is reduced by the estimated cash-flow shortfall on a discounted basis, and a corresponding loss is charged to the consolidated statement of operations. Significant changes in key assumptions about the business, market conditions and prospects for which the intangible asset is currently utilized or expected to be utilized could result in an impairment charge. We have performed an annual review for impairment and none existed as of June 30, 2009.

Recently Adopted and Recently Enacted Accounting Pronouncements

        In April 2008, the FASB issued ASC 350-10, "Determination of the Useful Life of Intangible Assets." ASC 350-10 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350-10, "Goodwill and Other Intangible Assets." ASC No. 350-10 is effective for fiscal years beginning after December 15, 2008. The adoption of this ASC did not have a material impact on our consolidated financial statements.

        In April 2009, the FASB issued ASC 805-10, "Accounting for Assets Acquired and Liabilities assumed in a Business Combination That Arise from Contingencies—an amendment of FASB Statement No. 141 (Revised December 2007), Business Combinations". ASC 805-10 addresses application issues raised by preparers, auditors and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. ASC 805-10 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. ASC 805-10 will have an impact on our accounting for any future acquisitions and its consolidated financial statements.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events", which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also requires disclosure of the date through which subsequent events are evaluated by management. ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively. Because ASC Topic 855 impacts the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact our consolidated results of operations or financial condition. See Note 10 for disclosures regarding our subsequent events.

        Effective July 1, 2009, we adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 105-10, Generally Accepted Accounting Principles—Overall ("ASC 105-10"). ASC 105-10 establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates ("ASUs"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout these consolidated financials have been updated for the Codification.

        In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. This ASU is effective October 1, 2009. The adoption of this ASU did not impact our consolidated results of operations or financial condition.

        In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. ASU No. 2009-13 is effective beginning January 1, 2011. We are currently evaluating the impact of this standard on our consolidated results of operations and financial condition.

        In December 2007, the FASB amended its existing standards for a parent's non-controlling interest in a subsidiary and the accounting for future ownership changes with respect to the subsidiary. The new standard defines a non-controlling interest, previously called a minority interest, as the portion of equity in a subsidiary that is not attributable, directly or indirectly, to a parent. The new standard requires, among other things, that a non-controlling interest be clearly identified, labeled and presented in the consolidated balance sheet as equity, but separate from the parent's equity; that the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income; and that if a subsidiary is deconsolidated, the parent measure at fair value any non-controlling equity investment that the parent retains in the former subsidiary and recognize a gain or loss in net income based on the fair value of the non-controlling equity investment. We adopted the new standard effective July 1, 2009, and applied it retrospectively. As a result, we reclassified non-controlling interests from the mezzanine section to equity in the June 30, 2009 and 2008 consolidated balance sheets. Certain reclassifications to the consolidated statements of operations have been made to prior period amounts to conform to the presentation of the current period under the new standard.

BUSINESS

Introduction

        We are in the business of contracting production of our proprietary alfalfa seed varieties, processing the seed at our facilities, obtaining state certification and marketing the certified seed to agribusiness firms and farmers throughout the world. Since the inception of our predecessor general partnership in 1980, we have built our reputation in the niche market for salt- and heat-tolerant, non-dormant varieties of alfalfa seed. We believe our proprietary varieties are well-suited to meet the needs of the marketplace, typified by surging nutritional demands in developing countries and plagued by declining resources of arable land and fresh water. Our "flagship" salt-tolerant variety, SW 9720, was rated No. 1 out of 44 top alfalfa varieties as of the end of the 2008 season in yield per acre tests conducted by UC Davis. During the fall of 2009, we contracted with certain of our growers to produce our recently introduced seed variety, SW 9215, in quantity. SW 9215, which evolved from our popular SW 9720, is more salt tolerant than SW 9720 while producing equal or better yields. Also in the fall of 2009, we arranged to produce a new, high-yielding, highly-salt tolerant alfalfa seed that is an "8" dormancy variety. We are not aware of any other "8" dormancy salt tolerant alfalfa seed on the market. If certified by the California Crop Improvement Association at U.C. Davis on the time schedule we currently anticipate, this variety will be available for sale for the first time during the 2010 sales season, which occurs primarily during the summer and fall.

        Our seed is produced by a small network of local growers in the San Joaquin Valley of California, many of whom are family farmers who have grown for us for multiple generations. In the current growing season, we have contracted for approximately 3,280 acres of seed. Several of our growers are capable of increasing the acreage they devote to alfalfa seed production as we expand our seed business and have indicated a willingness to do so. We also believe we could add more growers to our network.

        We own a seed cleaning and processing facility in Five Points, California that we constructed and have operated since 1980. Our facility was extensively modernized and rebuilt in the late 1980's. The property encompasses a total of 40 acres, including 35 acres that are in reserve for future development and five acres on which are situated permanent structures and three seed processing lines. We believe that the replacement cost of our Five Points facility would be at least $12 million. The facility has been operating at less than 25% of capacity, providing ample opportunity for growth. We intend to capitalize on our facility's central location in the San Joaquin Valley by aggressively marketing our seed cleaning and processing services to other growers of alfalfa seed, as well as growers of small grains such as wheat, barley and triticale, which are processed at different times of the year than alfalfa seed.

        We recently formed Stevia California, LLC and are seeking to capitalize on the position of the FDA, first enunciated in two December no objections letters that the stevia-derived sweetener, Reb-A, is generally recognized as safe ("GRAS") as a food additive. Stevia is a completely natural, non-caloric sweetener with a long history of use in Japan and other countries. The FDA's December 2008 determination has opened up the commercial marketplace in the U.S., where stevia is rapidly gaining broad acceptance. Since December 2008, several of the largest global beverage companies have launched new products containing stevia extracts or derivatives, including The Coca Cola Company and PepsiCo. In fiscal 2010, we began the launch of our stevia plant breeding program with the goal of developing high quality, high yielding plants that we intend to sell to stevia processors. Stevia and alfalfa seed can be grown in the same climate and soil, so we believe we are well situated to take advantage of this new opportunity. Moreover, we believe there is more than enough acreage available within a reasonable distance of our facility so that planting of stevia will not impact our alfalfa seed production. One of our largest alfalfa seed growers has agreed to supply our initial test quantities of several proprietary varieties of stevia leaf, and once harvested, we will begin processing stevia as part of our initial pilot project. However, we do not anticipate earning any meaningful revenue from the sale of dried stevia leaf in fiscal 2010, and our oral agreement with the grower provides only for reimbursement of its direct and indirect costs incurred in assisting us during this initial phase.

World Agriculture Overview

        One of the biggest challenges of the 21st century will be to expand agricultural production so that it can meet the food and nutritional demands of the world's growing population. According to World Population Prospects, The 2008 Revision, Executive Summary, published by the United Nations in 2009, the world population is projected to reach 7.0 billion in late 2011, up from the 6.8 billion previously estimated, and surpass 9.0 billion people by 2050.

        Improvements in farm productivity have allowed agriculture to keep pace with growing food demand. Yield-enhancing technologies such as mechanization, hybrid seed and crop protection chemicals have enabled farmers to meet the ever-growing demand for food. Because of decreases in the amount of arable land and shrinking worldwide fresh water resources, further increases in agricultural production must come from improvements in agricultural productivity. We address this need by breeding high-yielding alfalfa seed that is tolerant to inferior, saline soils, thereby allowing farmers to make marginal soils with inferior water quality as productive as superior soils.

  Alfalfa Seed Industry

        Alfalfa seed is primarily used for growing animal feed, known as "forage." Seed is planted to produce alfalfa that is then used for grazing, "greenchop" (fresh alfalfa cut in the field without drying), silage, baled hay, cubes or pellets as a primary food stock for the livestock industry, which includes dairy and beef cattle, horses and sheep. Although originally a hot climate plant native to the Middle East, dormant and semi-dormant varieties of alfalfa have adapted to cold climates by going dormant during periods when frost or snow conditions would otherwise kill them. Dormancy is rated using a numerical system under which fully dormant varieties are rated 2 through 4, and the most non-dormant varieties are rated 10. The non-dormant varieties are best suited to hot, dry climates, where the growing season is able to be sustained for most of the year, resulting in larger yields per plant.

        Approximately 80 million pounds of alfalfa seed are produced in the U.S. each year according to a study by Shannon Mueller (Alfalfa Seed Production in the Western United States, published by the University of California at Davis). The Pacific Northwest produces seed of semi-dormant and dormant varieties, while substantially all of the seed produced in California is of non-dormant varieties, with dormancy ratings of between 7 and 10. The climate in the western U.S. is excellent for production of high-quality alfalfa seed, and Mueller's study cited above estimates that 85% of U.S. alfalfa seed is produced in California, Idaho, Oregon, Washington and Nevada. Although California is the largest supplier of alfalfa seed in the U.S., changes in economics, including the cost of water and the economic return to farmers for planting competing crops, as well as environmental and regulatory constraints, including pesticide regulations, have had a negative impact on California production. While expansion in Idaho, Oregon and Washington has maintained total U.S. supplies of alfalfa seed at a near constant level, this production has not replaced California's production of non-dormant varieties because these Northwestern states lack the warm climate suited to non-dormant varieties. A significant percentage of California's production is exported to the Middle East, North Africa, Mexico and other hot, arid regions of the world.

        Alfalfa seed production is demanding for even the most experienced farmers. Farming practices must be tailored to the climatic conditions of each area. Irrigation must be carefully controlled and timed to stress the plants to cause maximum flowering and seed production. Weed control is essential in order to pass inspections for purity needed for certification. Insect pests, especially lygus bugs, must be managed throughout the season, using strategies that protect pollinators, such as honey bees, leafcutter bees and alkali bees. Fields are desiccated using chemicals that remove moisture and then are harvested as quickly thereafter as possible to limit or avoid rain damage.

        The alfalfa industry (and therefore the alfalfa seed industry) is highly dependent on the dairy industry, which is the largest consumer of alfalfa hay. In recent years, the California dairy industry has been severely impacted by prices being set below production costs. Dairy prices are now improving, albeit slowly.

  Stevia and the Sweetener Industry

        High-grade stevia is a fast-growing newcomer in the estimated $50 billion global sweetener market, which is still dominated by sugar, although sugar substitutes now account for more than $5 billion of the global sweetener market (according to data derived from Artificial Sweeteners—Global Strategic Business Report, Global Industry Analysts, Inc., July 2007; United States Department of Agriculture, Economic Research Service, and World Sugar Reports).

        Traditional sweeteners include sugar and high fructose corn syrup. Sugar is ubiquitous throughout the world; however, it carries risks associated with over-consumption. Such over-consumption has contributed to increased rates of obesity, diabetes and other health-related issues. In recent years, these concerns have stimulated a demand in the market for alternatives to sugar and especially non-nutritive sweeteners (i.e., carbohydrate sugar substitutes that do not require insulin in the metabolism process), a trend that is occurring globally.

        High-intensity sweeteners, also known as artificial sweeteners, currently represent only a small portion of the global sweetener market. However, because that market is so large, high intensity sweeteners still represent billions of dollars in annual sales. According to Artificial Sweeteners—Global Strategic Business Report, referred to above, based on historical trends, high intensity sweeteners are expected to increase their share of the global sweetener market annually. The primary products in this category include (i) aspartame, which is marketed under the brand names Equal and NutraSweet, (ii) saccharin, which is marketed under the brand name Sweet 'N Low and (iii) sucralose, which is marketed under the brand name Splenda. These products are classified as "high intensity" sweeteners because they are estimated to be at least 200 times sweeter than sugar.

        Stevia is a natural, non-caloric sweetener, estimated to be 200 to 300 times sweeter than sugar. Its taste has a slower onset and longer duration than that of sugar. However, a common complaint is that some of its extracts and derivatives have a bitter aftertaste, and its taste does not uniformly correspond to all regional taste preferences. Nevertheless, the incorporation of stevia-derived extracts into foods and beverages in the U.S. has seen a rapid increase since the beginning of 2009.

        The stevia plant is indigenous to the rain forests of Paraguay and Brazil and has been used as a sweetener in its raw, unprocessed form for hundreds of years. In recent years, it has been grown commercially in Brazil, Paraguay, Uruguay, parts of Central America, Thailand, China and the U.S. Currently, the majority of global commercial stevia production occurs in China where growing conditions and labor costs are favorable.

        Stevia has been used broadly in Japan since the 1970s. Despite its acceptance in other countries, stevia has had only limited market penetration in the U.S. A 1995 FDA interpretation treated stevia as a nutritional supplement for product-labeling purposes, which precluded its use as a food additive. As a result, stevia was found primarily in natural and health food stores. In December 2008, the FDA issued two no objection letters to companies seeking a determination that Rebaudioside A ("Reb-A"), a high-purity stevia glycoside extract, could be designated as GRAS, which means "generally accepted as safe" as a food additive. This designation has resulted in stevia's emergence as a potentially "mainstream" sweetening product. Both The Coca-Cola Company and PepsiCo, among other companies, are now marketing products incorporating stevia extracts. Mintel International, a global supplier of consumer, product and media information, stated in a September 2009 press release entitled "Stevia market to break $100 million this year," that by mid-July 2009, stevia sales in the U.S. had exceeded $95 million in 2009, compared to approximately $21 million in all of 2008. They also projected that the stevia market could exceed $2 billion by the end of 2011. Annual new product activity for stevia more than doubled between 2007 and 2008, and in the first eight months of 2009, Mintel's Global New Products Database (GNPD) monitored the launch in the U.S. of more than 110 food, drink and healthcare products made with stevia by leading global food and beverage companies such as The Coca Cola Company, Cargill, PepsiCo and Merisant Company.

        According to a Harris Poll (#67, June 26, 2008), three out of five Americans believe artificial sweeteners are only somewhat safe or not safe at all. Further, the 2008 Food and Health Survey: Consumer Attitudes Toward Food, by the International Food Information Council Foundation, reported that 43% to 45% of Americans said they wanted to use less aspartame, sucralose and saccharin. Stevia presents food and beverage companies with the opportunity to offer consumers a healthier, natural alternative.

        In the food and beverage industry, products catering to healthy lifestyles are one of the key drivers in sector growth. Increases in obesity, diabetes, and associated health risks have led consumers to pay more attention to diet. Global trends toward natural, healthy, organic and "green" products have been evident. Food and beverage companies are formulating and launching new products in response to consumer demand, and we believe stevia provides a solution that fits within consumer expectations for taste and health benefits. We anticipate that trends toward healthier living will continue to drive the market opportunity for stevia.

        We believe stevia extracts such as Reb-A are positioned to become leading high-intensity sweeteners as a result of their appealing profile, which includes:

  •
  has zero calories;

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  is 100% natural and thus perceived as healthier than artificial sweeteners;

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  remains stable under heat and thus can be utilized in processed foods;

  •
  is 200 to 300 times sweeter than sugar; and

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  measures zero on the glycemic index, which is important in the diabetic market and benefits from growing consumer understanding of the value of a low glycemic diet.

        We also believe that the acceptance of stevia as a mass market sweetener in the U.S. and, in the future, European markets, will create a demand for agricultural production of high quality stevia varieties. We believe that acreage under cultivation for stevia leaf will need to increase substantially by 2011 in order to meet projected demand.

        Although UC Davis conducted pilot programs for stevia production as early as 1984, the stevia plant has not yet entered agricultural production in California on a commercial scale. We believe that widespread acceptance of stevia and its derivatives will justify large-scale commercial production in the U.S. and that the climate in the California's San Joaquin Valley is well-suited for stevia cultivation. We also believe that the stringent regulation of agricultural production in California by state and federal government agencies inspires consumer confidence in products grown and processed in California, and therefore, California is poised to be a major grower and processor of stevia as the commercial market for food, drink and healthcare products incorporating stevia grows.

Competitive Strengths

        Founded in 1980 by a team of seed industry professionals, we operate a seed-cleaning and -processing facility located on five acres in Five Points, California, with 35 acres of expansion capability. Our team includes the former head of the UC Davis Alfalfa Testing and Development Program, W. Robert Sheesley. Our plant-breeding efforts have been directed at creating salt-tolerant seed varieties capable of surviving very high salinity, while at the same time producing very high yields. In university testing, our varieties have yielded as well as or better than the best non-salt tolerant varieties, which means that our varieties can be used to grow alfalfa in subprime soil conditions and yet produce yields that are comparable to alfalfa grown in better soil. Our seed is grown by farmers with whom we have long-standing business relationships, many of which are second and third generation growers for us.

        In summary, we believe our most significant competitive strengths include:

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  our proprietary seed germplasm library, which we believe to be the world's best for enabling otherwise marginal or uneconomic salty soils to grow high quality forage at high per acre yields;

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  our large and underutilized facility that can meet the processing needs of third-party producers of alfalfa seed, wheat and other agricultural products;

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  our strong base of contracting farmers who grow for us, including Triangle T Ranch, a water-rich farm spanning 20 square miles in California;

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  our experienced management team, all of whom have decades of farming expertise in the California San Joaquin Valley and have held key management positions in larger operations;

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  our foreign distribution channels, which offer a base for expansion in the Middle East; and

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  the barriers to entry in the seed business, due to long lead times for seed development and the natural reluctance of farmers to change suppliers.

Business Strategy

        Beginning in fiscal 2010, we plan to enhance our growth potential and improve gross margins, by increasing our alfalfa seed business and by leveraging our expertise in plant development, seed processing and marketing into a new business opportunity in the newly opened U.S. market for stevia production.

        Our goal is to grow our alfalfa seed business by:

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  increasing distribution into foreign markets through strategic warehousing as well as credit extensions to shorten time for order fulfillment in foreign markets and in Saudi Arabia in particular;

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  increasing advertising and promoting worldwide the economic advantages of our high-yielding, salt-tolerant SW 9720 variety and as well as our SW 10 non-dormant variety;

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  leveraging our existing grower base to expand alfalfa seed production; and

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  expanding and improving our distribution channels.

        We also plan to exploit the emerging market of stevia cultivation and sales. We are immediately beginning this process by:

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  initiating a stevia variety development program with the goal of determining the best varieties for producing the highest Reb-A content stevia for our local growing conditions;

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  developing methods for mechanizing the harvesting and processing of stevia to reduce labor costs in order to be competitive with stevia processing in China, where most stevia currently is processed; and

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  leveraging our existing grower base to contract for stevia plant production.

Seed Product Development

        We produce, condition and market certified alfalfa seed varieties that are optimized for Mediterranean climates. Alfalfa plants that contribute genetics to our alfalfa varieties are selected from old alfalfa plantings by visual means for preferred characteristics of both above ground shoot growth and for healthy roots under adverse growing conditions.

        Seed development is divided into three stages: The breeder generation of seed is planted to produce the foundation generation of seed. Foundation seed is planted to produce certified seed for marketing. Foundation seed is the seed that we produce from the original seed of a particular variety (breeder seed) and maintain to generate larger crops of what then will become certified seed. The point at which breeder seed becomes foundation seed is entirely up to us, and if sufficient breeder seed is available, we may go directly to certified seed, skipping the foundation seed stage completely. However, the foundation seed cycle is usually needed to produce sufficient seed to increase the acreage planted to yield the certified seed.

        The selection process and seed production process is outdoors under normal field growing environmental conditions. Our competitors' varieties are mostly developed in greenhouses with fabricated soils and controlled atmospheric conditions.

        We differentiate ourselves by planting in an outdoor nursery with highly saline soils and caged in 30 feet by 30 feet plots for cross-pollination of flowers using both honey bees and leafcutting bees to produce what is known as synthetic generation No. 1 seed. ("Syn 1 seed").

        Syn 1 seed is then planted in another block within the outdoor nursery to determine if plant growth is uniform for desired visual traits. If plant growth is acceptable, then second generation seed ("Syn 2 seed") is produced. Syn 2 Seed is tested for forage yield in third party university yield trials in the expected areas of environmental use. Syn 2 seed is also tested for resistance to several insects, diseases and nematodes by a contracting laboratory. Although we use a particular laboratory for this purpose, this work can be handled by a number of different independent laboratories.

        If the yield trial data and resistance data meet our quality standards, we may then pursue salt tolerance selection of plants, which is conducted by an unaffiliated university. This process may take two to four generations of plant selection and seed production in our nursery to produce the final breeder seed for a salt-tolerant variety.

        Testing of our alfalfa varieties for yield and resistance characteristics is all done by professional third-party contractors to protect against potentially biased results. All of our alfalfa varieties are certified by the California Crop Improvement Association at U.C. Davis prior to marketing.

Our Current Alfalfa Seed Products

        We have a history of innovation in alfalfa breeding. We believe we differentiate our products by optimizing our varieties for geographical regions with high-temperature climate and high-salt soil. Our leading competitive advantage is that farmers can achieve excellent alfalfa hay production with our seed varieties, notwithstanding adverse conditions. We operate research projects in North and South America and participate in yield trials in virtually all of the major alfalfa production areas of the world that have Mediterranean climates. Currently, approximately 50% of our seed is exported by one of our distributors to the Middle East where these conditions exist. Through our distributors, we also export a small quantity of seed to Mexico, Morocco, Peru, Ecuador and Colombia. Because of its high-protein content and highly digestible fiber, alfalfa is grown for dairy feed which, in turn, produces dairy products that serve as an economical protein source.

        Many years are needed to create, test and build a market for seed products. We enjoy barriers to entry because of the long length of time required to develop competitive alfalfa seed varieties. We have been developing our current proprietary, high non-dormancy varieties since 1980. Our alfalfa-breeding program has focused on improved forage yield, salt tolerance, forage quality, pest resistance and persistence (stand life). Our high-yielding seed varieties enable farmers to harvest more hay from identical acreage, as compared to our competitors' lower yielding varieties. Our accomplishments include:

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  recognition as the leader in developing and marketing new non-dormant level 10 varieties that have superior winter activity and forage production compared with competing products;

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  consistent top-10 ranking of our varieties in a field of more than 300 alfalfa varieties tested in UC Davis yield trials;

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  excellent stand persistence, meaning that production is maintained at high yield levels into the fourth year from initial planting; and

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  industry leadership in breeding for high seed yields, thereby making our varieties more profitable to our growers.

        We believe that our long history in alfalfa plant biology and alfalfa plant breeding will enable us to improve the characteristics of stevia varieties, lending them to large scale agricultural production.

        Our primary products are our high fall dormancy ("FD") (i.e., the higher end of the non-dormant scale) alfalfa seed varieties. In addition, we also have developed, and we continue to market and sell, other varieties, including FD 7, 6 and 4 varieties. We sell only seed certified by the California Crop Improvement Association ("CCIA"). The following table highlights, in order of FD rating, certain traits and other information regarding our high FD alfalfa seed, including the year of introduction, target markets and university trial results.

Variety	Year	Description	Target Markets	University Trials
SW 10	2004	High yielding Resistant to fusarium, spotted aphid, blue aphid and bacterial wilt	Extremely hot areas of California (including South San Joaquin and the Imperial Valley), Arizona and Saudi Arabia	Highest yield in University of Arizona trial of 25 varieties at Tucson—2001 to 2003

Second highest average yielding variety in UC Davis forage trial of 44 entries at Imperial Valley—2001 to 2003 (APR 287, Dec. 2003)
SW 9628	2001	High yielding, persistent, Group 9 dormancy variety Same resistance as SW 10	Extremely hot areas of California (including Palo Verde and Southern San Joaquin Valleys), Arizona and Saudi Arabia	Highest yielding alfalfa in three-year trials of 51 varieties by UC Davis at both Imperial Valley and Kearney Research Centers from 1997 to 2000 and in the University of Arizona trials of 23 varieties at Tucson—2008 to 2010
(APR 267, Jan. 2000; APR 273, Jan. 2001)

Variety	Year	Description	Target Markets	University Trials
SW 9720	2001	Very good results in a very wide array of adverse conditions, including salty irrigation waters and salty soils Consistently high yields of high quality hay	California (Central Valley) and Saudi Arabia	Currently No. 1 high yielding variety in UC Davis three year trial; (APR 300, Dec. 2009) Highest yielding alfalfa in UC Davis forage trial of 48 non-dormant entries for 1998 and 1999
(APR 267, Jan. 2000; APR 273, Jan. 2001)

Out-yielded CUF 101 (a non-proprietary, common variety) in Imperial Valley three-year trial by 5.2% and is currently performing well in trials at University of Arizona at Maricopa, Arizona
(APR 287, Dec. 2003)

Leads all entries in both yield and feed quality in the current trials at the USDA salinity laboratory where alfalfa and other forage species are under salt water irrigation management at Riverside, California
("Evaluation of salt-tolerant forages for sequential water reuse systems, II. Plant-ion relations," by C.M. Grieve, J.A. Poss, S.R. Grattan, D.L. Suarez, S.E. Benes, P.H. Robinson, April

Variety	Year	Description	Target Markets	University Trials
2004)
SW 9215	2007	Among the highest yielding salt-tolerant alfalfas certified to date, yielding 18% above salinity check varieties when irrigated with EC15 water (very high saline content)	California (San Joaquin and Imperial Valleys), Arizona and Saudi Arabia	Yielded in the top group of varieties in three-year trials conducted by UC Davis in Imperial Valley and Parlier (APR 289, Dec. 2005) and in two-year forage trials conducted by the University of Arizona (Tucson)
SW 8718	2003	High yielding, persistent	California (San Joaquin Valley, Central and Northern San Joaquin Valley)	Highest average yielding Group 8 dormancy alfalfa in 2000-2002 UC Davis forage trials of 45 varieties at Kearney Research Center, Parlier
(APR 280, April 2003)

Out-yielded CUF 101 in UC Davis forage trials at Parlier by 18%
				(APR 280, April 2003)

        The trials referred to in the above table above were conducted by independent university researchers, and the more recent results are posted on their respective websites. For the trial results compiled by UC Davis, see http://alfalfa.ucdavis.edu/, then click on the link for the Variety Selection drop down menu to select specific trials. The UC Davis trial results are also published in Agronomy Progress Report, published by the Agronomy Research and Information Center of UC Davis. References in the above table to "APR" are to Agronomy Progress Report. For trial results compiled by the University of Arizona, see http://ag.arizona.edu/research/azalfalf/yield/. In addition, the 2008 yield trial results compiled by the University of Arizona, which include results for SW 10, SW 9628, SW 9720, SW 9215 and SW 8718, are available in Nondormant Alfalfa Varieties for Arizona—2008, September 2008, published by the College of Agriculture and Life Sciences, Arizona Cooperative Extension.

        During the fall of 2009, we made arrangements to grow an initial quantity of a new, high-yielding, highly-salt tolerant alfalfa seed that is an "8" dormancy variety. We are not aware of any other "8" dormancy salt-tolerant alfalfa seed varieties on the market. If certified on the time schedule we currently anticipate, this variety will be available for sale for the first time during the sales season in our next fiscal year.

        We continue to develop other varieties of alfalfa seed, focusing primarily on non-dormant, salt-tolerant varieties. We also plan to create blends of seed varieties. We grow no alfalfa seed intended for human consumption, which alleviates the need to comply with the more rigorous regulatory requirements applicable to products intended for human consumption.

        Historically, we have not employed genetic engineering in the development of our proprietary seed varieties. We believe that our GMO-free products provide a marketing benefit because there are many geographic regions in which GMO products are not permitted, including Europe, the Middle East, the U.S. and certain other parts of the world. However, because we expect Roundup Ready alfalfa, an existing GMO product, to become legal for sale in the U.S. in the future, we may consider initiating joint venture or other arrangements to license GMO germplasm for use with our proprietary varieties.

We are currently investigating the steps we would need to take were we to decide to license the technology, when it becomes available, although we have made no formal decisions about whether we will add Roundup Ready alfalfa seed varieties to our product offerings.

        As a small company, we have very little pricing power. Generally, the large seed producing companies set their prices, and we follow, usually at a slight discount.

Cleaning and Processing

        We currently process approximately 2.25 million pounds of seed per year on our three cleaning lines, which is less than 25% of the capacity of our cleaning and processing facility. This under-utilization estimate is based on the fact that we currently operate the facility for one eight-hour shift per day, using two of our three processing lines, and only from July until November. By hiring more employees to run the plant 24-hours per day (that is, adding two additional shifts per line) and continuing our processing operations through December, we could process over 12.0 million pounds of seed per year, compared to the approximately 2.25 million pounds of seed that we processed in the 2010 fiscal year. We expect to increase the utilization of our processing facilities in the 2010 growing season, which we can do without making any capital improvements, simply by running additional shifts.

        The production process is straightforward: Upon harvesting, our growers collect raw seed in large truck-pulled containers loaded from combines on their fields. We weigh each container as it arrives from the grower. Each lot is tagged with customer-specific lot numbers and its weight, then stored in one of our bulk storage tanks. We then move seed from the bulk storage tanks into our milling facility, to one of our operational seed cleaning lines, where we clean the seed, removing foreign matter, such as weeds. The seed is then weighed, bagged, palletized until ready for shipment and then shipped. Although our basic cleaning process is the same for each lot, we can treat specific seed pursuant to the customer's specifications, including chemical applications. Some export and domestic orders also require the seed to be coated, which we outsource to a seed-coating company.

        We take samples to determine if all weed seed and inert material has been removed. As the samples are cleared by an official seed analysis report, we send the reports to the CCIA for certification. Once seed is certified by the CCIA, we bag it in 50-pound sacks for our domestic sales.

        We bag with S&W logos for each variety and label with a California "Certified" tag. We also offer custom bags for customers with logos incorporated into the bag print. If seed is treated with a chemical of any kind, a treatment tag must also be placed on the bagged, finished product. Most of our seed sold into the domestic market is not chemically treated. If seed is used to satisfy an export order, we usually treat it with Thiram, a widely used seed fungicide, and then bag for the order immediately prior to shipment.

        For specific foreign markets, additional pre-shipment testing may be required. Seed samples are sent to the Federal Seed Laboratory (U.S. Department of Agriculture) for all Saudi Arabian shipments. Seed samples are sent to the California Department of Food & Agriculture Seed Laboratory for each lot of seed we market in Mexico, as this is required in order to qualify for a Phytosanitary Certificate issued by the USDA, a requirement for all seed shipments to Mexico.

        Unlike many seed varieties, particularly many kinds of vegetable seed, alfalfa seed improves with some aging. Although historically we have typically sold our entire inventory of seed each year, if we do have unsold seed at the end of the planting season, it can be stored and sold in the next year, and its yield per acre typically will improve.

Sales, Marketing and Distribution

        We sell high quality proprietary seed product to those parts of the world with hot, arid climates, which include the Western U.S., Mexico, South America, the Middle East and other countries with Mediterranean climates. Unlike cooler climates, the geographic areas on which we concentrate are able to sustain long growing seasons and therefore alfalfa growers can benefit from our high-yielding, non-dormant varieties. Our customers and end users are primarily dairy farmers and other hay growers. However, our largest customers are two of our distributors, Genetics International, Inc. and S.C.A.L.E. Ag Services, representing 39% and 10% of our consolidated revenue in fiscal 2009, respectively, and the loss of which would have a material adverse effect on our business.

        We primarily sell our seed through our network of distributors and dealers and brokers. We do not have formal distribution agreements with our distributors, but instead, operate on the basis of purchase orders and invoices. The price, terms of sale, trade credit and payment terms are negotiated on a customer-by-customer basis. Our arrangements with our distributors do not include a right of return. Typical terms for domestic customers require payment in full within 60 days of the date of shipment. Sales to our dealers who distribute internationally are either paid in advance of shipment or within 60 to 90 days of the date of embarkation. Our credit policies are determined based upon the long-term nature of the relationship with our customers. Credit limits are established for individual customers based on historical collection experience, current economic and market conditions and a review of the current status of each customer's trade accounts receivable.

        Domestically, we market our alfalfa seed in California, Arizona, New Mexico, Texas and Nevada. Domestic seed marketing is based primarily upon the dormancy attributes of our varietals as suited to climates in target markets. We currently estimate the annual California alfalfa seed market to be approximately 10 million pounds. Since our marketing efforts in California have been somewhat limited in recent years, we believe there are opportunities to expand our sales volume in California by implementing a marketing program that will reach beyond the network of customers and end users with whom we typically transact business. Our primary export market is Saudi Arabia and, to a lesser extent, other Middle Eastern and North African countries such as Sudan, Egypt and Morocco. We also market in Mexico and, to a very small degree, Latin America, which we view as an important area for potential expansion.

        We are currently exploring the possibility of warehousing product in Saudi Arabia, with title retained either by us or by Genetics International, Inc., our U.S. distributor who sells into Saudi Arabia, with the details of the arrangement still to be determined. We believe that by doing so, it may be possible to gain the benefits of local warehousing and increase sales volume by improving the availability of product. We have allocated a portion of the net proceeds of this offering for this purpose, although we believe the majority of those funds would be for inventory because we do not expect the facility expense to be significant.

        Although we have an internal sales staff of three people, we primarily sell our seed through our network of distributors and dealers. Dealers and distributors enable our products to reach growers in areas where there are geographic or other constraints on direct sales efforts. We select dealers and distributors based on shared vision, technical expertise, local market knowledge and financial stability. We limit the number of dealers with whom we have relationships in any particular area. In addition, we build dealer/distributor loyalty through an emphasis on service, access to breeders, ongoing training and promotional material support. Other than our distributor in Saudi Arabia and our distributor in New Mexico, no single dealer or distributor accounted for greater than 10% of our total sales in fiscal year 2009.

        Both farmers (dairy farmers and hay growers) and dealers use pest-control consultants who recommend the varieties of alfalfa that will produce the best results in a particular location. Therefore, a key part of our marketing strategy is to educate the consultants, as well as the farmers, as to benefits of our non-dormant varieties of seed.

        We believe that our best marketing tool is the dissemination of information regarding the quality and characteristics of our propriety seed varieties of those persons who make the hay growing decisions. Accordingly, after this offering, we expect to expand our sales and marketing activities. We intend to increase our sales force, place advertisements in trade journals, participate in seed industry conferences and trade shows and engage in various other educational and outreach programs as we deem appropriate.

Grower Production

        We contract with farmers located in the San Joaquin Valley of California to produce our alfalfa seed. Most of our growers are located no more than an hour's drive from our processing facility. Double L Ranch, Triangle T Ranch and WC Davis Farms, each of which provided us with at least 10% of the seed we purchased from our growers during the past harvest season that ended in the fall of 2009, collectively accounted for approximately 43% of our total seed purchased in fiscal 2009. The loss of any of these growers could have a material adverse effect on our ability to have sufficient inventory available to satisfy the needs of our customers. We enter into a one-year contracts to purchase seed, with the right to renew annually per mutual agreement. The price for the seed is fixed annually and does not vary from grower to grower or variety to variety. We pay our growers based on the weight of cleaned and processed seed. Alfalfa seed is an extremely demanding crop to grow, and many farmers do not have the skill or experience needed to consistently obtain satisfactory results. Our network of growers has that expertise. We have worked with substantially the same growers for much of the past 25 years, and we believe that we have strong relationships with them. We allocate our seed production among our growers so that we can purchase the proper mix of seed varieties each year. The growers incur their greatest cost in the first year of production, when they plant seed, eradicate weeds and pests and manage the pollination process; they then may be able to harvest seed from the same stands for several additional years, with the average alfalfa seed field producing for three years. We believe we have the ability to expand our production with our existing growers, although we also believe that we could contract with additional growers if our current network of growers could not fulfill our needs as we expand our business or otherwise.

        Although a right of return does not exist, from time to time we will allow growers to return unused alfalfa seed to us for credit against future sales. These infrequent product returns are a result of seed delivered to the grower's farm at the time of planting that was found to be in excess of the amount needed to fully plant the grower's farmlands. These credits issued to growers are small and infrequent. If a right of return existed in our seed business, sales revenue would be reduced at the time of sale to reflect expected returns.

Processor Services

        In addition to processing seed for our alfalfa seed business, we also provide processing services for outside growers' alfalfa seed, as well as safflower and cotton seed and small grains, such as barley and wheat. We currently have one co-packing agreement under which we clean, process and bag another company's triticale varieties. This portion of our business typically represents less than 10% of our revenue in any fiscal year. However, we believe processing is a valuable service that we can make available to neighboring growers, and we plan to pursue other co-packing opportunities as they become available as a means of increasing our revenue and using the excess capacity in our mill.

Backlog

        In general we do not produce our seed products against a backlog of orders. We manage our production and inventory levels based on projections of future demand. Because of the long lead time for growing alfalfa seed, the majority of our seed is sold to long-term customers who have predictable order patterns and express their buying intentions a year or more in advance. We believe that backlog information is not material to understanding our overall business and should not be considered a reliable indicator of our ability to achieve any particular level of revenue or financial performance.

Seasonality

        Sale of alfalfa seed is affected by seasonal planting patterns of farmers in the geographical areas in which our seed varieties are sold. Our sales and earnings performance in North America typically is the strongest in the autumn. As a result of the seasonal nature of our business, our inventory is at its highest level at the end of the first fiscal quarter (September 30) and is reduced by sales during the remaining quarters. Our working capital requirements are typically greatest in our second and third fiscal quarters since payments to growers are largely deferred until this time. Our trade receivables are at a low point in August and increase through the selling season to peak at the end of the second fiscal quarter. We experience seasonality in capacity utilization at our Five Points, California facility associated with the alfalfa seed harvest (typically September and October) and, to a lesser extent, the wheat harvest (typically June and July).

Proprietary Rights

        Ownership of and access to intellectual property rights are important to us and our competitors. We sell only our proprietary alfalfa seed varieties that have been specially selected to manifest the traits we deem best suited to particular regions in which our seed is planted for alfalfa hay. Our ability to compete effectively is dependent upon the proprietary nature of the seeds, seedlings, processes, technologies and materials owned by or used by us or our growers. If any competitors independently develop any technologies that substantially equal or surpass our process technology, it will adversely affect our competitive position. We do not rely upon patent protection, but guard our proprietary property by exercising a high degree of control over the supply chain. As part of this control process, we require our growers to deliver back to us all seed derived from our proprietary varieties. Historically, we have found that this control mechanism has been an effective means to protect our proprietary seed. However, because we do not have more formal proprietary rights protections in place, it would be possible for persons with access to our seed or plants grown from our seed to reproduce and market our proprietary seed varieties, which could significantly harm our business and our reputation. In the future, we may deem it appropriate to implement more formal proprietary rights protections.

Stevia Production

        In October 2009, we formed Stevia California, LLC, which we intend to use as a vehicle for commercializing the production of stevia plant varieties. We believe that the FDA's GRAS no objections letters issued in December 2008 with respect to the stevia extract, Reb-A, opened a previously largely untapped market for high quality stevia leaf production in the U.S.

        Stevia must be processed promptly, through desiccation, or much of the natural sweetening agent will be lost through organic decomposition. Our processing facility, located in the heart of California's San Joaquin Valley, is within a short distance of farmland that we believe is well suited for stevia production.

        During 2009, our new Director of Farming Operations for Stevia California surveyed techniques currently used by farmers in pilot programs for stevia cultivation already underway in California. Based on his assessment, we believe that the method for growing alfalfa plants for seed can be easily adapted to stevia and that production of stevia plants is likely to be substantially less demanding of farming expertise than alfalfa seed production. We believe that our existing grower base provides a scalable production platform for large scale cultivation of stevia in the San Joaquin Valley.

        We have an initial arrangement with one of our largest growers to plant up to 30 acres of various proprietary varieties of stevia that are being obtained from certain foreign and domestic suppliers. These test varieties, which are currently being grown from seed in greenhouses in India and Oregon, will be planted and grown by our grower under our supervision and that of our suppliers. Stevia leaf will be brought to our facilities for desiccation and packaging. For this initial phase of our stevia plant breeding program, we have not entered into any formal contracts, either with suppliers of stevia test plants or with our grower. We do have an oral arrangement to reimburse our grower for its direct and indirect costs.

        In this first year of the pilot program, we do not anticipate earning any meaningful amount of revenue from stevia sales but instead will be using the trial for proof of concept purposes and to determine which varieties are likely to be best suited for commercial exploitation. In connection with our breeding program, we have been in discussions with stevia processors, who are potential purchasers of our stevia leaf. Although we currently have no contracts with potential customers, our goal is to pick varieties that produce the highest Reb A content stevia under our local growing conditions, which we believe will be desired by our future customers. Thereafter, we plan to contract with growers for production and harvest of the varieties of stevia leaf we have settled upon. After harvest, we will process the stevia, which will primarily involve separating the leaves from the stems, drying the leaves and packaging them, and will then market and sell the dried stevia leaf to companies that process it for its derivatives (primarily Reb-A) for incorporation into food and beverages. Because we will only be acting as a supplier of stevia leaf and will not be extracting Reb-A or other derivatives from the leaves or adding such derivatives to any food or beverages, we will not need to apply to the FDA for a GRAS no objections determination. Our plans with respect to stevia cultivation and processing could expand in future years, in which case we will then reexamine the advisability of seeking a GRAS determination.

Competition

        Competition in the alfalfa seed industry in California and internationally is intense. We face direct competition by other seed companies, including small family-owned businesses, as well as subsidiaries or other affiliates of chemical, pharmaceutical and biotechnology companies, many of which have substantially greater resources than we do.

        Our principal competitors are Forage Genetics International (a subsidiary of Land O' Lakes, Inc.), Cal/West Seeds (a cooperative of seed growers), Dairyland Seed Co., Inc. (owned by Dow AgroSciences LLC, a wholly owned subsidiary of The Dow Chemical Company) and Pioneer Seed Company (a Dupont business). We believe that the key competitive drivers in the industry are proven performance, customer support in the field and value, which takes into account not simply the price of the seed but also yield in the field. We believe we have a competitive advantage over many of these large companies since we have not been involved in the GMO breeding program, and many of the customers that we service around the world demand GMO-free products. In addition, we believe that our strong personal relationships with growers in the San Joaquin Valley and our reputation for breeding and producing high quality varieties of alfalfa seed combine to give us a competitive advantage in the niche market for highly salt- and heat-tolerant, non-dormant alfalfa seed.

        However, many of our existing and potential competitors have substantially greater research and product development capabilities and financial, marketing and human resources than we do. As a result, these competitors may:

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  succeed in developing products that are equal to or superior to our products or potential products or that achieve greater market acceptance than our products or potential products;

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  devote greater resources to developing, marketing or selling their products;

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  respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our products or potential products obsolete or less preferable;

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  obtain patents that block or otherwise inhibit our ability to develop and commercialize potential products we might otherwise develop;

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  withstand price competition more successfully than we can;

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  establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our customers or prospective customers; and

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  take advantage of acquisition or other opportunities more readily than we can.

        We are a new entrant in the stevia production business and do not expect to compete with companies that process stevia for the food and beverage industry. Our major competitors are existing stevia producers, primarily located in Japan, Korea, China and Malaysia, where stevia has been grown for many years. We are not aware of any domestic competitors. The vast majority of stevia farmers are subsistence-based farmers in the developing world. We expect that additional competitors, both foreign and domestic, may enter the stevia farming business as stevia extracts are incorporated in more food and beverage products.

Environmental and Regulatory Matters

        Our agricultural operations are subject to a broad range of evolving environmental laws and regulations. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response, Compensation and Liability Act.

        These environmental laws and regulations are intended to address concerns related to air quality, storm water discharge and management and disposal of agricultural chemicals relating to seed treatment both for domestic and overseas varieties. We maintain particulate matter air emissions from our milling activities below annual tonnage limits through cyclone air handling systems. We maintain storm water onsite, which eliminates the risk of waterway or tributary contamination. Pesticide and agricultural chemicals are managed by trained individuals, certified and licensed through the California Department of Pesticide Regulation. County agricultural commissioners monitor all seed-treating activity for compliance.

        Compliance with these laws and related regulations is an ongoing process that is not expected to have a material effect on our capital expenditures, earnings or competitive position. Environmental concerns are, however, inherent in most major agricultural operations, including those conducted by us, and there can be no assurance that the cost of compliance with environmental laws and regulations will not be material. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, and further restrictions on the use of agricultural chemicals, could result in increased compliance costs.

        We also are subject to the Federal Seed Act (the "FSA"), which regulates the interstate shipment of agricultural and vegetable seed. The FSA requires that seed shipped in interstate commerce be labeled with information that allows seed buyers to make informed choices and mandates that seed labeling information and advertisements pertaining to seed must be truthful. The FSA also helps promote uniformity among state laws and fair competition within the seed industry.

        Internationally, we are subject to various government laws and regulations (including the U.S. Foreign Corrupt Practices Act and similar non-U.S. laws and regulations) and local government regulations. To help ensure compliance with these laws and regulations, we have adopted specific risk management and compliance practices and policies, including a specific policy addressing the U.S. Foreign Corrupt Practices Act.

        We are also subject to numerous other laws and regulations applicable to businesses operating in California, including, without limitation, health and safety regulations.

Property

        We own our headquarters and principal production facilities, which are located on 40 acres in Five Points, California. This facility occupies five acres of mill and processing structures, consisting of 20,336 square feet of office and production space and 46,912 square feet of warehousing facilities.

        We believe that our facilities are generally well maintained and are in good operating condition. We currently have excess capacity and therefore believe that our facilities will be adequate for our needs in the foreseeable future.

Employees

        As of March 31, 2010, we had six full-time employees and eight part-time, seasonal employees. In March 2010, our Chief Executive Officer, who previously was not on our payroll, became a part-time employee, and he will be spending a minimum of 80 hours per month working for us. In addition, our Chief Financial Officer works for us part-time under a services agreement with the company for whom he is employed, spending approximately 80 hours per month working for us. Two of our six full-time employees are among the original general partners who founded the business and serve in sales and management positions. Of the remaining four full-time employees, two work in the mill factory and two work in sales and administrative positions. Seven of the eight part-time, seasonal employees work in the mill factory, and one works in our administrative department. Our labor requirements typically peak during the first fiscal quarter, when we generally use temporary labor to supplement our full-time work force. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

Legal Proceedings

        We are not a party to any material legal proceedings.

Corporate History

        S&W Seed Company was founded as a California general partnership in July 1980. In June 2008, Seed Holding, LLC, a Nevada limited liability company, acquired 60% of the general partnership and, as a result, became the consolidated operating entity for accounting purposes. Seed Holding also became obligated to purchase an additional 30% of the general partnership by June 2010. By December 31, 2009, Seed Holding owned 85% of the general partnership.

        In January 2010, we (the Delaware corporation) became the sole member of Seed Holding by consummating an exchange of 100% of the membership units in Seed Holding for 3,000,000 shares of our common stock in a tax-free exchange pursuant to Section 351 of the Internal Revenue Code. We will acquire the remaining 15% of the general partnership with a portion of the net proceeds of this offering.

        As a result of these transactions, we will become the sole owner of the business of the general partnership, and the partnership will cease to exist.

 MANAGEMENT

Executive Officers, Directors and Key Consultant

        The following is a brief description of the principal occupation and recent business experience of each of our executive officers and directors and their ages as of March 31, 2010:

Name	Age	Position
Grover T. Wickersham	60	Chairman of the Board
Mark S. Grewal	53	President and Chief Executive Officer and Director
Matthew K. Szot	35	Vice President of Finance and Chief Financial Officer
Daniel Z. Karsten	43	Vice President of Operations and Plant Manager
Michael C. Culhane	41	Director
Michael M. Fleming	60	Director
Michael N. Nordstrom	53	Director

        Grover T. Wickersham.    Mr. Wickersham was elected our Chairman of the Board in October 2009. Mr. Wickersham is a private investor. For more than five years, Mr. Wickersham also has been employed as a consultant to Glenbrook Capital Management, a firm that acts as the general partner of two limited partnerships that invest in public and private companies, as well as in real estate. Mr. Wickersham has served as the Chairman of the Board of Triangle T Partners, LLC ("TTP") since its formation in May 2009, and since October 2002, as a director of Triangle T Ranch, Inc. He also serves as the Chairman of the Board of Trustees of Purisima, a mutual fund. Although he is not employed as an attorney, he is of counsel to Wickersham & Murphy, P.C., the successor to a law firm he founded in 1986. Mr. Wickersham holds an A.B. from the University of California at Berkeley, an M.B.A. from Harvard Business School and a J.D. from University of California, Hastings College of the Law. Because of his broad experience in international business, financial, securities law and corporate governance, including with public companies, we believe Mr. Wickersham is a valuable member of our Board of Directors.

        Mark S. Grewal.    Mr. Grewal was appointed our President, Chief Executive Officer and a director in October 2009. Beginning in February 2009 until October 2009, he provided advisory services to S&W Seed Company, our predecessor general partnership (the "Partnership"). He also has served as the Chief Executive Officer, President and Farm Manager of TTP since August 2009 and has held the same positions with TTR since February 2009, both located in Chowchilla, California. At TTP and Triangle T, Mr. Grewal is responsible for all operations involved in farming a 13,000 acre diversified farming operation. Since October 2009, he also has held the title of President of our subsidiary, Seed Holding, LLC. Mr. Grewal devotes a minimum of 80 hours per month to carry out his functions as our President and Chief Executive Officer. From January 2006 until he joined TTR, Mr. Grewal was the principal of Grewal Consulting, in Lemoore, California, where he addressed water, land, drainage and fertilizing, herbicide and insecticide management issues. From February 2005 to December 2006, Mr. Grewal served as the Chief Operations Officer of SK Foods, in Lemoore, California, a leading grower and processor of vegetable products for remanufacturers, retail and foodservice markets ("SK Foods"). His responsibilities included being in charge of procuring raw products to ensure proper plant production, with the goal of maximizing cost benefits. From 1999 to February 2005, Mr. Grewal served as the Vice President of Ranching/Director of JG Boswell, Co., in Corcoran, California, a very large grower of agricultural crops. At both SK Foods and JG Boswell, he managed over 300 employees. Mr. Grewal is Chairman of the Board of California Ammonia Co. and privately held TTP; he is the Chairman of the Plant Science Advisory Council of California State University and a member of the Leadership Committee of California State University, Fresno. Mr. Grewal earned a B.S. in Agronomy from California State University, Fresno, and an M.A. in Leadership from Saint Mary's College, Moraga, California. Mr. Grewal is an extremely valuable member of our board and our management team. He has an excellent grasp of the alfalfa seed business and the seed business in general. His senior management experience at J.G. Boswell, where he worked for almost three decades, imminently qualifies him to serve on our Board.

        Matthew K. Szot.    Mr. Szot has served as our Vice President of Finance and Chief Financial Officer since March 2010. He will devote such time as is necessary to carry out his functions as our Vice President of Finance and Chief Financial Officer, which we expect will be approximately 60 hours per month. Since February 2007, Mr. Szot has served as the Chief Financial Officer for Cardiff Partners, LLC, a strategic consulting company that provides executive financial services to various publicly traded and privately held companies. From 2003 to December 2006, Mr. Szot served as Chief Financial Officer and Secretary of Rip Curl, Inc., a market leader in wetsuit and action sports apparel products. Mr. Szot also serves as Chief Financial Officer of Management Energy, Inc. (since January 2009) and Trans-Pacific Aerospace Company, Inc. (since June 2009). Mr. Szot has a Bachelor of Science degree in Agricultural Economics/Accountancy from the University of Illinois, Champaign-Urbana and is a Certified Public Accountant in the State of California.

        Daniel Z. Karsten.    From August 2008 until February 2010, Mr. Karsten served as Plant Manager for our Five Points facility, maintaining overall responsibility for our manufacturing operations. He was appointed to the position of Vice President of Operations in February 2010. His responsibilities include operations, engineering and design and start-up of our manufacturing operations. From March 2005 until he joined our company in August 2008, Mr. Karsten was Production Manager and Safety Officer for Colusa County Canning, a canning and industrial bulk tomato processing company located in Williams, California, where his responsibilities included operations, maintenance, compliance with facility safety and environmental requirements and supervision of a crew of 200-450 seasonal and non-seasonal employees.

        Michael C. Culhane.    Mr. Culhane was elected to our board in December 2009. In 2002, he founded Oakwood Global Finance LLP, London, England, a financial services company specializing in valuing, trading and managing investments in financial assets that are exposed to real estate and consumer risk. He has served as the managing partner of Oakwood since inception and has held the position of chief executive officer since 2003. Mr. Culhane has extensive board experience, currently sitting on the board of seven-non-U.S. companies and one U.S. company, none of which is publicly traded in the U.S. He holds a BSc (Econ) from the London School of Economics. We believe that because of his extensive experience in large financing transactions and in management of financial industry companies, Mr. Culhane is well qualified to serve on our Board and Audit Committee.

        Michael M. Fleming.    Mr. Fleming was elected to our board in October 2009. Mr. Fleming has been an attorney with Lane Powell PC in Seattle, Washington, specializing in real estate, dispute resolution, securities and environmental matters, since February 2000. He has also been the president and owner of Kidcentre, Inc., a company in the business of providing child care services in Seattle, since July 1988. Since April 1985, he has also been the president and owner of Fleming Investment Co., an investment company. Since 1997, he has served as a director (including serving as interim chairman of the board from June 2008 to June 2009) of Jones Soda Co., a developer, marketer, producer and distributor of premium beverages, located in Seattle. Mr. Fleming holds a Bachelor of Arts degree from University of Washington and a law degree from the University of California, Hastings College of the Law. We believe Mr. Fleming's qualifications to sit on our Board of Directors include his legal expertise in matters of business and corporate law.

        Michael N. Nordstrom.    Mr. Nordstrom was elected to our board in October 2009. Since 1983, he has been a practicing lawyer, currently with offices in Corcoran, California, where he specializes in water and agricultural law. Since 1999, Mr. Nordstrom has also been a real estate broker specializing in agricultural real estate. Mr. Nordstrom serves on the boards of both TTP and TTR. Mr. Nordstrom earned a B.S. in Agricultural Management from California Polytechnic State University in San Luis Obispo, California, and his J.D. from Santa Clara University School of Law. Mr. Nordstrom has decades of experience advising Central California clients on water rights and property issues. He also has extensive relationships in the farming community where our seed production is centered. We believe he is an important member of our Board.

        The board of directors has determined that each of Mr. Culhane, Mr. Fleming and Mr. Nordstrom is an "independent director" as defined in Rule 5605 of the Marketplace Rules of The NASDAQ Stock Market, a "non-employee director" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and an "outside director" as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986.

        Directors hold office until the next annual meeting of stockholders, and until their successors are duly elected and qualified. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. The executive officers are appointed by the board and serve at their discretion. There are no family relationships among our directors or executive officers.

        Following is certain information about our key consultant:

        W. Robert Sheesley.    Since October 1991, Mr. Sheesley has been in charge of our alfalfa plant breeding and testing program, with responsibility for developing our new alfalfa seed varieties. He serves as a full-time consultant to us. From 1967 until joining us in 1991, Mr. Sheesley was a University of California Farm Advisor, with statewide responsibilities for research in alfalfa seed production. In that capacity, Mr. Sheesley assisted the University of California in conducting alfalfa yield trials in the University of California testing centers located at Parlier and Five Points, both located in the Central Valley of California. Mr. Sheesley holds a B.A. and an M.A. from the University of California at Davis.

Board Committees

        The board of directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

        Audit Committee.    Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors, and audits of financial statements. Specific responsibilities include the following:

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  selecting, hiring and terminating our independent auditors;

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  evaluating the qualifications, independence and performance of our independent auditors;

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  approving the audit and non-audit services to be performed by the independent auditors;

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  reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

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  overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

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  with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

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  preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

        Our Audit Committee is comprised of Messrs. Fleming, Culhane and Nordstrom. Mr. Fleming serves as Chairman. The board has determined all of the members of the Audit Committee are independent under the rules of the Securities and Exchange Commission and The NASDAQ Stock Market. The board has also determined that Mr. Fleming qualifies as an "audit committee financial expert," as defined by the rules of the Securities and Exchange Commission.

        Compensation Committee.    Our Compensation Committee assists our board of directors in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

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  approving the compensation and benefits of our executive officers;

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  reviewing the performance objectives and actual performance of our officers; and

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  administering our stock option and other equity compensation plans.

        Our Compensation Committee is comprised of Messrs. Culhane, Fleming and Nordstrom. Mr. Nordstrom serves as Chairman.

        Corporate Governance and Nominating Committee.    Our Corporate Governance and Nominating Committee assists the board by identifying and recommending individuals qualified to become members of our board of directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

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  evaluating the composition, size and governance of our board of directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

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  establishing a policy for considering stockholder nominees for election to our board of directors;

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  evaluating and recommending candidates for election to our board of directors;

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  reviewing our corporate governance principles and providing recommendations to the board regarding possible changes; and

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  reviewing and monitoring compliance with our Code of Ethics and our insider trading policy.

        Our Corporate Governance and Nominating Committee is comprised of Messrs. Culhane, Fleming and Nordstrom. Mr. Culhane serves as Chairman.

Limitation of Directors' Liability and Indemnification

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

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  for breach of duty of loyalty;

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  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

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  for transactions from which the director derived improper personal benefit.

        Our by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

        In addition to the indemnification provided by our certificate of incorporation and by-laws, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person's services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Executive Compensation

  Executive Officers

        At June 30, 2009, we operated our business as a general partnership. Consequently, we had no executive officers at the close of our last fiscal year. Moreover, none of our current executive officers provided services to the general partnership during the fiscal year ended June 30, 2009 other than Mark S. Grewal, our President and Chief Executive Officer. Mr. Grewal did not receive any compensation from us for his services, nor did he or any other officer receive additional compensation from Triangle T Partners, LLC or any other source for the services he rendered to us. Our management determined that the value of the services he provided to us in the last fiscal year was immaterial to our financial statements taken as a whole. Beginning after the closing of this offering, we will pay Mr. Grewal $85,000 per year for his part-time service as our President and Chief Executive Officer. He also will be eligible to participate in our equity incentive plan and to receive other employee benefits.

        As a general partnership, stock options and other equity awards were not part of our compensation or capitalization structure.

        We have no employment agreements with any of our executive officers.

        Mr. Szot, our Chief Financial Officer, is providing services to us under a Support Services Agreement effective March 1, 2010 between us and Cardiff Partners, LLC ("CP"). CP has agreed to make Mr. Szot available to perform the functions of our Vice President of Finance and Chief Financial Officer for a monthly management services fee of $8,000. In addition, Mr. Szot has been granted 25,000 options under our 2009 Equity Incentive Plan. The agreement provides that if Mr. Szot performs additional services outside the scope of those set forth in the agreement, CP will receive an additional fee for such services, which will be articulated in an addendum to the agreement. The agreement further provides for reimbursement of reasonable expenses incurred in connection with the performance of the agreement, protection of our confidential information, limitation of CP's liability and indemnification of Mr. Szot under our standard form of indemnification agreement entered into with our officers and directors. The agreement has an initial term of 12 months, which will be automatically renewed for successive 12-month periods unless either party delivers written notice within 30 days of the end of the term that it does not intend to extend the arrangement for an additional 12 months. Under the terms of the agreement, the monthly fee will increase five percent annually upon each successive extension.

        We also entered into an IPO Services Agreement with Cardiff Partners, under the terms of which Mr. Szot provided financial-related services in preparing for this offering between January 1 and March 1, 2010. For these services, Cardiff Partners was paid a monthly fee ranging between $7,000 and $15,000, plus reimbursement of their expenses, and, upon completion of this offering, Cardiff Partners will be issued a warrant to purchase 25,000 shares of our common stock at $4.00 per share. Although the agreement contemplated an initial term of three months, the IPO Services Agreement concluded on February 28, 2010, when Mr. Szot assumed the position of Chief Financial Officer under the terms of the Support Services Agreement. Only the issuance of the warrant remains to be completed under this agreement.

  Non-Employee Director Compensation

        We use cash and equity compensation to attract and retain qualified non-employee candidates to serve on the board of directors. In setting outside director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to our company, as well as the skill set each outside director brings as a member of the board.

        Members of the board of directors who are not our employees are entitled to receive an annual cash retainer of $6,000 and a board meeting fee of $1,500 for each in-person board meeting attended. Telephonic board meeting fees are $750. The Chairman of the Audit Committee receives $6,000 annually for service as chairman. Committee meeting fees are $500 per meeting attended, either in person or telephonically. Directors are eligible to participate in our 2009 Equity Incentive Plan. Our independent directors have been granted 30,000 options each, and our Chairman of the Board has been granted 50,000 options. Directors who are our employees receive no compensation for their service as directors.

        Inasmuch as we did not begin operating as a corporation until October 2009, we had no directors in the fiscal year ended June 30, 2009 and accordingly, paid no director compensation in that year.

2009 Equity Incentive Plan

        We have adopted the S&W Seed Company 2009 Equity Incentive Plan, or the Incentive Plan. The purposes of the Incentive Plan are to assist us in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to our success and to achieve long-term objectives that will benefit our stockholders.

        Shares Available.    750,000 shares of our common stock may be subject to awards under the Incentive Plan. The shares may be subject to adjustment in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares. If any shares subject to an award are forfeited, an award expires or otherwise terminates without issuance of shares, or an award is settled for cash or does not result in the issuance of shares, the shares will again be available for issuance under the Incentive Plan.

        Eligibility.    Employees, directors and consultants are eligible for awards under the Incentive Plan. The Compensation Committee may also grant substitute awards in connection with acquisitions and business combinations.

        Administration.    The Compensation Committee of our board will oversee the administration of the Incentive Plan. The Compensation Committee will have the authority to interpret the Incentive Plan and make all determinations necessary or desirable for its administration. The Compensation Committee will have discretion to select participants and determine the form, amount and timing of each award to such persons, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of an award.

        Forms of Awards.    Awards under the Incentive Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) SARs, (iii) restricted stock, (iv) restricted stock units or RSUs, (v) performance awards, (vi) other share-based awards and (vii) cash.

          Options.     Options are rights to purchase shares of our common stock at a price and during a period determined by the Compensation Committee. The exercise price of an option will not be less than the fair market value of our common stock on the date of the option grant. Options generally expire no later than 10 years after the date of grant except in the event of death or disability (other than with respect to an incentive stock option).

          SARs.     A SAR entitles the participant to receive, upon exercise, an amount equal to the excess of (i) the fair market value of one share of our common stock on the date of exercise (or such amount less than such fair market value as the Compensation Committee will determine at any time during a specified period before the date of exercise) over (ii) the grant price of the SAR on the date of grant. The Compensation Committee may provide SARs in tandem with options, in tandem with any award (other than an option) or without regard to any option or other award. The Compensation Committee determines whether payment of a SAR will be made in cash, in whole shares or other property.

          Restricted Stock/RSUs.     Restricted stock is any share issued with the restriction that the participant may not sell, transfer, pledge or assign such share and with such other restrictions as the Compensation Committee, in its sole discretion, may impose. A RSU is an award that is valued by reference to a share, which value may be paid to the participant by delivery of shares, cash or other property as determined by the Compensation Committee. Restrictions on restricted shares and RSUs may lapse separately or in combination at such times, in installments or otherwise, as the Compensation Committee deems appropriate.

          Performance Awards.     Performance awards are the award of cash or units (valued by reference to shares or other property) which will be earned by the participant upon the achievement of performance goals established by the Compensation Committee. The Compensation Committee will determine the performance criteria to be achieved during any performance period and the length of the performance period. Performance awards may be paid in cash, shares or other property as will be determined by the Compensation Committee.

          Other Share-Based Awards.    The Incentive Plan authorizes the grant of awards that are options, restricted shares, RSUs or other performance awards that are valued in whole or in part by reference to, or are otherwise based on shares or other share-based awards. Other share-based awards will also be available as a form of payment of other awards granted under the Incentive Plan and other earned cash-based compensation.

        Internal Revenue Code Section 162(m) Provisions.    If the Compensation Committee determines that a restricted stock award, a RSU, a performance award or any other share-based award is intended to be subject to the Internal Revenue Code ("Code") Section 162(m) provisions of the Incentive Plan, the lapsing of restrictions thereon and the distribution of cash, shares or other property, as applicable, will be subject to the achievement of one or more objective performance goals established by the

Compensation Committee, which will be based on the attainment of specified levels of one or any combination of performance goals set forth in the Incentive Plan, or such other goals as may be established from time to time by the Compensation Committee. The performance goals may vary from participant to participant, group to group and period to period.

        The performance goals will be set by the Compensation Committee and will comply with the requirements of Section 162(m) of the Code. With respect to a restricted stock award, RSU award, performance award or other share-based award that is subject to the 162(m) provisions of the Incentive Plan, the Compensation Committee may adjust downwards, but not upwards, the amount payable pursuant to such award. The Compensation Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability or as otherwise determined by the Compensation Committee. The Compensation Committee can impose such other restrictions on awards as it may deem necessary or appropriate to ensure that such awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code.

        Change in Control.    The Compensation Committee will determine and provide in the award agreement the effect, if any, of an award in the event of a change in control.

        Termination of Employment.    The Compensation Committee will determine and set forth in each award agreement whether any awards granted in such award agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a participant ceases to be employed by or to provide services to us (including as a director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant's employment or services will be determined by the Compensation Committee, which determination will be final.

        Transferability of Awards.    No award and no shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, can be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution. Awards may be exercised during the life of the participant only by the participant or the participant's guardian or legal representative. A participant may assign or transfer an award to a permitted assignee provided that such permitted assignee will be bound by and subject to all of the terms and conditions of the Incentive Plan and the award agreement. A permitted assignee includes (i) the participant's spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the participant or the persons referred to in clause (i), or (iii) to a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or stockholders. The permitted assignee will execute an agreement satisfactory to us evidencing such obligations and provided further that such participant will remain bound by the terms and conditions of the Incentive Plan. We will cooperate with any permitted assignee and our transfer agent in effectuating any permitted transfers.

        Compliance with Section 409A.    To the extent that the terms of any award held by a participant who is subject to United States Federal income tax requires or permits installment or deferred payment of such award resulting in a "deferral of compensation" within the meaning of Section 409A (a "Section 409A Award"), the award will be subject to additional terms and conditions as provided under the Incentive Plan. These additional terms and conditions of the Incentive Plan are designed to make Section 409A Awards comply with Section 409A and avoid its adverse tax consequences. Generally the Incentive Plan requires that deferral elections and subsequent distributions of deferred compensation must comply with Section 409A.

        An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Incentive Plan, as the Compensation Committee may determine.

        We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the Incentive Plan.

        As of the date of this prospectus, we have 375,000 options outstanding under the Incentive Plan.

        Federal Income Tax Consequences of Awards.    There will be no federal income tax consequences to the participant or us upon the grant of an option under the Incentive Plan. Upon exercise of an option that is not an incentive stock option, a participant generally will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired shares; less (ii) the exercise price of the option. We will generally be entitled to a tax deduction in the same amount.

        Upon the exercise of an incentive stock option, a participant recognizes no immediate taxable income. Income recognition is deferred until the participant sells the shares. If the option is exercised no later than three months after the termination of the participant's employment, and the participant does not dispose of the shares acquired pursuant to the exercise of the option within two years from the date the option was granted and within one year after the exercise of the option, the gain on the sale will be treated as long-term capital gain. We are not entitled to any tax deduction with respect to the grant or exercise of incentive stock options, except that if the shares are not held for the full term of the holding period outlined above, the gain on the sale of such shares, being the lesser of: (i) the fair market value of the shares on the date of exercise minus the option price or (ii) the amount realized on disposition minus the exercise price, will be taxed to the participant as ordinary income, and we will generally be entitled to a deduction in the same amount. The excess of the fair market value of the shares acquired upon exercise of an incentive stock option over the exercise price therefor constitutes a tax preference item for purposes of computing the "alternative minimum tax" under the Code.

        There will be no federal income tax consequences to either the participant or us upon the grant of a SAR. However, the participant generally will recognize ordinary income upon the exercise of a SAR in an amount equal to the aggregate amount of cash and the fair market value of the shares received upon exercise. We will generally be entitled to a deduction equal to the amount includible in the participant's income.

        There will be no federal income tax consequences to either the participant or us upon the grant of restricted shares until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted shares. At that time, the participant generally will recognize taxable income equal to the then fair market value for the shares. We will generally be entitled to a corresponding deduction.

        There will be no federal income tax consequences to the participant or us upon the grant of performance awards, RSUs or other share-based awards, as defined in the Plan. Participants generally will recognize taxable income at the time when such Awards are paid or settled in an amount equal to the aggregate amount of cash and the fair market value of shares acquired. We will generally be entitled to a deduction equal to the amount includible in the participant's income.

        Effectiveness of the Incentive Plan; Amendment and Termination.    The Incentive Plan became effective on November 30, 2009. The Incentive Plan will remain available for the grant of awards until the tenth anniversary of the effective date. The board may amend, alter or discontinue the Incentive Plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted, without his or her consent. In addition, stockholder approval is required for any amendment that would, for example, increase the maximum number of shares available for grants and awards, reduce the price at which options may be granted, change the class of eligible participants, and as otherwise required by law or under stock exchange listing requirements.

RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

        In connection with this offering, we have adopted a written related party transaction policy, which covers transactions between us and our directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. The policy will require that any such transaction be considered and approved by our Audit Committee (or a special committee formed for this purposes consisting entirely of independent directors, the "Special Committee") prior to entry into such transaction. In reviewing such transactions, the policy will require the Audit Committee or the Special Committee to consider all of the relevant facts and circumstances available to the Audit Committee or the Special Committee, including (if applicable) but not limited to the benefits to the Company, the availability of other sources for comparable products or services the terms of the transaction and the terms available to unrelated third parties or to employees generally.

        Under the policy, if we should discover related party transactions that have not been approved, the Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Certain Relationships and Related Transactions

        Triangle T Partners, LLC ("Triangle T Partners") is the owner of 8% of our outstanding shares prior to this offering. Grover T. Wickersham, our Chairman of the Board, also serves as the Chairman of the Board of Triangle T Partners and is a member of the board of directors of Triangle T Ranch, Inc. ("Triangle T Ranch" and, collectively with Triangle T Partners, "Triangle T"). Mr. Wickersham indirectly owns a controlling interest in Triangle T Partners.

        Triangle T has been one of our alfalfa seed growers for four years. We enter into annual alfalfa seed production contracts with Triangle T on the same commercial terms and conditions as with the other growers with whom we contract for alfalfa seed production. For the fiscal years ended June 30, 2008 and 2009 and for the six months ended December 31, 2009, we purchased from Triangle T $167,459, $488,949 and $832,486, respectively, of alfalfa seed Triangle T grew and sold to us under one-year production agreements. Mr. Wickersham did not personally receive any funds from these transactions. We have entered into agreements with Triangle T to plant 893 acres of various alfalfa seed varieties as part of our calendar 2010 production for which we will pay Triangle T the same price we have agreed to pay our other growers. Triangle T has also agreed to plant up to 30 acres of proprietary varieties of stevia plantings in 2010. We have agreed to reimburse Triangle T Partners for its direct and indirect costs of planting and harvesting stevia plants, which we estimate will not exceed $150,000 in the 2010 Fiscal Year.

        Triangle T purchases milled alfalfa seed from us to plant alfalfa on its own property for the production of alfalfa hay and to grow alfalfa seed for us. We sell milled alfalfa seed to Triangle T under the same commercial terms and conditions as other alfalfa seed customers in the San Joaquin Valley. For the fiscal years ended June 30, 2008 and 2009 and for the six months ended December 31, 2009, we sold $140,525, $197,858 and $405,601, respectively, to Triangle T.

        Yellowjacket, LP is the owner of approximately 85% of our outstanding shares prior to this offering. Mr. Wickersham is a limited partner of Yellowjacket, owning approximately 13% of the limited partnership interests. Yellowjacket is managed by a corporate general partner. In December 2008, S&W Seed Company, the general partnership, entered into a one-year revolving line of credit arrangement with Wells Fargo Bank, National Association, under the terms of which we are allowed to draw down up to $2,500,000 (bearing interest at 3% over the daily one-month LIBOR in effect from time to time), which we use for working capital requirements. In connection with this credit arrangement, which was entered into before Yellowjacket became our stockholder, Yellowjacket and Mr. Wickersham, among other parties, executed continuing guaranties of our obligations under the revolving line of credit. This line of credit was renewed in February 2010, and the guaranties remain in full force and effect.

        In June 2008, Seed Holding entered into a purchase agreement with the Silveira Bros., a general partnership, Kathryn A. Munding-McCollister, Harry Hansen and Hollis Green, four of the five general partners of S&W Seed, to purchase their aggregate 90% of the Partnership for $3,600,000. The purchase agreement contemplated the purchase to be completed in three installments through June 2010, the first 60% of which closed in June 2008. In December 2009, the purchase agreement was amended to change the payment terms and to provide for the purchase of the remaining 10% partnership interest by the fifth partner, which was not contemplated at the time of the original agreement. On December 1, 2009, Seed Holding became the owner of 75% of the Partnership by issuing promissory notes aggregating $600,000 at 4% interest to three selling partners to be paid upon the earlier of the closing of this offering or June 30, 2010. On December 31, 2009, Seed Holding purchased an additional 10% of the Partnership from Donald W. McCollister, the original non-selling general partner, by issuing a promissory note in the amount of $130,000 and 560 membership units in Seed Holding and paying him $89,543. Under the terms of the amended purchase agreement, the three partners still holding an aggregate 15% Partnership interest will sell their remaining 15% to Seed Holding for $600,000 on the earlier of the closing of this offering or June 30, 2010, at which time Seed Holding will own 100% of the Partnership, and the Partnership will cease to exist.

        In January 2010, the members of Seed Holding exchanged 100% of their membership units for 3,000,000 shares of our common stock in an exchange transaction pursuant to Section 351 of the Internal Revenue Code. As a result of this transaction, Seed Holding became our wholly-owned subsidiary.

        During the years when our business was operated as a general partnership, the general partners routinely borrowed money from and loaned money to the partnership for working capital purposes. These oral, non-interest bearing loans occurred regularly in the normal course of business. Certain information relating to the loans for the fiscal years ended June 30, 2008 and 2009 and for the six-month period ended December 31, 2009 is set forth in the table below. The loans from and to each partner have been aggregated for each period but represent numerous loan transactions throughout each such period.

Loans from S&W Seed Company, a general partnership, to its General Partners

	Fiscal Year Ended June 30,
					Six Months Ended December 31, 2009
	2008		2009
Partner	Total Loaned	Largest Amount Outstanding	Total Loaned	Largest Amount Outstanding	Total Loaned	Largest Amount Outstanding	Outstanding at March 20, 2010
Silveria Bros.	$1,826,459	$486,459	—	$237,667	—	—	—
Donald W. McCollister	280,780	146,683	$24,065	215,507	—	$63,692	—
Harry B. Hansen	98,882	44,739	1,000	12,930	—	—	—
Hollis Green	53,000	53,000	53,000	53,000	—	—	—

 Loans to S&W Seed Company, a general partnership, from its General Partners

	Fiscal Year Ended June 30,
					Six Months Ended December 31, 2009
	2008		2009
Partner	Total Loaned	Largest Amount Outstanding	Total Loaned	Largest Amount Outstanding	Total Loaned	Largest Amount Outstanding	Outstanding at March 20, 2010
Hollis Green	$330,439	$330,439	—	—	—	—	—
Yellowjacket, LP	—	—	—	—	$89,543	$89,543	$89,543

PRINCIPAL STOCKHOLDERS

        Set forth below is information regarding the beneficial ownership of our common stock, as of March 31, 2010 and as adjusted to reflect the sale of 1,360,000 units in this offering, by (i) each person whom we knew beneficially owned more than 5% of the outstanding shares of our common stock, (ii) each of our directors, and (iii) all of the current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to shares beneficially owned.

		Percentage of the Class Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Before This Offering	After This Offering
Yellowjacket, LP(1)	2,566,000	85.5%	44.9%
P.O. Box 524
Glenbrook, NV 89413
Triangle T Partners, LLC(2)	240,000	8.0	4.2
4408 Hays Drive
Chowchilla, CA 93610
Michael Culhane	0	0	0
Mark S. Grewal(2)(3)	240,000	8.0	4.2
Michael M. Fleming	0	0	0
Michael N. Nordstrom(2)(3)	240,000	8.0	4.2
Grover T. Wickersham(2)(3)	240,000	8.0	4.2
All directors and executive officers as a group (7 persons)(2)	240,000	8.0	4.2

(1)
Glenbrook Capital Management is the general partner of Yellowjacket, LP. Robert W. Lishman, Jr. is the sole executive officer and member of the board of directors of the general partner and may be deemed to exercise voting and dispositive power over the shares held by Yellowjacket, LP. Glenbrook Capital Management and Mr. Lishman disclaim beneficial ownership of the shares held by Yellowjacket, LP, except to the extent of their respective pecuniary interests therein. The address of Glenbrook Capital Management is 430 Cambridge Avenue, Palo Alto, California. Yellowjacket LP and Glenbrook Capital Limited Partnership are not a "group" as that term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(2)
Voting and investment decisions with respect to securities owned by Triangle T Partners, LLC are made by its board of managers. The members of the board include Mark S. Grewal, Michael N. Nordstrom and Grover T. Wickersham, who also serve on our board of directors. Each of the members of the board disclaim beneficial ownership except to the extent of his respective pecuniary interest therein. Mr. Wickersham is the only officer or director of our company that has a pecuniary interest in Triangle T Partners, LLC, and his interest is held indirectly through his ownership in the parent of the parent of Triangle T Partners, LLC.

(3)
The address for each of these beneficial owners is 25552 South Butte Avenue, Five Points, CA 93624.

 DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, all with a par value of $0.001 per share. Following this offering, we will have 5,720,000 shares of common stock and no shares of preferred stock outstanding.

Units

        Each unit consists of two shares of common stock, one Class A warrant to purchase one share of common stock and one Class B warrant to purchase one share of common stock. The public warrants will trade only as part of a unit for 45 days following the date of this prospectus, unless the representative determines that an earlier separation date is acceptable. After separation, the common stock and public warrants will only trade separately. At the closing of the offering, we will deliver the units to the representative of the underwriters in uncertificated form through the facilities of the Depository Trust Company. Thereafter, investors may request physical delivery of unit certificates at any time before the public warrants begin trading separately from the shares of common stock included in the units. An investor may also request delivery of separate physical certificates for the public warrants and the shares of common stock comprising the units, but we will not be obligated to make delivery of the separate certificates until after the public warrants begin trading separately from the shares of common stock. Until the public warrants begin trading separately, investors will be unable to make separate delivery of certificates for the public warrants and the shares of common stock comprising a unit and will be unable to settle trades in those securities.

Common Stock

        As of March 31, 2010, we had 3,000,000 shares of common stock outstanding, held by eight stockholders. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to the preference in dividend rights of any series of preferred stock that we may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding up, after payment of all debts and liabilities and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of the common stock will be entitled to participate pro rata in all assets that are legally available for distribution.

        Other than the rights described above, the holders of common stock have no preemptive subscription, redemption, sinking fund or conversion rights and are not subject to further calls or assessments. The rights and preferences of holders of common stock will be subject to the rights of any series of preferred stock that we may issue in the future.

Public Warrants

  Class A Warrants

        General.    The Class A warrants issued in this offering may be exercised after they become separately tradable until the expiration date of             2015 (five years from the date of this prospectus). Each warrant entitles the holder to purchase one share of common stock at an exercise price of $      per share (65% of the initial public offering price of the units). This exercise price will be adjusted if specific events, summarized below, occur. A holder of Class A warrants will not be deemed a holder of the underlying stock for any purpose until the unit warrant is exercised.

        Exercise.    The holders of the Class A warrants may exercise them only if an appropriate registration statement is then in effect. To exercise a warrant, the holder must deliver to our warrant agent the warrant certificate on or before the expiration date, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Class A warrants.

        Redemption.    Beginning six months after the date of this prospectus, we will have the right to redeem the Class A warrants at a price of $0.25 per warrant, after providing 30 days prior written notice to the warrantholders, at any time after our common stock closes at a price that equals or exceeds $      [80% of the initial public offering price of the units] for at least five consecutive trading days. We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the warrant agent. No other form of notice or publication will be required. If we call the Class A warrants for redemption, the holders of the Class A warrants will then have to decide whether to sell Class A warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

        Adjustments in Certain Events.    We will make adjustments to the terms of the Class A warrants if certain events occur. If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a warrant so that the holder of a warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the warrant holder had exercised the warrant before the event causing the adjustment. The aggregate exercise price of the warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the warrant will be proportionately reduced because a greater number of shares of common stock will then be purchasable upon exercise of the adjusted warrant. If, however, we effect a dividend, distribution or stock split that increases our outstanding common stock by 50% or more, we will proportionately increase the number of warrants outstanding rather than increasing the number of shares of common stock underlying each warrant. Each Class A warrant will then continue to be exercisable for the same number of shares as before the event requiring the increase in the number of outstanding Class A warrants, but the exercise price of each warrant will be correspondingly reduced.

        In the event of a capital reorganization or reclassification of our common stock, the Class A warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our common stock.

        If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrantholders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the warrant was exercisable immediately before the transaction. No adjustment to the Class A warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

  Class B Warrants

        The Class B warrants are identical to the Class A warrants except for the following terms: (i) the exercise price is $      per share [100% of the initial public offering price of the units]; and (ii) we may redeem the Class B warrants beginning six months after the date of this prospectus, provided that our common stock has closed at a price that equals or exceeds $      [125% of the initial public offering price of the units] for at least five consecutive trading days.

Preferred Stock

        We have never had, and immediately following this offering we will not have, any shares of preferred stock outstanding. Our board of directors, without any further vote or action by our stockholders, has the authority to issue up to an aggregate of 5,000,000 shares of preferred stock from time to time, in one or more classes or series or shares, on terms that it may determine, including among other things:

  •
  its dividend rate;

  •
  its liquidation preference;

  •
  whether or not the shares will be convertible into, or exchangeable for, any other securities; and

  •
  whether or not the shares will have voting rights, and, if so, determine the extent of the voting powers and the conditions under which the shares will vote as a separate class.

        We believe that our board of directors' ability to issue preferred stock on such a wide variety of terms will enable the Preferred Stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, our board of directors could issue all or part of the preferred stock with, among other things, substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by our board of directors likely to support our current management in a context for control of us, either as a precautionary measure or in response to a specific takeover threat. We have no current plans to issue preferred stock for any purpose.

2009 Equity Incentive Plan

        Our Incentive Plan currently authorizes the grant of up to 750,000 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with incentive and non-qualified stock option grants, restricted stock awards, SARs, performance awards and other share-based awards. Employees and, in the case of nonqualified stock options, directors, consultants or any affiliate are eligible to receive grants under our plan. As of the date of this prospectus, there are options to purchase 375,000 shares outstanding under our Incentive Plan.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

  •
  prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "Interested Stockholder" did own, 15% or more of the corporation's voting stock.

        In addition, our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our bylaws which could delay, defer or prevent a change in control.

Transfer Agent, Warrant Agent and Registrar

        Our transfer agent and registrar for our common stock and the warrant agent for our public warrants is Transfer Online, Inc., Portland, Oregon.

Public Relations

        In January 2010, we entered into a Client Service Agreement with PR Financial Market LLC ("PRF"), under the terms of which we have retained PRF to provide customary public relations activities. The agreement has a three-year term, subject to our right to cancel the agreement at any time upon 90 days' written notice. For its services, PRF will be paid $5,000 per month and will be issued a warrant to purchase 25,000 shares of our common stock at $4.00 per share upon completion of this offering. The agreement further provides that if we redeem either our Class A or Class B warrants while PRF is providing services to us, PRF will be entitled to receive an additional warrant for 25,000 shares, exercisable at $4.00 per share. In connection with this offering, PRF has assisted us and our underwriters on our "road show" presentation, made introductions to broker-dealers and investment funds and prepared a database of agricultural investors. In the future, we expect that PRF will assist us further in building investor awareness of our company.

 SHARES ELIGIBLE FOR FUTURE SALE

This Offering

        Upon completion of the offering, we expect to have 5,720,000 shares of common stock outstanding. This number assumes no exercise of the underwriters' over-allotment option, the public warrants, the representative's warrants or any other outstanding options and warrants. We expect to have 5,760,000 shares of common stock outstanding if the underwriters' over-allotment is exercised in full. Of these shares, the 2,720,000 shares of common stock issued as part of the units sold in this offering (3,128,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 2,720,000 shares of common stock underlying the public warrants issued as part of the units sold in this offering (3,128,000 shares of common stock in the case of the public warrants, if the underwriters' over-allotment option is exercised in full) will also be freely tradable after exercise of the public warrants, except for shares held by our affiliates.

Outstanding Restricted Stock

        The remaining 3,000,000 outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. The holders of these shares have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of six months after completion of this offering, without the prior written consent of Paulson Investment Company, Inc., the representative of the underwriters, subject to certain limited exceptions. After the expiration of the lock-up period, all of the outstanding restricted shares subject to the lock-up may be sold in the public market pursuant to Rule 144.

        Under Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their shares provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale; (ii) we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for at least 90 days before the sale; and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

        Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of:

  •
  1% of the total number of shares of the same class then outstanding, which will equal approximately 54,000 shares immediately after this offering; or

  •
  the average weekly trading volume of such shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

        Such sales under Rule 144 by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Stock Options

        Not earlier than 90 days after the date of completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our Incentive Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. A total of 750,000 shares are reserved for issuance under our Incentive Plan. As of the date of this prospectus, we have granted options to purchase 375,000 shares of common stock. The Form S-8 registration statement will become effective immediately upon filing.

UNDERWRITING

        Paulson Investment Company, Inc. is acting as the representative of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. In connection with this offering and subject to certain terms and conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of each underwriter.

Underwriter	Number of Units
Paulson Investment Company, Inc.
Feltl and Company

Total	1,360,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriters are offering the units when, as and if issued to and accepted by them, subject to a number of conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been initiated or threatened by the Securities and Exchange Commission.

        The representative of the underwriters has advised us that the underwriters propose to offer our units to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $            per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $            per unit. After completion of the public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

        The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

        We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.

        In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

        Pursuant to the underwriting agreement, we have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 204,000 units on the same terms as the other units being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $            , $            and $            , respectively.

Stabilization

        The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

  •
  Short sales and over-allotments occur when the representative, on behalf of the underwriting syndicate, sells more of our units than it purchases from us in this offering. To cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.

  •
  Syndicate covering transactions are bids for or purchases of our securities on the open market by the representative on behalf of the underwriters in order to reduce a short position incurred by the representative.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

        If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the NASDAQ Capital Market or otherwise.

Indemnification

        The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters' Compensation

        We have agreed to sell the units to the underwriters at the initial offering price of $            per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less the 8% underwriting discount. The underwriting agreement also provides that Paulson Investment Company, Inc., as representative, will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option. We are not required to pay, or reimburse the underwriters for, the legal fees incurred by the underwriters in connection with this offering.

        On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 136,000 units, each consisting of one share of common stock, one Class A warrant and one Class B warrant. The exercise price per unit shall be $            , which is equal to 120% of the

offering price of the units. The representative's warrants will be exercisable at any time beginning one year after the effective date of the registration statement of which this prospectus is part, and will expire on the fifth anniversary of the effective date. In compliance with the lock-up restrictions set forth in FINRA Rule 5110(g)(1), neither the representative's warrants nor the underlying securities may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period.

        The holder of these representative's warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

        The following table summarizes the underwriting discount we will pay to the underwriters and the non-accountable expense allowance we will pay to the representative of the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per Unit	Total without Over-Allotment Option	Total with Over-Allotment Option
Total underwriting discount to be paid by us	$	$	$
Non-accountable expense allowance

Warrant Solicitation Fee

        We have engaged Paulson, on a non-exclusive basis, as our agent for the solicitation of the exercise of the redeemable warrants. To the extent not inconsistent with the guidelines of the Financial Industry Regulatory Authority and the rules and regulations of the SEC, we have agreed to pay the underwriter for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by Paulson. No compensation will be paid to the underwriter upon the exercise of the warrants if:

  •
  the market price of the underlying shares of common stock is lower than the exercise price;

  •
  the holder of the warrants has not confirmed in writing that the underwriter solicited his, her or its exercise;

  •
  the warrants are held in a discretionary account, unless prior specific written approval for the exercise is received from the holder;

  •
  the warrants are exercised in an unsolicited transaction; or

  •
  the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

Right of First Refusal

        The underwriting agreement also grants the representative, for a period of 36 months from the date of this prospectus, the right of first refusal to act as the lead underwriter for any and all of our future public and private equity and debt offerings with gross proceeds of up to $20 million, including the offerings by any successor to or subsidiary of ours, but excluding ordinary course of business financings such as bank lines of credit, accounts receivable and factoring.

Lock-Up Agreements

        Our officers, directors and all pre-offering stockholders have agreed that for a period of six months from the date this registration statement becomes effective they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through existing Rule 10b5-1 trading plans (none of which currently exists), intra-family transfers or transfers to trusts for estate planning purposes, without the consent of Paulson Investment Company, Inc. which consent will not be unreasonably withheld. Paulson Investment Company, Inc. may consent to an early release from the one-year lock-up period if, in its opinion, the market for the common stock would not be adversely affected by sales and in cases of an officer's or director's financial emergency. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Determination of Offering Price

        The public offering price of the units offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units were:

  •
  our history and our prospects;

  •
  the industry in which we operate;

  •
  the status and development prospects for our products and services;

  •
  the previous experience of our executive officers; and

  •
  the general condition of the securities markets at the time of this offering.

        The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units can be resold at or above the public offering price.

 LEGAL MATTERS

        The validity of the issuance of the securities offered by this prospectus will be passed upon for the Company by Wickersham & Murphy, a Professional Corporation, Palo Alto, California. Grover T. Wickersham, our Chairman of the Board, is of counsel to Wickersham & Murphy. Certain legal matters in connection with this offering will be passed upon for the underwriters by Holland & Knight, LLP, Portland, Oregon.

EXPERTS

        The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by M&K CPAS, PLLC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        In connection with the units offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act of 1933 with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to our units, shares and warrants, and us, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission's public reference facilities, Room 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

        We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

S&W SEED COMPANY

INDEX TO FINANCIAL STATEMENTS

Page
Seed Holding, LLC, a Nevada limited liability company
Consolidated Financial Statements
Report of M&K CPAS, PLLC, Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at June 30, 2008 and 2009 and (unaudited) December 31, 2009	F-3

Consolidated Statements of Operations for the Period from Inception (June 27, 2008) to June 30, 2008 and the Fiscal Year Ended June 30, 2009 and (unaudited) for the Six Months Ended December 31, 2008 and 2009

F-4

Consolidated Statements of Owners' Equity for the Period from Inception (June 27, 2008) to June 30, 2008 and the Fiscal Year Ended June 30, 2009 and (unaudited) for the Six Months Ended December 31, 2009

F-5

Consolidated Statements of Cash Flows for the Period from Inception (June 27, 2008) to June 30, 2008 and the Fiscal Year Ended June 30, 2009 and (unaudited) for the Six Months Ended December 31, 2008 and 2009

F-6
Notes to Consolidated Financial Statements	F-7
S&W Seed Company, a California general partnership
Financial Statements
Report of M&K CPAS, PLLC, Independent Registered Public Accounting Firm	F-23
Statements of Operations for the Fiscal Year Ended June 30, 2008	F-24
Statements of Cash Flows for the Fiscal Year Ended June 30, 2008	F-25
Notes to Financial Statements	F-26

EXPLANATORY NOTE

        The issuer of the units being offered by this prospectus, S&W Seed Company, a Delaware corporation, was formed in October 2009 and began operations following the exchange transaction in January 2010. In January 2010, the members of Seed Holding, LLC exchanged their membership units for proportionate equity interests in the issuer. Due to the timing of the exchange transaction, resulting in the members of Seed Holding, LLC receiving identical equity interests in S&W Seed Company, the financial statements of Seed Holding, LLC are presented rather than S&W Seed Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management
Seed Holding, LLC
Five Points, California

        We have audited the accompanying consolidated balance sheets of Seed Holding, LLC (the "Company") as of June 30, 2009 and 2008 and the related consolidated statements of operations, owners' equity and cash flows from the date of inception (June 27, 2008) to June 30, 2008 and the twelve-month period ended June 30, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seed Holding, LLC as of June 30, 2009 and 2008 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
January 19, 2010, except for Note 10, as to which the date is January 29, 2010

SEED HOLDING, LLC
(a Nevada Limited Liability Company)

CONSOLIDATED BALANCE SHEETS

	June 30,
			December 31, 2009
	2008	2009
			(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7	$367	$383,104
Accounts receivable, net	439,125	386,359	2,576,952
Inventories, net	146,177	1,111,463	4,285,939
Prepaid expenses and other current assets	14,160	14,365	10,169
Due from related parties	485,523	63,693	63,692

TOTAL CURRENT ASSETS	1,084,992	1,576,247	7,319,856

Property, plant and equipment, net of accumulated depreciation	2,483,936	2,536,818	2,474,162
Other intangibles, net	734,562	681,589	655,105

TOTAL ASSETS	$4,303,490	$4,794,654	$10,449,123

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$15,844	$16,816	$3,665,722
Revolving line of credit	—	975,682	2,201,486
Accrued expenses and other current liabilities	10,207	6,649	15,035
Notes payable	—	—	730,000
Due to related parties	277,439	—	89,543

TOTAL CURRENT LIABILITIES	303,490	999,147	6,701,786

TOTAL LIABILITIES	303,490	999,147	6,701,786

OWNERS' EQUITY
Owners' equity—Seed Holding, LLC	2,400,000	2,011,435	2,935,717
Noncontrolling interests	1,600,000	1,784,072	811,620

TOTAL OWNERS' EQUITY	4,000,000	3,795,507	3,747,337

TOTAL LIABILITIES AND OWNERS' EQUITY	$4,303,490	$4,794,654	$10,449,123

See notes to consolidated financial statements

SEED HOLDING, LLC
(a Nevada Limited Liability Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Inception to June 30,	Year Ended June 30,	Six Months Ended December 31,
	2008	2009	2008	2009
			(Unaudited)
Revenue	$—	$4,947,105	$4,044,804	$4,661,198
Cost of revenue	—	3,652,226	2,917,257	3,231,994

Gross profit	—	1,294,879	1,127,547	1,429,204
Operating expenses
Selling, general and administrative expenses	—	559,377	191,895	297,889
Research and development expenses	—	56,782	29,469	38,128
Depreciation and amortization	—	212,307	102,433	118,776

Total operating expenses	—	828,466	323,797	454,793

Income from operations	—	466,413	803,750	974,411
Other (income) expense
Interest expense, net	—	11,190	—	23,805
Other (income), net	—	(4,956)	(5,660)	—

Net income including noncontrolling interests	$—	$460,179	$809,410	$950,606

Net income attributable to noncontrolling interests	$—	$184,072	$323,764	$350,180

Net income attributable to Seed Holding, LLC	$—	$276,107	$485,646	$600,426

UNAUDITED PRO FORMA SUPPLEMENTAL DISCLOSURE
Net income before income tax expense	$—	$460,179	$809,410	$950,606
Pro forma income tax expense	—	197,141	346,751	407,240

Pro forma net income including noncontrolling interests	—	263,038	462,659	543,366
Pro forma net income attributable to noncontrolling interests	—	105,215	185,064	200,163

Pro forma net income attributable to Seed Holding, LLC	—	157,823	277,595	343,203

Pro forma net income attributable to Seed Holding, LLC per common share— Basic and diluted	$—	$0.05	$0.09	$0.11

Weighted average number of common shares outstanding:
Basic and diluted	3,000,000	3,000,000	3,000,000	3,000,000

See notes to consolidated financial statements

SEED HOLDING, LLC
(a Nevada Limited Liability Company)

CONSOLIDATED STATEMENTS OF OWNERS' EQUITY

	Contributed Capital	Accumulated Earnings	Accumulated Withdrawals	Non- Controlling Interests	Total Owners' Equity
Balance, June 27, 2008 (Inception)	$—	$—	$—	$—	$—
Contributions from owners	2,400,000	—	—	1,600,000	4,000,000
Withdrawals by owners	—	—	—	—	—
Net income for the period ended June 30, 2008	—	—	—	—	—

Balance, June 30, 2008	$2,400,000	$—	$—	$1,600,000	$4,000,000

Contributions from owners	—	—	—	—	—
Withdrawals by owners	—	—	(664,672)	—	(664,672)
Net income for the year ended June 30, 2009	—	276,107	—	184,072	460,179

Balance, June 30, 2009	$2,400,000	$276,107	$(664,672)	$1,784,072	$3,795,507

Contributions from owners	—	—	—	—	—
Aquisition of minority interest—12/01/09	181,555	—	—	(781,555)	(600,000)
Aquisition of minority interest—12/31/09	321,535	—	—	(541,077)	(219,542)
Equity offering costs	(99,620)	—	—	—	(99,620)
Withdrawals by owners	—	—	(79,614)	—	(79,614)
Net income for the six months ended December 31, 2009	—	600,426	—	350,180	950,606

Balance, December 31, 2009 (unaudited)	$2,803,470	$876,533	$(744,286)	$811,620	$3,747,337

See notes to consolidated financial statements

SEED HOLDING, LLC
(a Nevada Limited Liability Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Inception to June 30,	Year Ended June 30,	Six Months Ended December 31,
	2008	2009	2008	2009
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income including noncontrolling interests	$—	$460,179	$809,410	$950,606
Adjustments to reconcile net income from operating activities to net cash provided by operating activities
Depreciation and amortization	—	212,307	102,433	118,776
Changes in:
Accounts receivable	—	52,766	(620,596)	(2,190,593)
Inventories	—	(965,286)	(1,512,888)	(3,174,476)
Prepaid expenes and other current assets	—	(205)	8,099	4,196
Due from related parties	—	421,830	333,352	1
Accounts payable	—	972	1,733,916	3,648,906
Accrued expenses and other current liabilities	—	(3,558)	(768)	8,386

Net cash provided by (used in) operating activities	—	179,005	852,958	(634,198)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition, net of cash acquired	(2,399,993)	—	—	—
Additions to property, plant and equipment	—	(228,854)	(86,560)	(29,635)
Proceeds from disposal of property, plant and equipment	—	16,638	15,912	—

Net cash (used in) investing activities	(2,399,993)	(212,216)	(70,648)	(29,635)
CASH FLOWS FROM FINANCING ACTIVITIES
Withdrawals by owners	—	(664,672)	(143,252)	(79,614)
Equity offering costs	—	—	—	(99,620)
Capital contribution from owners	2,400,000	—	—	—
Borrowing (repayments) on revolving credit loan	—	975,682	—	1,225,804
Repayments from related parties	—	(277,439)	(277,439)	—

Net cash provided by (used in) financing activities	2,400,000	33,571	(420,691)	1,046,570
NET INCREASE OR (DECREASE) IN CASH	7	360	361,619	382,737
CASH AND CASH EQUIVALENTS, beginning of the year	—	7	7	367

CASH AND CASH EQUIVALENTS, end of year	$7	$367	$361,626	$383,104

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$121	$11,371	$—	$16,323
Income taxes	—	—	—	—
Non-Cash Transactions:
Debt issued for acquisition of minority interests	$—	$—	$—	$819,543

See notes to consolidated financial statements

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 1—BACKGROUND AND ORGANIZATION

Organization

        Seed Holding, LLC ("Company" or "Seed Holding") was formed as a Nevada limited liability company on June 27, 2008 for the purpose of acquiring a majority ownership interest in S&W Seed Company, a California general partnership ("S&W"), which is engaged in the business of breeding, growing, processing and selling agricultural commodities, such as alfalfa seed, and to a lesser extent, wheat and small grains.

        On June 27, 2008, the general partners of S&W entered into an agreement for sale of their partnership interests to the Company. Under the terms of the agreement, the Company agreed to purchase 90% of S&W for $3,600,000 in three separate closing transactions.

        Pursuant to that purchase agreement, the Company had purchased a 60% interest in the partnership for $2,400,000 in cash, with the obligation to acquire an additional 15% interest on June 30, 2009 for $600,000 in cash and another 15% interest on June 30, 2010 for an additional $600,000 in cash. The original agreement was modified in December 2009. At December 31, 2009, the Company owned 85% of the general partnership. The Company agreed to purchase the remaining 15% general partnership interest on the earlier of June 30, 2010 or the closing of the Company's initial public offering. S&W Seed Company was incorporated in Delaware on October 2, 2009. Effective January 28, 2010, the members of the Company exchanged their membership units for 3,000,000 shares of S&W Seed Company, which became the sole member of Seed Holding, and the corporation assumed the obligation to purchase the remaining 15% general partnership interest. Upon the acquisition of the remaining 15% general partnership interest, the Delaware corporation will own 100% of the general partnership, and the general partnership will cease to exist.

        See Notes 3 and 10 for further discussion.

Business Overview

        Since its establishment, the Company has been principally engaged in breeding, growing, processing and selling agricultural commodities, such as alfalfa seed, and to a lesser extent, wheat and small grains. The Company owns a 40-acre seed cleaning and processing facility located in Five Points, California that the Company has operated since its inception. S&W products are grown under contract by farmers in the San Joaquin Valley of central California. Though the Company's proprietary alfalfa seed varieties have been a mainstay of the business for decades, S&W has in the past derived material revenue from the processing of wheat and other small grains.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

        The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company owns 85% of S&W Seed Company, a California general partnership. The consolidated financial statements include the accounts of Seed Holding, LLC and its controlled subsidiary, S&W Seed Company. All significant intercompany balances and transactions have been eliminated. The Company records net income attributable to non-controlling interest in the consolidated statements of operations for any non-owned portion of its consolidated subsidiary. Non-controlling interest is recorded in owners' equity on the consolidated balance sheet.

Unaudited Interim Financial Information

        The accompanying consolidated balance sheet as of December 31, 2009, consolidated statements of operations for the six months ended December 31, 2008 and 2009, consolidated statement of owners' equity for the six months ended December 31, 2009 and consolidated statements of cash flows for the six months ended December 31, 2008 and 2009 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company's statement of financial position at December 31, 2009 and its results of operations and its cash flows for the six months ended December 31, 2008 and 2009. The results for the six months ended December 31, 2009 are not necessarily indicative of the results to be expected for the fiscal year ending June 30, 2010.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are adjusted to reflect actual experience when necessary. Significant estimates and assumptions affect many items in the financial statements. These include allowance for doubtful trade receivables, sales returns and allowances, inventory obsolescence, asset impairments, grower accruals (an estimate of amounts payable to farmers who grow seed for the Company), contingencies and litigation. Significant estimates and assumptions are also used to establish the fair value and useful lives of depreciable tangible and certain intangible assets. Actual results may differ from those estimates and assumptions, and such results may affect income, financial position or cash flows.

Certain Risks and Concentrations

        The Company's revenue is principally derived from the sale of alfalfa seed, the market for which is highly competitive. The Company depends on a core group of significant customers. The Company's top three customers accounted for 58% and 61% of its net sales for the fiscal years ended June 30, 2008 and 2009, respectively. The Company's top three customers accounted for 52% and 61% of its net sales for the six months ended December 31, 2008 and 2009, respectively.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Three customers comprised 82%, 96% and 65% of the Company's accounts receivable at June 30, 2008, June 30, 2009, and December 31, 2009, respectively.

        The Company is also dependent upon a small network of growers of alfalfa seed that together provide all of the seed the Company sells to its customers. Three growers accounted for 44% and 43% of the Company's seed requirements for the fiscal years ended June 30, 2008 and 2009, respectively. Three growers accounted for 44% and 43% of the Company's seed requirements for the six months ended December 31, 2008 and 2009, respectively.

Revenue Recognition

        The Company derives its revenue from sales of alfalfa seed and milling services. Revenue from seed sales is recognized when risk and title to the product is transferred to the customer, which usually occurs at the time shipment is made from the Company's facilities. When selling to dealers who distribute the Company's products internationally, title to the product is transferred at the time the product is delivered to the port of debarkation.

        When the right of return exists in the Company's seed business, sales revenue is reduced at the time of sale to reflect expected returns. In order to estimate the expected returns, management analyzes historical returns, economic trends, market conditions and changes in customer demand.

        The Company recognizes revenue from milling services according to the terms of the sales agreements and when delivery has occurred, performance is complete, no right of return exists and pricing is fixed or determinable at the time of sale.

        Additional conditions for recognition of revenue for all sales include the requirements that the collection of sales proceeds must be reasonably assured based on historical experience and current market conditions, the sales price is fixed and determinable and that there must be no further performance obligations under the sale.

Shipping and Handling Costs

        The Company records purchasing and receiving costs, inspection costs and warehousing costs in cost of goods sold. In most instances, products are shipped F.O.B. shipping point and as a result the Company is not obligated to pay for shipping or any costs associated with delivering its products to its customers. In these instances, costs associated with the shipment of products are not included in the Company's consolidated financial statements. When the Company is required to pay for outward freight and/or the costs incurred to deliver products to its customers, the costs are included in cost of goods sold.

Cash and Cash Equivalents

        For financial statement presentation purposes, the Company considers time deposits, certificates of deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company maintains cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $250,000. Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk. The Company did not have any cash equivalents at June 30, 2008 and 2009, and December 31, 2009.

Accounts Receivable

        The Company provides an allowance for doubtful trade receivables equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions and a review of the current status of each customer's trade accounts receivable. The allowance for doubtful trade receivables was $0 at June 30, 2008 and 2009 as well as December 31, 2009.

Inventories

        Inventories consist of alfalfa seed purchased from our growers under year-to-year production contracts as well as packaging materials. Alfalfa inventories are accounted for on a specific lot-by-lot identification basis. Inventories are sold to our customers on the same specific lot-by-lot identification basis.

        Inventories are stated at the lower of cost or market, and the inventory reserve reduces the cost basis of inventory. Inventories are valued as follows: Actual cost is used to value raw materials such as packaging materials, as well as goods in process. Costs for substantially all finished goods, which include the cost of carryover crops from the previous year, are valued at actual cost. Actual cost for finished goods includes plant conditioning and packaging costs, direct labor and raw materials and manufacturing overhead costs based on normal capacity. The Company records abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) as current period charges and allocates fixed production overhead to the costs of finished goods based on the normal capacity of the production facilities.

        Inventory is periodically reviewed to determine if it is marketable, obsolete or impaired. Inventory that is determined to not be marketable is written down to market value. Inventory that is determined to be obsolete or impaired is written off to expense at the time the impairment is identified. The Company sells its inventory to distributors and directly to growers.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Components of inventory are:

	June 30,
			December 31, 2009
	2008	2009
			(Unaudited)
Raw materials and supplies	$89,660	$72,347	$76,943
Work in progress	—	—	—
Finished goods	56,517	1,039,116	4,208,996
Reserve for obsolescence	—	—	—

	$146,177	$1,111,463	$4,285,939

Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. The cost of plant and equipment is depreciated using the straight-line method over the estimated useful life of the asset—periods of approximately 18-28 years for buildings, 3-7 years for machinery and equipment and 3-5 years for vehicles. Long-lived assets are reviewed for impairment whenever in management's judgment conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its fair value or, if fair value is not readily determinable, to an estimated fair value based on discounted cash flows. Fully depreciated assets are retained in property, plant and equipment and accumulated depreciation accounts until they are removed from service. In case of disposals of assets, the assets and related accumulated depreciation are removed from the accounts, and the net amounts after proceeds from disposal are credited or charged to income.

Intangible Assets

        Intangible assets acquired in the business acquisition of S&W Seed Company in 2008 are reported at their initial fair value, which is not updated on a recurring basis. The intangible assets are amortized based on useful lives ranging from 3 - 20 years.

Research and Development Costs

        The Company is engaged in ongoing research and development ("R&D") of proprietary seed varieties. The Company accounts for R&D under standards issued by the FASB. Under these standards, all R&D costs must be charged to expense as incurred. Accordingly, internal R&D costs are expensed as incurred. Third-party R&D costs are expensed when the contracted work has been performed or as milestone results have been achieved. The costs associated with equipment or facilities acquired or constructed for R&D activities that have alternative future uses are capitalized and depreciated on a straight-line basis over the estimated useful life of the asset. The amortization and depreciation for such capitalized assets are charged to R&D expenses.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

        Organized as a limited liability company, the Company is not a taxable entity for income tax purposes. Items of membership income, deductions and credits are allocated among the members for inclusion in their respective income tax returns.

Impairment of Long-Lived Assets

        The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment ("ASC 360-10"). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. The Company performed an annual review for impairment and none existed as of June 30, 2009.

Fair Value of Financial Instruments

        In the first quarter of fiscal year 2009, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10"). ASC 820-10 defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company's consolidated financial position or operations, but does require that the Company disclose assets and liabilities that are recognized and measured at fair value on a non-recurring basis, presented in a three-tier fair value hierarchy, as follows:

  •
  Level 1. Observable inputs such as quoted prices in active markets;

  •
  Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

  •
  Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following presents the gross value of assets that were measured and recognized at fair value on a non-recurring basis at June 27, 2008. The assets presented below were acquired on June 27, 2008 as discussed in Note 3.

  Level 1: none

  Level 2: none

  Level 3:

    •
    Property, plant, and equipment: $2,483,936

    •
    Intangible assets: $734,562

        Effective October 1, 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10") and Accounting Standards Codification subtopic 825-10, Financial Instruments ("ASC 825-10"), which permits entities to choose to measure many financial instruments and certain other items at fair value. Neither of these statements had an impact on the Company's financial position, results of operations or cash flows. The carrying value of cash and cash equivalents, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Recent Accounting Pronouncements

        In December 2007, the FASB amended its existing standards for a parent's noncontrolling interest in a subsidiary and the accounting for future ownership changes with respect to the subsidiary. The new standard defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary that is not attributable, directly or indirectly, to a parent. The new standard requires, among other things, that a noncontrolling interest be clearly identified, labeled and presented in the consolidated balance sheet as equity, but separate from the parent's equity; that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and that if a subsidiary is deconsolidated, the parent measure at fair value any noncontrolling equity investment that the parent retains in the former subsidiary and recognize a gain or loss in net income based on the fair value of the non-controlling equity investment. The Company adopted the new standard effective July 1, 2009, and applied it retrospectively. As a result, the Company reclassified noncontrolling interests from the mezzanine section to equity in the June 30, 2009 and 2008 consolidated balance sheet. Certain reclassifications to the consolidated statements of operations have been made to prior period amounts to conform to the presentation of the current period under the new standard.

        In April 2008, the FASB issued ASC 350-10, "Determination of the Useful Life of Intangible Assets." ASC 350-10 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350-10, "Goodwill and Other Intangible Assets." ASC No. 350-10 is effective for fiscal years beginning after December 15, 2008. The adoption of this ASC did not have a material impact on the Company's consolidated financial statements.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In April 2009, the FASB issued ASC 805-10, "Accounting for Assets Acquired and Liabilities assumed in a Business Combination That Arise from Contingencies—an amendment of FASB Statement No. 141 (Revised December 2007), Business Combinations." ASC 805-10 addresses application issues raised by preparers, auditors and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. ASC 805-10 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. ASC 805-10 will have an impact on the Company's accounting for any future acquisitions and its consolidated financial statements.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events," which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also requires disclosure of the date through which subsequent events are evaluated by management. ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively. Because ASC Topic 855 impacts the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact the Company's consolidated results of operations or financial condition. See Note 10 for disclosures regarding the Company's subsequent events.

        Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 105-10, Generally Accepted Accounting Principles—Overall ("ASC 105-10"). ASC 105-10 establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates ("ASUs"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout these consolidated financials have been updated for the Codification.

        In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. This ASU is effective October 1, 2009. The adoption of this ASU did not impact the Company's consolidated results of operations or financial condition.

        In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, which provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. ASU No. 2009-13 is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on its consolidated results of operations and financial condition.

NOTE 3—BUSINESS COMBINATIONS

        On June 27, 2008, the Company entered into an agreement to purchase general partnership interests of S&W. Under the terms of the agreement, the Company agreed to three separate closing transactions. Each of these closings were considered separate transactions due to each closing transaction being stand alone and not dependent on future closings. Due to the contingent nature of the second and third closing transactions and the Company's determination that neither the financing for the payments required nor the willingness to assume additional general partnership liabilities could be guaranteed beyond a reasonable doubt, the contingent consideration for the second and third acquisitions were not accounted for at the time of the initial acquisition. Instead each acquisition was accounted for upon their respective closing dates.

        On June 27, 2008, the Company acquired a 60% ownership interest in S&W for $2,400,000 in cash plus transaction costs of $7,500. The transaction was negotiated at arm's length and was accounted for as a purchase transaction. As required by the applicable guidance in effect at the time of the acquisition, the Company valued all assets and liabilities acquired at their fair values on the date of acquisition. An independent valuation expert was hired to assist the Company in determining these fair values. Accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 3—BUSINESS COMBINATIONS (Continued)

values at the dates of the acquisition. The fair value of the net assets acquired was in excess of the consideration paid by the Company, resulting in a "bargain purchase". The events and circumstances allowing the Company to acquire S&W at a bargain were related to the timing of the initial acquisition and the positive reputation of the Company's management team. Because the consideration paid is less than the fair value of the assets acquired, the excess fair value over cost is allocated on a pro-rata reduction to the non-current assets acquired.

        The following table summarizes the final allocation of the purchase price:

Current assets	$1,084,992
Property, plant and equipment	2,483,936
Trade name	283,526
Customer relationships	146,416
Technology/IP	300,277
Non-compete	4,343
Assumed liabilities	(295,990)
Non-controlling interest	(1,600,000)

Total purchase price	$2,407,500

        The intangible assets included the fair value of trade name, customer relationships, technology/IP, and non-compete agreements. The useful lives of the acquired intangibles are as follows:

Useful Lives (Years)
Trade name	20
Customer relationships	20
Technology/IP	10
Non-compete	3

        The financial results of the acquired business are included in the Company's consolidated financial statements from date of acquisition. Seed Holding, LLC did not have any operations prior to the acquisition of S&W. Due to the lack of operations in Seed Holding, LLC prior to the acquisition and that the inception date is near the end of the period, period ended 2008 pro-forma information is not presented as it would duplicate the statement of operations presented in these consolidated financial statements.

        Effective December 1, 2009 and December 31, 2009, respectively, the Company entered into two separate amendments to the Purchase of General Partnership Interests among the original general partners of S&W and the Company (the "Sales Agreement"). Amendment Number 1 to the sales agreement, dated December 1, 2009, deferred the date of the second closing (originally, June 30, 2009) and provided for the issuance of promissory notes totalling $600,000 and bearing 4% interest ("Notes") in lieu of the $600,000 cash payment originally contemplated to be paid at the second closing for 15% of the general partnership interests. The Notes are payable on May 1, 2011, but upon the occurrence of certain specified events, the maturity date is accelerated.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 3—BUSINESS COMBINATIONS (Continued)

        In exchange for the Notes, the selling general partners, as parties to Amendment Number 1, collectively transferred to the Company an additional 15% ownership interest in S&W, which resulted in the Company's ownership increasing to 75% at December 1, 2009.

        Amendment Number 2 to the sales agreement, dated effective December 31, 2009, provided for the transfer of a selling general partner's 10% interest in S&W to the Company in exchange for a cash payment of $89,543, a $130,000 4% promissory note and 560 member units in Seed Holding. The promissory note is payable May 1, 2011, but upon the occurrence of certain specified events, the maturity date is accelerated. The cash payment of $89,543 was advanced by Yellowjacket, LP on behalf of the Company and accordingly is shown as due to related parties on the Company's consolidated balance sheets. See Note 9 for further discussion on related party transactions.

        The closing of the transactions contemplated by Amendment Number 1 and Amendment Number 2 to the sales agreement resulted in the Company having acquired an 85% ownership interest in S&W at December 31, 2009.

        The transactions contemplated by the Sales Agreement Amendment Number 1 and Amendment Number 2 were negotiated at arm's length among unrelated parties.

        The Company accounted for the acquisition of the additional non-controlling interests pursuant to FASB Standard ASC 810. The reductions to the carrying amounts of non-controlling interests in connection with the December 2009 acquisitions exceeded the consideration the Company paid. Pursuant to the guidance in ASC 810-45-23, the Company recorded those differences as increases in contributed capital.

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

        Goodwill and other intangible assets consist of the following:

	Balance at July 1, 2007	Additions	Amortization	Balance at June 30, 2008
Trade name	—	$283,526	—	$283,526
Customer relationships	—	146,416	—	146,416
Technology/IP	—	300,277	—	300,277
Non-compete	—	4,343	—	4,343

	$—	$734,562	$—	$734,562

	Balance at July 1, 2008	Additions	Amortization	Balance at June 30, 2009
Trade name	$283,526	$—	$(14,176)	$269,350
Customer relationships	146,416	—	(7,321)	139,095
Technology/IP	300,277	—	(30,028)	270,249
Non-compete	4,343	—	(1,448)	2,895

	$734,562	$—	$(52,973)	$681,589

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

	Balance at July 1, 2009	Additions	Amortization	Balance at December 31, 2009
				(unaudited)
Trade name	$269,350	$—	$(7,086)	$262,264
Customer relationships	139,095	—	(3,660)	135,435
Technology/IP	270,249	—	(15,012)	255,237
Non-compete	2,895	—	(726)	2,169

	$681,589	$—	$(26,484)	$655,105

        Total amortization expense for the other intangible assets for the fiscal years ended June 30, 2008 and 2009 was approximately $0 and $52,973, respectively. Amortization expense totaled $26,484 and $26,484 for the six months ended December 31, 2008 and 2009, respectively.

        Estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

	2010	2011	2012	2013	2014
Amortization expense	$52,973	$52,973	$52,973	$52,973	$52,973

NOTE 5—PROPERTY, PLANT AND EQUIPMENT

        Components of property, plant and equipment were as follows:

	June 30,
			December 31, 2009
	2008	2009
			(Unaudited)
Land and improvements	$145,384	$145,384	$145,384
Buildings and improvements	2,264,841	2,272,777	2,272,777
Machinery and equipment	35,980	118,841	148,477
Vehicles	37,731	159,150	159,150

Total Property, plant and equipment	2,483,936	2,696,152	2,725,788
Less: Accumulated depreciation	—	(159,334)	(251,626)

Property, plant and equipment, net	$2,483,936	$2,536,818	$2,474,162

        Depreciation expense totaled $0 and $159,334 for the years ended June 30, 2008 and 2009, respectively. Depreciation expense totaled $75,949 and $92,292 for the six months ended December 31, 2008 and 2009, respectively.

NOTE 6—SHORT TERM DEBT

        S&W is party to a revolving line of credit with Wells Fargo Bank dated December 26, 2008. S&W is entitled to borrow up to $2,500,000 for working capital purposes beginning December 26, 2008 and

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 6—SHORT TERM DEBT (Continued)

up to and including December 1, 2009. The line of credit can be repaid, in part or in whole, at any time. S&W has the ability to re-borrow, subject to all of the limitations, terms and conditions of the credit agreement. The credit agreement is evidenced by a promissory note dated December 26, 2008. The line of credit is secured by all of S&W's accounts receivable, inventory and general intangibles. Further, the indebtedness is guaranteed by Seed Holding, LLC, Grover T. Wickersham, Yellowjacket, LP and The Paul F. Shoen Revocable Trust. The line of credit agreement requires that S&W comply with various representations and warranties, conditions, affirmative covenants and negative covenants which are normal and customary for this type of credit facility. At June 30, 2009 and December 31, 2009, S&W was in compliance with all of the terms and conditions set forth in the credit agreement. On December 18, 2009, the line of credit maturity date was extended to March 1, 2010. On February 26, 2010, Wells Fargo Bank renewed the line of credit. Under the renewed credit facility, the outstanding principal balance and all accrued and unapid interest is due and payable in full on April 1, 2011.

        Interest charged on the outstanding principal balance of the line of credit is variable and equal to the daily one-month LIBOR (London Interbank Offered Rate) plus 3.00%. Interest incurred on the Wells Fargo Bank line of credit was $11,190 for the period December 26, 2008 through June 30, 2009 and $21,789 for the six months ended December 31, 2009.

        At June 30, 2009 and December 31, 2009, S&W had an aggregate principal amount outstanding of $975,682 and $2,201,486 on the revolving line of credit.

NOTE 7—OWNERS' EQUITY

        Contributed capital during the fiscal year ended June 30, 2008 was $2,400,000. During the fiscal year ended June 30, 2009, there were $664,672 of owners' withdrawals. During the six months ended December 31, 2009, there were $79,614 of owners' withdrawals.

        Effective December 1, 2009 and December 31, 2009, respectively, the Company entered into two separate amendments to the Purchase of General Partnership Interests among the original general partners of S&W and the Company (the "Sales Agreement"). The closing of the transactions contemplated by Amendment Number 1 and Amendment Number 2 to the sales agreement resulted in the Company having acquired an 85% ownership interest in S&W at December 31, 2009. The Company accounted for the acquisition of the additional minority interests pursuant to FASB standard ASC 810. See Note 3 for further discussion.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Contingencies

        The Company is not currently a party to any pending or threatened legal proceedings. Based on information currently available, management is not aware of any matters that would have a material adverse effect on the Company's financial condition, results of operations or cash flows.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 8—COMMITMENTS AND CONTINGENCIES (Continued)

Operating Leases

        Operating lease expenses for the fiscal years ended June 30, 2008 and 2009 were $23,300 and $34,949, respectively. Operating lease expenses for the six months ended December 31, 2008 and 2009 were $11,343 and $11,967, respectively.

        At June 30, 2009, future minimum lease payments under non-cancelable operating leases were as follows:

2010	$21,291
2011	3,479
2012	2,913
2013	1,457
2014	—
Thereafter	—

Total	$29,140

NOTE 9—RELATED PARTY TRANSACTIONS

        Grover T. Wickersham, the Company's Chairman of the Board, also serves as the Chairman of the Board of Triangle T Partners, LLC and is a member of the board of directors of Triangle T Ranch, Inc. (collectively with Triangle T Partners, LLC, "Triangle T"), which owns 100% of Triangle T Partners, LLC. Mr. Wickersham and his family are the majority owners of TTR Holdings, Inc., which owns 100% of Triangle T Ranch.

        Triangle T has been one of the Company's alfalfa seed growers for four years. The Company enters into annual alfalfa seed production contracts with Triangle T on the same commercial terms and conditions as with the other growers with whom the Company contracts for alfalfa seed production. For the fiscal years ended June 30, 2008 and 2009 and six months ended December 31, 2009 the Company purchased from Triangle T $167,459 and $488,949 and $832,486 respectively, for alfalfa seed Triangle T grew and sold to the Company under annual contracts. Mr. Wickersham did not personally receive any funds from these transactions. The Company has contracted with Triangle T to plant 893 acres of various alfalfa seed varieties as part of the Company's calendar 2010 production for which the Company will pay Triangle T the same price the Company has agreed to pay its other growers. Triangle T has also agreed to plant up to 30 acres of proprietary varieties of stevia plantings in 2010. The Company has agreed to reimburse Triangle T for its direct and indirect costs of planting and harvesting stevia plants. Triangle T purchases milled alfalfa seed from the Company to plant alfalfa on its own property for the production of alfalfa hay and to grow alfalfa seed for the Company. The Company sells milled alfalfa seed to Triangle T under the same commercial terms and conditions as other alfalfa seed customers in the San Joaquin Valley. For the fiscal years ended June 30, 2008 and 2009 and six months ended December 31, 2009, the Company sold $140,525, $197,858, and $405,601, respectively, to Triangle T.

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 9—RELATED PARTY TRANSACTIONS (Continued)

        Amounts due from Triangle T totaled $0, $27,820, and $405,601 at June 30, 2008, June 30, 2009 and December 31, 2009, respectively, which are included in accounts receivable on the consolidated balance sheet. Amounts due to Triangle T totaled $0, $0 and $434,506 at June 30, 2008, June 30, 2009 and December 31, 2009, respectively, which are included in accounts payable on the Company's consolidated balance sheets.

        In December 2008, S&W entered into a one-year revolving line of credit arrangement with Wells Fargo Bank, National Association, under the terms of which the Company is allowed to draw down up to $2,500,000 (bearing interest at 3% over the daily one-month LIBOR in effect from time to time), which the Company uses for working capital requirements. In connection with this credit arrangement, Mr. Wickersham, among other parties, executed continuing guaranties of the Company's obligations under the revolving line of credit. Those guaranties remain in full force and effect. See Note 6 for further discussion.

        The $89,543 cash payment, made as part of the consideration for the acquisition of a selling general partner's 10% interest in S&W dated effective December 31, 2009, was advanced by Yellowjacket, LP on behalf of the Company, and accordingly, is shown as due to related parties on the Company's consolidated balance sheets.

        In the normal course of operations, S&W entered into various verbal non-interest bearing revolving loan agreements with the general partners of the S&W, whereby S&W would advance capital to the general partners and in certain instances the general partners would advance capital to S&W. Amounts due from parties totaled $485,523, $63,693 and $63,692 at June 30, 2008, June 30, 2009 and December 31, 2009, respectively. Amounts due to related parties totaled $277,439, $0 and $89,543 at June 30, 2008, June 30, 2009 and December 31, 2009, respectively.

NOTE 10—SUBSEQUENT EVENTS

        On December 18, 2009, the maturity date of line of credit with Wells Fargo Bank was extended to March 1, 2010. On February 26, 2010, Wells Fargo Bank renewed the line of credit. Under the renewed credit facility, the outstanding principal balance and all accrued and unpaid interest is due and payable in full on April 1, 2011.

        Effective January 28, 2010, Triangle T Partners, LLC, purchased 1,984 member units in the Company from the majority member. As a result of this transaction, Triangle T Partners, LLC became the owner of 8% of the Company.

        On January 28, 2010, the members of the Company transferred 100% of their members' interest to S&W Seed Company, a Delaware corporation ("S&W Seed Delaware"), in exchange for 3,000,000 shares of authorized and unissued common stock in a tax-free exchange pursuant to Section 351 of the Internal Revenue Code. As a result, S&W Seed Delaware became the sole member of the Company and became the owner of 85% of S&W. S&W Seed Delaware also assumed the Company's obligations to repay the $600,000 notes when they come due and to purchase the remaining 15% general partnership interest in S&W. The Company will account for the January 2010 exchange transaction in

SEED HOLDING, LLC
a Nevada Limited Liability Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008 and 2009

(Information for the six-month periods ended December 31, 2008 and 2009 is unaudited.)

NOTE 10—SUBSEQUENT EVENTS (Continued)

accordance with standards promulgated by the FASB regarding transactions between entities under common control, ASC 805-50-15. See Note 11 for further discussion.

        On March 1, 2010, the Company granted a total of 375,000 options to purchase Common Stock under its 2009 Equity Incentive Plan. The options are exercisable at $4.00 per share, which the Board of Directors determined to be fair market value of the Company's Common Stock on the date of grant. The options vest in equal quarterly installments, commencing on July 1, 2010 and expire on March 1, 2015.

        Effective March 1, 2010, the Company entered into a Support Services Agreement with Cardiff Partners, LLC, pursuant to which Cardiff Partners has agreed provide Matthew K. Szot to perform the functions of the Company's Vice President of Finance and Chief Financial Officer for a monthly management services fee of $8,000. In addition, Mr. Szot has been granted options to purchase 25,000 shares of Common Stock. The options are exercisable at $4.00 per share, which the Board of Directors determined to be the fair value of the Company's Common Stock on the date of grant. The options vest in equal quarterly installments, commencing on July 1, 2010 and expire on March 1, 2015. The agreement provides that if Mr. Szot performs additional services outside the scope of those set forth in the agreement, that CP will receive an additional fee for such services, which will be articulated in an addendum to the Support Services Agreement. The agreement further provides for reimbursement of reasonable expenses incurred in connection with the performance of the agreement, protection of our confidential information, limitation of CP's liability and indemnification of Mr. Szot under the Company's standard form of indemnification agreement.

        The Company has evaluated subsequent events through the date of issuance of these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management
of S&W Seed Company
Five Points, California

        We have audited the accompanying statements of operations and cash flows of S&W Seed Company (the "Company") for the year ended June 30, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations and cash flows. We believe that our audit of the statements of operations and cash flows provides a reasonable basis for our opinion.

        In our opinion, the statements of operations and cash flows referred to above present fairly, in all material respects, the results of the operations and cash flows of S&W Seed Company for the year ended June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
January 19, 2010

S&W SEED COMPANY
(a California general partnership)

STATEMENTS OF OPERATIONS

Year Ended June 30, 2008
Revenue	$5,098,626
Cost of revenue	3,516,861

Gross Profit	1,581,765
Operating expenses
Selling, general and administrative expenses	440,954
Research and development expenses	39,965
Depreciation and amortization	17,189

Total operating expenses	498,108

Income from operations	1,083,657
Other (income) expense
Interest (income) expense, net	(1,218)
Other (income) expense, net	217

Net income	$1,084,658

See notes to financial statements

S&W SEED COMPANY
(a California general partnership)

STATEMENTS OF CASH FLOWS

Year Ended June 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,084,658
Adjustments to reconcile net income from operating activities to net cash provided by operating activities
Depreciation and amortization	17,189
Changes in:
Accounts receivable	(110,905)
Inventories	272,353
Prepaid expenes and other current assets	(11,408)
Due from related parties	(470,524)
Accounts payable	109,011
Accrued expenses and other current liabilities	8,300

Net cash provided by operating activities	898,674
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(30,975)
Proceeds from disposal of property, plant and equipment	—

Net cash used in investing activities	(30,975)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from partners	991,000
Withdrawals by partners	(2,136,131)
Borrowing (repayments) on revolving credit loan	—
Advances to (repayments) from related parties	277,439

Net cash provided by (used in) financing activities	(867,692)
NET INCREASE OR (DECREASE) IN CASH	7
CASH AND CASH EQUIVALENTS, beginning of the year	—

CASH AND CASH EQUIVALENTS, end of year	$7

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$121
Income taxes	—

See notes to financial statements

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS

June 30, 2008

NOTE 1—BACKGROUND AND ORGANIZATION

Organization

        S&W Seed Company ("Company" or "S&W") was formed as a California general partnership under the laws of the State of California on June 1, 1980.

Business Overview

        Since its establishment, the Company has been principally engaged in breeding, growing, processing and selling agricultural commodities, such as alfalfa seed, and to a lesser extent, wheat and small grains. The Company owns a 40-acre seed cleaning and processing facility located in Five Points, California that the Company has operated since its inception. S&W products are grown under contract by farmers in the San Joaquin Valley of central California. Though the Company's proprietary alfalfa seed varieties have been a mainstay of the business for decades, S&W has in the past derived material revenue from the processing of wheat and other small grains.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are adjusted to reflect actual experience when necessary. Significant estimates and assumptions affect many items in the financial statements. These include allowance for doubtful trade receivables, sales returns and allowances, inventory obsolescence, asset impairments, grower accruals (an estimate of amounts payable to farmers who grow seed for the Company), contingencies and litigation. Significant estimates and assumptions are also used to establish the fair value and useful lives of depreciable tangible and certain intangible assets. Actual results may differ from those estimates and assumptions, and such results may affect income, financial position or cash flows.

Certain Risks and Concentrations

        The Company's revenue is principally derived from the sale of alfalfa seed, the market for which is highly competitive. The Company depends on a core group of significant customers. The Company's top three customers accounted for 58% of its net sales for the fiscal year ended June 30, 2008.

        The Company is also dependent upon a small network of growers of alfalfa seed that together provide all of the seed the Company sells to its customers. Three growers accounted for 58% of the Company's seed requirements for the fiscal year ended June 30, 2008.

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

        The Company derives its revenue from sales of alfalfa seed and milling services. Revenue from seed sales is recognized when risk and title to the product is transferred to the customer, which usually occurs at the time shipment is made from the Company's facilities. Substantially all the Company's products are sold F.O.B. mill. When the right of return exists in the Company's seed business, sales revenue is reduced at the time of sale to reflect expected returns. In order to estimate the expected returns, management analyzes historical returns, economic trends, market conditions and changes in customer demand.

        There are several additional conditions for recognition of revenue, including the requirements that the collection of sales proceeds must be reasonably assured based on historical experience and current market conditions, the sales price is fixed and determinable and that there must be no further performance obligations under the sale.

Shipping and Handling Costs

        The Company records purchasing and receiving costs, inspection costs and warehousing costs in cost of goods sold.

Cash and Cash Equivalents

        For financial statement presentation purposes, the Company considers time deposits, certificates of deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

        The Company maintains cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $250,000. Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk.

Accounts Receivable

        The Company provides an allowance for doubtful trade receivables equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions and a review of the current status of each customer's trade accounts receivable.

Inventories

        Inventories consist of alfalfa seed purchased from our growers under year-to-year production contracts as well as packaging materials. Alfalfa inventories are accounted for on a specific lot-by-lot identification basis. Inventories are sold to our customers on the same specific lot-by-lot identification basis.

        Inventories are stated at the lower of cost or market, and the inventory reserve reduces the cost basis of inventory. Inventories are valued as follows: Actual cost is used to value raw materials such as packaging materials, as well as goods in process. Costs for substantially all finished goods, which

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

include the cost of carryover crops from the previous year, are valued at actual cost. Actual cost for finished goods includes plant conditioning and packaging costs, direct labor and raw materials and manufacturing overhead costs based on normal capacity. The Company records abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) as current period charges and allocates fixed production overhead to the costs of finished goods based on the normal capacity of the production facilities.

        Inventory is periodically reviewed to determine if it is marketable, obsolete or impaired. Inventory that is determined to not be marketable is written down to market value. Inventory that is determined to be obsolete or impaired is written off to expense at the time the impairment is identified. The Company sells its inventory to distributors and directly to growers.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. The cost of plant and equipment is depreciated using the straight-line method over the estimated useful life of the asset—periods of approximately 18-28 years for buildings, 3-7 years for machinery and equipment and 3-5 years for vehicles. Long-lived assets are reviewed for impairment whenever in management's judgment conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its fair value or, if fair value is not readily determinable, to an estimated fair value based on discounted cash flows. Fully depreciated assets are retained in property, plant and equipment and accumulated depreciation accounts until they are removed from service. In case of disposals of assets, the assets and related accumulated depreciation are removed from the accounts, and the net amounts after proceeds from disposal are credited or charged to income.

Research and Development Costs

        The Company is engaged in ongoing research and development ("R&D") of proprietary seed varieties. The Company accounts for R&D under standards issued by the FASB. Under these standards, all R&D costs must be charged to expense as incurred. Accordingly, internal R&D costs are expensed as incurred. Third-party R&D costs are expensed when the contracted work has been performed or as milestone results have been achieved. The costs associated with equipment or facilities acquired or constructed for R&D activities that have alternative future uses are capitalized and depreciated on a straight-line basis over the estimated useful life of the asset. The amortization and depreciation for such capitalized assets are charged to R&D expenses.

Income Taxes

        Organized as a California general partnership, the Company is not a taxable entity for income tax purposes. Items of partnership income, deductions and credits are allocated among the partners for inclusion in their respective income tax returns.

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

        The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment ("ASC 360-10"). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Fair Value of Financial Instruments

        In the first quarter of fiscal year 2009, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10"). ASC 820-10 defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company's financial position or operations.

        Effective October 1, 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10") and Accounting Standards Codification subtopic 825-10, Financial Instruments ("ASC 825-10"), which permits entities to choose to measure many financial instruments and certain other items at fair value. Neither of these statements had an impact on the Company's financial position, results of operations or cash flows.

Recent Accounting Pronouncements

        In April 2008, the FASB issued ASC 350-10, "Determination of the Useful Life of Intangible Assets." ASC 350-10 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350-10, "Goodwill and Other Intangible Assets." ASC No. 350-10 is effective for fiscal years beginning after December 15, 2008. The adoption of this ASC did not have a material impact on the Company's financial statements.

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In April 2009, the FASB issued ASC 805-10, "Accounting for Assets Acquired and Liabilities assumed in a Business Combination That Arise from Contingencies—an amendment of FASB Statement No. 141 (Revised December 2007), Business Combinations." ASC 805-10 addresses application issues raised by preparers, auditors and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. ASC 805-10 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. ASC 805-10 will have an impact on the Company's accounting for any future acquisitions and its financial statements.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events," which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also requires disclosure of the date through which subsequent events are evaluated by management. ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively. Because ASC Topic 855 impacts the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact the Company's results of operations or financial condition. See Note 10 for disclosures regarding the Company's subsequent events.

        Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 105-10, Generally Accepted Accounting Principles—Overall ("ASC 105-10"). ASC 105-10 establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates ("ASUs"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout these financials have been updated for the Codification.

        In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company's results of operations or financial condition.

        In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, which provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. ASU No. 2009-13 is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on its results of operations and financial condition.

NOTE 3—PROPERTY, PLANT AND EQUIPMENT

        Depreciation expense totaled $17,189 for the year ended June 30, 2008.

NOTE 4—PARTNERS' EQUITY

        During the fiscal year ended June 30, 2008, there were $2,136,131 of partners' withdrawals and $991,000 of partners' contributions.

NOTE 5—COMMITMENTS AND CONTINGENCIES

Contingencies

        The Company is not currently a party to any pending or threatened legal proceedings. Based on information currently available, management is not aware of any matters that would have a material adverse effect on the Company's financial condition, results of operation s or cash flows.

S&W SEED COMPANY
a California general partnership

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2008

NOTE 5—COMMITMENTS AND CONTINGENCIES (Continued)

Operating Leases

        Operating lease expenses for the fiscal year ended June 30, 2008 were $23,300.

NOTE 6—RELATED PARTY TRANSACTIONS

        Grover T. Wickersham, the Company's Chairman of the Board, also serves as the Chairman of the Board of Triangle T Partners, LLC and is a member of the board of directors of Triangle T Ranch, Inc. (collectively with Triangle T Partners, LLC, "Triangle T"), which owns 100% of Triangle T Partners, LLC. Mr. Wickersham and his family are the majority owners of TTR Holdings, Inc., which owns 100% of Triangle T Ranch.

        Triangle T has been one of the Company's alfalfa seed growers for four years. The Company enters into annual alfalfa seed production contracts with Triangle T on the same commercial terms and conditions as with the other growers with whom the Company contracts for alfalfa seed production. For the fiscal year ended June 30, 2008, the Company purchased from Triangle T $167,459 for alfalfa seed Triangle T grew and sold to the Company under annual contracts. Mr. Wickersham did not personally receive any funds from these transactions. The Company has contracted with Triangle T to plant 893 acres of various alfalfa seed varieties as part of the Company's calendar 2010 production for which the Company will pay Triangle T the same price the Company has agreed to pay its other growers. Triangle T has also agreed to plant up to 30 acres of proprietary varieties of stevia plantings in 2010. The Company has agreed to reimburse Triangle T for its direct and indirect costs of planting and harvesting stevia plants.

        Triangle T purchases milled alfalfa seed from the Company to plant alfalfa on its own property for the production of alfalfa hay and to grow alfalfa seed for the Company. The Company sells milled alfalfa seed to Triangle T under the same commercial terms and conditions as other alfalfa seed customers in the San Joaquin Valley. For the fiscal year ended June 30, 2008, the Company sold $140,525 to Triangle T.

        In the normal course of operations, S&W entered into various verbal non-interest bearing revolving loan agreements with the general partners of the S&W, whereby S&W would advance capital to the general partners and in certain instances the general partners would advance capital to S&W.

NOTE 7—SUBSEQUENT EVENTS

        The Company has evaluated subsequent events through the date of issuance of these financial statements.

1,360,000 Units

PROSPECTUS

Paulson Investment Company, Inc.	Feltl and Company

            , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth an itemization of all expenses we will pay in connection with the issuance and distribution of the securities being registered, other than the underwriters' non-accountable expense allowance. Except for the SEC registration fee and FINRA filing fee, the amounts listed below are estimates:

Nature of Expense	Amount
SEC registration fee	$3,878
FINRA filing fee	5,939
NASDAQ Capital Market listing fee	50,000
Accounting fees and expenses	90,000	*
Legal fees and expenses	350,000	*
Printing and related expenses	130,000	*
Transfer agent and warrant agent fees and expenses	14,000	*
Miscellaneous expenses	31,183	*

Total	$675,000	*

*
Estimated

Item 14.    Indemnification of Directors and Officers

        The General Corporation Law of the State of Delaware (the "General Corporation Law") provides for the indemnification of directors, officers, employees and other agents of the corporation under certain circumstances as set forth in section 145. Section 145 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

        Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

        If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

        If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred in connection with the defense and settlement of the suit, upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its stockholders.

Item 15.    Sales of Unregistered Securities

        The registrant has issued without registration the following securities since its inception on October 2, 2009:

        In January 2010, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, the registrant issued 2,691,000 shares of common stock to Yellowjacket, LP, a Nevada limited partnership, 240,000 to Triangle T Partners, LLC, a California limited liability company, and 69,000 shares of common stock to Donald W. McCollister in a reorganization under Section 351 of the Internal Revenue Code. These shares were issued to the former members of Seed Holding LLC, a Nevada limited liability company, in consideration for the exchange of their membership interests in Seed Holding (representing 100% of the membership interests therein). Seed Holding is now the registrant's wholly owned subsidiary and currently owns an 85% interest in S&W Seed Company, a California general partnership (the "Partnership"). Seed Holding will acquire the remaining 15% aggregate partnership interest upon payment of $600,000, which will be payable out of the net proceeds of this offering. The Section 4(2) exemption was predicated on the fact that the sale was made to three sophisticated investors who were familiar with the business of the registrant and who had access to business and financial information about the registrant. Yellowjacket, LP and Triangle T Partners are accredited investors by virtue of the amount of assets on their respective balance sheets; and McCollister was a general partner of the Partnership for almost 30 years. Appropriate legends were placed on the share certificates.

        In March 2010, the registrant granted options to purchase 375,000 shares of its common stock to its employees, directors, consultants and other service providers pursuant to its 2009 Equity Incentive Plan, all of which are exercisable at $4.00 per share and expire five years from the date of grant. The options were granted in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The optionees represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement
1.1.b	*	Exhibit B to Underwriting Agreement: Lock-up Agreement
3.1	*	Registrant's Certificate of Incorporation
3.2	*	Registrant's By-laws
3.2.1	*	Amendment No. 1 to By-laws
3.3	*	Purchase and Assignment of Membership Interests, Assumption of Obligations, Agreement to be Bound by Limited Liability Company Agreement and Admission of Substituted Member, dated January 28, 2010
3.4.1	*	Amended and Restated Operating Agreement of Seed Holding, LLC, effective as of December 31, 2009
3.4.2	*	Amendment No. 1 to Amended and Restated Operating Agreement of Seed Holding, LLC, effective as of January 28, 2010
4.1	*	Form of Common Stock Certificate
4.2	*	Form of Unit Certificate
4.3		Form of Class A Warrant Certificate
4.4		Form of Class B Warrant Certificate
4.5	*	Form of Warrant Agreement
4.6	*	Form of Representative's Warrant
5.1		Opinion of Wickersham & Murphy, a Professional Corporation
10.1	*	S&W Seed Company 2009 Equity Incentive Plan and forms of stock option agreements
10.2	*	Form of Indemnification Agreement
10.3	*	Credit Agreement between S&W Seed Company, a California general partnership, and Wells Fargo Bank, N.A., dated December 26, 2008

10.4	*(1)	Revolving Line of Credit Note from S&W Seed Company, a California general partnership, to Wells Fargo Bank, dated December 26, 2008 (superseded by Exhibit 10.12)

10.5	*(1)	Continuing Security Agreement—Rights to Payment and Inventory in favor of Wells Fargo Bank

10.6	*(1)	Continuing Guaranty of Grover T. Wickersham in favor of Wells Fargo Bank

10.7	*(1)	Continuing Guaranty of The Paul F. Shoen Revocable Trust in favor of Wells Fargo Bank

10.8	*(1)	Continuing Guaranty of the Registrant in favor of Wells Fargo Bank

10.9	*(1)	Continuing Guaranty of Yellowjacket, LP in favor of Wells Fargo Bank

10.10	*	Ancillary instruments delivered to Wells Fargo Bank, N.A. in connection with the December 26, 2008 Line of Credit

10.11	*	First Amendment to Credit Agreement between S&W Seed Company, a California general partnership, and Wells Fargo Bank, National Association, dated as of February 26, 2010

Exhibit No.		Description
10.12	*	Revolving Line of Credit Note from S&W Seed Company, a California general partnership, dated February 26, 2010 (supersedes Exhibit 10.4)

10.13	*	IPO Services Agreement between the Registrant and Cardiff Partners, LLC, dated as of January 1, 2010

10.14	*	Support Services Agreement between the Registrant and Cardiff Partners, LLC, dated as of March 1, 2010

10.15	*	Client Service Agreement dated as of January 26, 2010 between the Registrant and PR Financial Marketing, LLC
10.16	*(1)	Further Ancillary instruments delivered to Wells Fargo Bank, N.A. in connection with the December 28, 2008 Line of Credit
10.17		Annual Production Contracts between S&W Seed Company, a general partnership, and each of its major growers (Double L Ranch, Triangle T Ranch and WC Davis Farms) for the 2009 and 2010 growing seasons
21.1	*	Subsidiaries of the Registrant
23.1		Consent of Wickersham & Murphy, a Professional Corporation (included in Exhibit 5.1)
23.2		Consent of M&K CPAS, PLLC, Independent Registered Public Accounting Firm
24.1	*	Power of Attorney (included on Page II-6 of the orginal filing of this registration statement, filed January 29, 2010)

*
Previously filed.

(1)
Executed in connection with the Credit Agreement (Exhibit 10.3).

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2)   To provide to the underwriters at the closing specified in the Underwriting Agreement, Certificates in such denominations and registered in such names, as required by the underwriter to permit prompt delivery to each purchaser.

          (3)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   For the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (4)   To provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names, as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Five Points, State of California, on the 12th day of April, 2010.

S&W SEED COMPANY
By:	/s/ MARK S. GREWAL Mark S. Grewal President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK S. GREWAL Mark S. Grewal	President, Chief Executive Officer and Director (Principal Executive Officer)	April 12, 2010
/s/ MATTHEW K. SZOT Matthew K. Szot	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 12, 2010
/s/ GROVER T. WICKERSHAM Grover T. Wickersham	Chairman of the Board	April 12, 2010
* Michael C. Culhane	Director	April 12, 2010
* Michael M. Fleming	Director	April 12, 2010
* Michael N. Nordstrom	Director	April 12, 2010

*By:	/s/ MARK S. GREWAL Mark S. Grewal Attorney-in-fact	April 12, 2010

Index To Exhibits

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement
1.1.b	*	Exhibit B to Underwriting Agreement: Lock-up Agreement
3.1	*	Registrant's Certificate of Incorporation
3.2	*	Registrant's By-laws
3.2.1	*	Amendment No. 1 to By-laws
3.3	*	Purchase and Assignment of Membership Interests, Assumption of Obligations, Agreement to be Bound by Limited Liability Company Agreement and Admission of Substituted Member, dated January 28, 2010
3.4.1	*	Amended and Restated Operating Agreement of Seed Holding, LLC, effective as of December 31, 2009
3.4.2	*	Amendment No. 1 to Amended and Restated Operating Agreement of Seed Holding, LLC, effective as of January 28, 2010
4.1	*	Form of Common Stock Certificate
4.2	*	Form of Unit Certificate
4.3		Form of Class A Warrant Certificate
4.4		Form of Class B Warrant Certificate
4.5	*	Form of Warrant Agreement
4.6	*	Form of Representative's Warrant
5.1		Opinion of Wickersham & Murphy, a Professional Corporation
10.1	*	S&W Seed Company 2009 Equity Incentive Plan and forms of stock option agreements
10.2	*	Form of Indemnification Agreement
10.3	*	Credit Agreement between S&W Seed Company, a California general partnership, and Wells Fargo Bank, N.A., dated December 26, 2008

10.4	*(1)	Revolving Line of Credit Note from S&W Seed Company, a California general partnership, to Wells Fargo Bank, dated December 26, 2008 (superseded by Exhibit 10.12)

10.5	*(1)	Continuing Security Agreement—Rights to Payment and Inventory in favor of Wells Fargo Bank

10.6	*(1)	Continuing Guaranty of Grover T. Wickersham in favor of Wells Fargo Bank

10.7	*(1)	Continuing Guaranty of The Paul F. Shoen Revocable Trust in favor of Wells Fargo Bank

10.8	*(1)	Continuing Guaranty of the Registrant in favor of Wells Fargo Bank

10.9	*(1)	Continuing Guaranty of Yellowjacket, LP in favor of Wells Fargo Bank

10.10	*	Ancillary instruments delivered to Wells Fargo Bank, N.A. in connection with the December 26, 2008 Line of Credit

10.11	*	First Amendment to Credit Agreement between S&W Seed Company, a California general partnership, and Wells Fargo Bank, National Association, dated as of February 26, 2010

Exhibit No.		Description
10.12	*	Revolving Line of Credit Note from S&W Seed Company, a California general partnership, dated February 26, 2010 (supersedes Exhibit 10.4)

10.13	*	IPO Services Agreement between the Registrant and Cardiff Partners, LLC, dated as of January 1, 2010

10.14	*	Support Services Agreement between the Registrant and Cardiff Partners, LLC, dated as of March 1, 2010

10.15	*	Client Service Agreement dated as of January 26, 2010 between the Registrant and PR Financial Marketing, LLC
10.16	*(1)	Further Ancillary instruments delivered to Wells Fargo Bank, N.A. in connection with the December 28, 2008 Line of Credit
10.17		Annual Production Contracts between S&W Seed Company, a general partnership, and each of its major growers (Double L Ranch, Triangle T Ranch and WC Davis Farms) for the 2009 and 2010 growing seasons
21.1	*	Subsidiaries of the Registrant
23.1		Consent of Wickersham & Murphy, a Professional Corporation (included in Exhibit 5.1)
23.2		Consent of M&K CPAS, PLLC, Independent Registered Public Accounting Firm
24.1	*	Power of Attorney (included on Page II-6 of the orginal filing of this registration statement, filed January 29, 2010)

*
Previously filed.

(1)
Executed in connection with the Credit Agreement (Exhibit 10.3).